Exhibit 10.9

• 1545 PARK AVENUE •

• EMERYVILLE, CALIFORNIA •

• NET LEASE •

BASIC LEASE INFORMATION

Date of Lease:	January 22, 2021

Landlord:	EPL HALLECK INVESTORS LLC, a California limited liability company

Landlord’s Notice Address:	EPL Halleck Investors LLC c/o Ellis Partners LLC 111 Sutter Street, Suite 800 San Francisco, CA 94104 Attn: James F. Ellis E-mail: Telephone:

Tenant:	METAGENOMI, INC., a Delaware corporation

Tenant’s Notice Address:

Prior to the Rent Commencement Date (as defined herein):

5980 Horton Street

Emeryville, CA 94608

Attn: Brian Thomas

After the Rent Commencement Date:

1545 Park Avenue

Emeryville, California 94608

Attn: Brian Thomas

E-mail:

Telephone:

with a copy to (except for notices to access the Leased Premises):

Dalsin Law

1630 N. Main Street, No. 221

Walnut Creek, CA 94596

Attn: Ann Dalsin

E-mail:

Telephone:

i

Building:	The building whose address is 1545 Park Avenue, Emeryville, California.

Leased Premises:	Approximately 23,851 rentable square feet consisting of the entire Building (as defined herein). The Leased Premises (as defined herein) contains the following: (i) approximately 22,519 rentable square feet of office and R&D space (the “Office Premises”) and (ii) approximately 1,332 rentable square feet of a roof deck (the “Roof Deck Premises”), all as approximately shown on the floor plan attached hereto as Exhibit A-1.

Rentable Area:

Leased Premises:	Approximately 23,851 rentable square feet.

Building:	Approximately 23,851 rentable square feet.

Term Commencement Date (and Rent Commencement Date):	The later of (i) February 1, 2021, or (ii) the earlier of (x) the date that the punchlist items set forth in Schedule 2.20 are substantially complete, or (y) the date that a temporary or permanent certificate of occupancy or its equivalent has been obtained from the City of Emeryville.

Term Expiration Date:	The last day of the one hundred twentieth (120th) full calendar month after the Term Commencement Date (meaning if the Term Commencement Date shall occur on a date other than the first day of a calendar month, the Term shall be one hundred twenty (120) full calendar months plus a partial month).

Option to Extend:	Number of Extension Periods: One (1)

Years per Extension Period: Five (5)

Base Rent:	Rent Commencement Date through the last day of the 12th full calendar month after the Rent Commencement Date = $149,068.75 per month.

Notwithstanding the foregoing, provided that no event of default beyond any applicable cure period is occurring, Base Rent shall be abated for the first fifty-seven (57) days after the Rent Commencement Date (the “Base Rent Abatement Period”) (the collective Base Rent abatement during the Base Rent Abatement Period is equivalent to $279,350.75).

Month 13 through Month 24 = $153,540.81 per month.

Month 25 through Month 36 = $158,147.04 per month.

Month 37 through Month 48 = $162,891.45 per month.

Month 49 through Month 60 = $167,778.19 per month.

Month 61 through Month 72 = $172,811.54 per month.

Month 73 through Month 84 = $177,995.88 per month.

Month 85 through Month 96 = $183,335.76 per month.

Month 97 through Month 108 = $188,835.83 per month.

Month 109 through the Term Expiration Date = $194,500.91 per month.

Tenant’s Proportionate Share:	100% of the Building.

Landlord estimates that Tenant’s Proportionate Share of Basic Operating Costs will be approximately $1.57 per rentable square foot per month for the initial year of the Term.

The foregoing amount does not include HVAC Maintenance [as defined in Section 5.4(b)], Elevator Maintenance [as defined in Section 5.4(c)], and fire/life safety monitoring of the Building, which costs shall be paid by Tenant to Landlord as set forth in the Lease.

Landlord does not represent, warrant or guarantee to Tenant that Tenant’s Proportionate Share of Operating Costs will be the above-stated amount during the term of the Lease. Landlord’s estimate is merely intended to be Landlord’s reasonable estimate, based upon information presently available to Landlord. Tenant acknowledges and agrees to the foregoing limitation with respect to Landlord’s estimate.

Utilities, Janitorial, and Refuse Removal:	In addition to payment of Tenant’s Proportionate Share of Basic Operating Costs, HVAC Maintenance, Elevator Maintenance, and fire/life safety monitoring of the Building and other expenses, Tenant shall be responsible for, among other things, the payment of all separately- metered utilities for the Leased Premises, janitorial services for the Leased Premises, and refuse removal for the Leased Premises.

Parking Spaces:	Tenant shall have the use of all parking spaces on the Project at no cost for the initial Term and the Option Term (as defined in Section 8.1).

Security Deposit:	$3,300,000.00, which shall be provided in the form of a letter of credit (amount is subject to reduction; see Section 5.14).

Guarantor:	None

Landlord’s Broker:	None

Tenant’s Broker:	Kidder Matthews

EXHIBITS:

Exhibit A-1	-	Floor Plan of the Leased Premises
Exhibit A-2	-	Legal Description of Project
Exhibit B	-	Landlord Improvements and Tenant’s Work
Exhibit B-1	-	Base Building Upgrades
Exhibit C	-	Confirmation of Term of Lease
Exhibit D	-	Building Rules and Regulations
Exhibit E	-	Asbestos Notification
Exhibit F	-	Hazardous Materials Questionnaire

SCHEDULES

Schedule 1.20	-	Form of Letter of Credit
Schedule 2.20	-	List of Punchlist Items

The foregoing BASIC LEASE INFORMATION is incorporated herein and made a part of the LEASE to which it is attached. If there is any conflict between the BASIC LEASE INFORMATION and the LEASE, the BASIC LEASE INFORMATION shall control.

v

NET LEASE

THIS NET LEASE (this “Lease”) is made as of the date specified in the BASIC LEASE INFORMATION sheet, by and between the landlord specified in the BASIC LEASE INFORMATION sheet (“Landlord”) and the tenant specified in the BASIC LEASE INFORMATION sheet (“Tenant”).

Article I

Definitions

1.1 Definitions: Terms used herein shall have the following meanings:

1.2 “Additional Rent” shall mean all monetary obligations of Tenant under this Lease other than the obligation for payment of Net Rent.

1.3 Intentionally deleted.

1.4 “Base Rent” shall mean the minimum monthly rental amounts set forth in the Basic Lease Information due from time to time as rental for the Leased Premises.

1.5 Intentionally deleted.

1.6 “Basic Operating Costs” shall have the meaning given in Section 3.5.

1.7 “Building” shall mean the building and other improvements associated therewith identified on the Basic Lease Information sheet.

1.8 “Building Standard Improvements” shall mean the standard materials ordinarily used by Landlord in the improvement of the Building and leased premises within the Building.

1.9 Intentionally Omitted.

1.10 “Computation Year” shall mean a fiscal year consisting of the calendar year commencing January 1st of each year during the Term and continuing through the Term with a short or stub fiscal year in (i) the period between the Rent Commencement Date and December 31 of such year and (ii) any partial year in which the Lease expires or is terminated for the period between January 1 of such year and the date of lease termination or expiration.

1.11 Intentionally deleted.

1.12 “Landlord’s Broker” shall mean the individual or corporate broker identified on the Basic Lease Information sheet as the broker for Landlord.

1.13 Intentionally deleted.

1.14 “Leased Premises” shall mean the floor area more particularly shown on the floor plan attached hereto as Exhibit A-1, containing the Rentable Area (as such term is defined in Section 1.19 below) specified on the Basic Lease Information sheet.

1.15 “Net Rent” shall mean the total of Base Rent and Tenant’s Proportionate Share of Basic Operating Costs calculated in accordance with Section 3.4.

1.16 “Permitted Use” for the Office Premises shall mean general office and administrative use, and other ancillary uses, all legally permitted functions of a life science or research and development company, including, without limitation, chemistry labs, biology labs, protein production, pilot plant, and related or ancillary uses, and warehouse use, and ancillary uses. Except as set forth above or approved by Landlord, the Leased Premises shall not be used for any other purpose.

1.17 “Project” shall mean the Building, adjoining parking areas, and the real property on which the Building and the parking are located. The Project is located on a legal parcel of land described on Exhibit A-2.

1.18 “Rent” shall mean Net Rent plus Additional Rent.

1.19 “Rentable Area” shall mean the area or areas of space in the Building/Leased Premises as calculated in accordance with BOMA 2017 office standard measurement methods. The Rentable Area of the Building/Leased Premises shall not be subject to re-measurement or modification during the Term of this Lease.

1.20 “Security Deposit” shall mean the amount specified on the Basic Lease Information sheet to be delivered by Tenant to Landlord in the form of a clean and irrevocable letter of credit, substantially in the form attached hereto as Schedule 1.20 and held and applied pursuant to Section 5.14.

1.21 Intentionally deleted.

1.22 Intentionally deleted.

1.23 Intentionally deleted.

1.24 “Tenant’s Broker” shall mean the individual or corporate broker identified on the Basic Lease Information sheet as the broker for Tenant.

1.25 Intentionally deleted.

1.26 “Tenant’s Proportionate Share” is specified on the Basic Lease Information sheet and is based on the percentage which the Rentable Area of the Leased Premises bears to the total Rentable Area of the Building.

1.27 “Term” shall mean the period commencing with the Term Commencement Date and ending at midnight on the Term Expiration Date.

1.28 “Term Commencement Date” shall be the date set forth on the Basic Lease Information sheet.

1.29 “Term Expiration Date” shall be the date set forth on the Basic Lease Information sheet, unless sooner terminated pursuant to the terms of this Lease or unless extended pursuant to the provisions of Section 8.1.

1.30 Other Terms. Other terms used in this Lease and on the Basic Lease Information sheet shall have the meanings given to them herein and thereon.

Article II

Leased Premises

2.1 Lease. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Leased Premises upon all of the terms, covenants and conditions set forth in this Lease.

2.2 Current Tenant; Acceptance of Leased Premises.

(a) Tenant acknowledges that (i) Perfect Day, Inc., a Delaware corporation, is the current tenant of the Leased Premises (the “Current Tenant”) under that certain Net Lease Agreement dated as of June 26, 2019, between Current and Landlord, as amended by that certain First Amendment to Net Lease dated as of August 1, 2019 (the “First Amendment”), by that certain Second Amendment to Net Lease dated as of February 24, 2020 (the “Second Amendment”), and by that certain Third Amendment to Net Lease dated as of September 21, 2020 (the “Third Amendment”) (as so amended, the “PD Lease”). Current Tenant performed substantial improvements to the Building (the “PD Tenant Improvements”), and (ii) concurrently with Current Tenant’s performance of the PD Tenant Improvements, Landlord performed numerous upgrades to the Building (the “Base Building Upgrades”) as set forth in Exhibit B-1.

(b) Tenant acknowledges that (a) it has satisfied itself with respect to the condition of the Leased Premises (including, without limitation, the PD Tenant Improvements, the Base Building Upgrades, HVAC, electrical, plumbing and other mechanical installations, fire sprinkler systems, security, environmental aspects, and compliance with applicable laws, ordinances, rules and regulations) and the present and future suitability of the Leased Premises for Tenant’s intended use; (b) Tenant has made such inspection and investigation as it deems necessary with reference to such matters and assumes all responsibility therefor as the same relate to Tenant’s occupancy of the Leased Premises for the Term of this Lease; and (c) neither Landlord nor any of Landlord’s agents has made any oral or written representations or warranties with respect to the condition, suitability or fitness of the Leased Premises other than as may be specifically set forth in this Lease. Tenant accepts the Leased Premises in its AS IS condition existing on the date Tenant executes this Lease, subject to all matters of record and applicable laws, ordinances, rules and regulations. Tenant acknowledges that neither Landlord nor any of Landlord’s agents has agreed to undertake any alterations or additions or to perform any maintenance or repair of the Leased Premises except for the routine maintenance specified herein and except as may be expressly set forth herein and in Exhibit B. If Landlord, for any reason whatsoever, cannot deliver possession of the Leased Premises to Tenant on the Term Commencement Date in the condition specified in this Section 2.2, Landlord shall neither be subject to any liability nor shall the validity of this Lease be affected; provided, the Term and the obligation to pay Net Rent shall commence on the date possession is actually tendered to Tenant and the Term Expiration Date shall be extended commensurately and Tenant shall not have any obligation to perform the covenants or observe the conditions herein contained until the Leased Premises have been so delivered. When the Term Commencement Date, the Rent Commencement Date, and the Term Expiration Date have been ascertained, the parties shall promptly execute a Confirmation of Term of Lease substantially in the form attached as Exhibit C. Tenant shall execute and return such Confirmation of Term of Lease to Landlord within fifteen (15) days after Tenant’s receipt thereof. If Tenant fails to execute and return (or reasonably object in writing to) the Confirmation of Term of Lease within fifteen (15) days after receiving it, Tenant shall be deemed to have executed and returned it without exception. Notwithstanding anything to the contrary set forth herein, except to the extent caused by Tenant and excluding the PD Tenant Improvements, the base Building electrical, heating, ventilation and air conditioning systems, mechanical systems, plumbing systems, and fire sprinkler, fire alarm monitoring and smoke detector systems and the Building roof, curtain wall, and envelope shall be in good working order and leak-free as of the Rent Commencement Date. If the foregoing are not in good and working order as provide above, Landlord shall be responsible for repairing or restoring same at its sole cost and expense promptly, provided that Tenant has delivered written notice thereof to Landlord. In addition, Landlord represents and warrants to Tenant that the Base Building Upgrades were performed substantially in accordance with the plans submitted to and the permit issued by the City of Emeryville.

(c) Landlord shall use good faith and diligent efforts to cause the contractor that constructed and performed the PD Tenant Improvements to assign to Landlord and/or Tenant all warranties, rights and remedies provided to the Current Tenant under the construction contract between the contractor and the Current Tenant relating to construction defects and similar claims, and Landlord shall use good faith and diligent efforts to enforce any such warranties, rights and remedies.

2.3 Intentionally Omitted.

2.4 Reservation of Rights. Landlord reserves the right from time to time, to install, use, maintain, repair, relocate and/or replace pipes, conduits, wires and equipment within and around the Building and the Project and to do and perform such other acts and make such other changes, additions, improvements, repairs and/or alterations in, to or with respect to the Building and the Project (including without limitation with respect to the driveways, parking areas, walkways and entrances to the Project) as Landlord may, in the exercise of sound business judgment, deem to be appropriate (“Landlord Alterations”); provided, however that Landlord shall give Tenant written notice at least ten (10) business days prior to the commencement of any Landlord Alterations and Landlord shall not unreasonably interfere with Tenant’s access, use and enjoyment of the Leased Premises, Building or Top Roof Deck. Notwithstanding the foregoing, any Landlord Alterations that would materially impact Tenant’s access, use and enjoyment of the Leased Premises, the Building or the Building Top Roof Deck shall require Tenant’s written approval, in its sole and absolute discretion; however, any Landlord Alterations that are necessitated to comply with laws or to maintain or repair the Building or the Project as required of Landlord under this Lease shall not require Tenant’s consent.

2.5 Roof Deck Premises. Tenant shall have exclusive access and use of the Building Top Roof Deck, subject to Landlord’s right of entry as set forth in Section 5.11 below. Tenant’s planned uses of the Building Top Roof Deck are subject to Tenant obtaining all necessary governmental approvals and permits, if any, as well as Landlord’s prior written approval, which approval shall not be unreasonably withheld. Tenant shall maintain the Building Top Roof Deck in a clean, attractive and orderly condition and Tenant shall not commit any waste in or upon the Building Top Roof Deck.

Article III

Term, Use and Rent

3.1 Term. Except as otherwise provided in this Lease, the Term shall commence upon the Term Commencement Date, and unless sooner terminated, shall end on the Term Expiration Date. Subject to Landlord’s reasonable security precautions and factors beyond the reasonable control of Landlord, Tenant shall have access to the Leased Premises twenty-four (24) hours per day, seven (7) days per week, and fifty-two (52) weeks per year. Any entry and possession of the Leased Premises by Tenant prior to the Term Commencement Date shall be on all terms and conditions of the Lease, except that the obligation to pay Base Rent and Tenant’s Proportionate Share of Basic Operating Costs shall commence on the Rent Commencement Date.

3.2 Use of the Office Premises. Tenant shall use the Office Premises solely for the Permitted Use and for no other use or purpose. Tenant shall not commit waste, overload the Building’s structure or the Building’s systems or subject the Leased Premises to any use that would materially damage the Leased Premises, normal wear and tear excepted. Tenant shall maintain a ratio of not more than one Occupant (defined as employees and contractors of Tenant working at the Office Premises) for each two hundred fifty (250) rentable square feet of the Office Premises. Tenant acknowledges that increased numbers of Occupants causes additional wear and tear on the Office Premises and the Building systems. Tenant’s failure to comply with the requirements of this Section 3.2 shall constitute an event of default under Section 7.8 and Landlord shall have the right, in addition to any other remedies it may have at law or equity, to specifically enforce Tenant’s obligations under this Section 3.2.

3.3 Base Rent.

(a) Tenant shall pay the Base Rent to Landlord in accordance with the schedule set forth on the Basic Lease Information sheet and in the manner described below. Tenant shall prepay $149,068.75 of Base Rent (for the first (1st) month of the Term that Base Rent is payable after the Base Rent Abatement Period expires) upon execution of this Lease (the “Prepaid Rent”). Tenant shall pay the Net Rent (consisting of Base Rent plus, when applicable in accordance with Section 3.4 below, Tenant’s Proportionate Share of Basic Operating Costs) in monthly installments on or before the first day of each calendar month during the Term and any extensions or renewals thereof, in advance without demand and, except as set forth herein, without any reduction, abatement, counterclaim or setoff, in lawful money of the United States at Landlord’s address specified on the Basic Lease Information sheet or at such other address as may be designated by Landlord in the manner provided for giving notice under Section 9.11 hereof.

(b) If the Term commences on other than the first day of a month, then the Base Rent provided for such partial month shall be prorated based upon a thirty (30)-day month. If the Term terminates on other than the last day of a calendar month, then the Net Rent provided for such partial month shall be prorated based upon a thirty (30)-day month and the prorated installment shall be paid on the first day of the calendar month in which the date of termination occurs.

3.4 Tenant’s Proportionate Share of Basic Operating Costs.

(a) Commencing on the Rent Commencement Date and continuing through the remainder of the Term, Tenant shall pay to Landlord Tenant’s Proportionate Share of Basic Operating Costs.

(b) During the first Computation Year, on or before the first day of each month during such Computation Year, Tenant shall pay to Landlord one-twelfth (1/12th) of Landlord’s estimate of the amount payable by Tenant under Section 3.4(a) as set forth in Landlord’s written notice to Tenant delivered prior to the Rent Commencement Date. During the last month of each Computation Year (or as soon thereafter as practicable), Landlord shall give Tenant notice of Landlord’s estimate of the amount payable by Tenant under Section 3.4(a) for the following Computation Year. On or before the first day of each month during the following Computation Year, Tenant shall pay to Landlord one-twelfth (1/12) of such estimated amount, provided that if Landlord fails to give such notice in the last month of the prior year, then Tenant shall continue to pay on the basis of the prior year’s estimate until the first day of the calendar month next succeeding the date such notice is given by Landlord; and from the first day of the calendar month following the date such notice is given, Tenant’s payments shall be adjusted so that the estimated amount for that Computation Year will be fully paid by the end of that Computation Year. If at any time or times Landlord reasonably determines that the amount payable under Section 3.4(a) for the current Computation Year will vary from its estimate given to Tenant, Landlord, by notice to Tenant, may revise its estimate for such Computation Year, and subsequent payments by Tenant for such Computation Year shall be based upon such revised estimate.

(c) Following the end of each Computation Year, Landlord shall deliver to Tenant a statement of amounts payable under Section 3.4(a) for such Computation Year. If such statement shows an amount owing by Tenant that is less than the payments for such Computation Year previously made by Tenant, and if no event of default (as defined below) is outstanding at the time such statement is delivered, Landlord shall credit such amount to the next payment(s) of Net Rent falling due under this Lease. If such statement shows an amount owing by Tenant that is more than the estimated payments for such Computation Year previously made by Tenant, Tenant shall pay the deficiency to Landlord within thirty (30) days after delivery of such statement. The respective obligations of Landlord and Tenant under this Section 3.4(c) shall survive the Term Expiration Date, and, if the Term Expiration Date is a day other than the last day of a Computation Year, the adjustment in Tenant’s Proportionate Share of Basic Operating Costs pursuant to this Section 3.4(c) for the Computation Year in which the Term Expiration Date occurs shall be prorated in the proportion that the number of days in such Computation Year preceding the Term Expiration Date bears to three hundred sixty-five (365).

(1) If, within ninety (90) days of Tenant’s receipt of Landlord’s statement, Tenant notifies Landlord that Tenant desires to audit or review Landlord’s statement, Landlord shall cooperate with Tenant to permit such audit or review during normal business hours. Landlord shall make available in the San Francisco Bay Area at Landlord’s, or at Landlord’s election at Landlord’s property manager’s, place of business, such books and records as are reasonably necessary for Tenant to conduct and complete such audit. Tenant shall have the right to examine and make copies of such books and records at Tenant’s sole cost and expense. Tenant shall bear all other costs and expenses associated with Tenant’s audit (including fees of Tenant’s auditor), unless such audit shall conclude that Tenant was overcharged by an amount in excess of three percent (3%) of the amount charged to Tenant hereunder as Tenant’s Proportionate Share of Basic Operating Costs, in which event Landlord shall bear the reasonable out-of-pocket costs of the audit up to a maximum amount of $5,000.00.

(2) Within ten (10) business days of completion of the audit, if Tenant desires to challenge Landlord’s statement, then Tenant shall provide Landlord with a copy of Tenant’s auditor’s report. Within twenty (20) days of Landlord’s receipt of Tenant’s auditor’s report, Landlord shall notify Tenant as to whether Landlord agrees or disagrees with the conclusions reached in Tenant’s auditor’s report. Landlord’s failure to respond (where such failure continues for three (3) business days after Landlord’s receipt of a notice that Landlord failed to respond within such twenty (20) day period) shall be deemed to constitute an agreement with the Tenant’s auditor’s report. After Landlord’s notice, Landlord and Tenant shall endeavor to resolve any disagreements regarding Tenant’s auditor’s report. If Landlord and Tenant are unable to resolve such disagreement regarding Tenant’s auditor’s report within twenty (20) business days of the completion of such audit, then Landlord and Tenant shall submit the matter to an independent audit conducted by an independent nationally recognized accounting firm or a nationally recognized real estate management or consulting firm that has been mutually selected by Tenant and Landlord. If Landlord and Tenant fail to agree upon and appoint such auditor/arbitrator, then the appointment shall be made by Judicial Arbitration and Mediation Services (“JAMS”). The results of such independent audit shall be conclusive and binding upon Landlord and Tenant. In the event Tenant’s audit reveals a discrepancy in Tenant’s favor, and Landlord agrees with the conclusions of Tenant’s auditor, or in the event that the independent audit determines a discrepancy in Tenant’s favor, then Landlord shall credit the amount of such discrepancy to the next payment(s) of Net Rent falling due under this Lease. In the event such audit reveals a discrepancy in Landlord’s favor, Tenant shall pay the amount of the discrepancy to Landlord within ten (10) business days of completion of the audit. Any such audit may only be conducted by an independent nationally recognized accounting firm or a nationally recognized real estate management or consulting firm that is not being compensated by Tenant on a contingency fee basis.

(3) The failure of Tenant to notify Landlord that Tenant desires an audit within ninety (90) days of Tenant’s receipt of Landlord’s statement under this Section 3.4(c) shall constitute an acceptance by Tenant of Landlord’s statement and a waiver by Tenant of its right to audit for such Computation Year. If Tenant commences an audit in accordance with this Section 3.4(c), then such audit and the Tenant’s auditor’s report must be completed within forty-five (45) days of Landlord’s books and records reasonably requested by Tenant’s auditor being made available by Landlord. Failure of Tenant to complete the audit within such forty-five (45) day period shall constitute an acceptance by Tenant of Landlord’s statement for such Computation Year unless such failure was caused by the failure of Landlord to make its books and records available to Tenant as required under this Section 3.4.

(d) Landlord shall have the same remedies for a default in the payment of Tenant’s Proportionate Share of Basic Operating Costs as for a default in the payment of Base Rent.

3.5 Basic Operating Costs.

(a) Basic Operating Costs shall mean all expenses and costs (but not specific costs which are separately billed to and paid by particular tenants of the Project) of every kind and nature which Landlord shall pay or become obligated to pay because of or in connection with the management, ownership, maintenance, repair, replacement, preservation and operation of the Leased Premises, the Building, the Project and its supporting facilities directly servicing the Building and/or the Project (determined in accordance with generally accepted accounting principles, consistently applied) including, but not limited to, the following:

(1) Fair market wages, salaries and related expenses and benefits of all employees and personnel engaged in the operation, maintenance, repair and security of the Project (prorated based on the percentage of time spent working for the Project) that are normally incurred by owners of Comparable Buildings (as defined in Section 8.1) providing comparable services.

(2) Intentionally Omitted.

(3) All supplies, materials, equipment and equipment rental to the extent specifically used in the operation, maintenance, repair, replacement and preservation of the Project.

(4) Intentionally Omitted.

(5) All maintenance and service agreements for the Project, including, without limitation, HVAC Maintenance and Elevator Maintenance (as such terms are defined in Section 5.4 below, however only to the extent Landlord, and not Tenant, is maintaining), exterior window cleaning, landscaping, pest control, and roof maintenance (provided, however, that Tenant shall employ (i) its own bonded and reputable janitorial service, subject to Landlord’s reasonable prior written approval, to clean the Leased Premises, at Tenant’s sole cost and expense), and (ii) its own refuse collection [the foregoing janitorial expenses and refuse collection for the Leased Premises shall be paid by Tenant separately and shall not be part of Basic Operating Costs]).

(6) A property management fee in an amount not to exceed three percent (3%) of all gross revenues derived from the Project.

(7) Legal and accounting services for the Project, including the costs of audits by certified public accountants; provided, however, that legal expenses shall not include the cost of lease negotiations, termination of leases, extension of leases or legal costs incurred in proceedings by or against any specific tenant, or for the defense of Landlord’s legal title to the Project.

(8) All insurance premiums and costs, including, but not limited to, the cost of property and liability coverage and rental income and earthquake and flood insurance applicable to the Project and Landlord’s personal property used in connection therewith, as well as deductible amounts applicable to such insurance; provided, however, that Landlord may, but shall not be obligated to, carry earthquake or flood insurance. Landlord may elect to self-insure for the coverages required herein; provided, however, Landlord may not self-insure unless it has a net worth of at least $500,000,000.00. Any undertaking by Landlord to self-insure with respect to some or all the insurance coverage otherwise required to be maintained by Landlord under this Lease will not adversely affect Tenant, and Tenant will be protected against loss or damage in the same manner as if Landlord had obtained separate insurance as provided herein (including the equivalent of any benefits Tenant would have received from additional insured status under a third-party insurance policy). A non-Affiliate assignee of Landlord may not self-insure without the prior written approval of Tenant, which approval will not be unreasonably withheld.

(9) Repairs, replacements and general maintenance (except to the extent paid by proceeds of insurance or by Tenant or other tenants of the Project or third parties).

(10) All real estate or personal property taxes, possessory interest taxes, business or license taxes or fees, service payments in lieu of such taxes or fees, annual or periodic license or use fees, excises, transit charges, housing fund assessments, open space charges, assessments, bonds, levies, fees or charges, general and special, ordinary and extraordinary, unforeseen as well as foreseen, of any kind which are assessed, levied, charged, confirmed or imposed by any public authority upon the Project (or any portion or component thereof), its operations, this Lease, or the Rent due hereunder (or any portion or component thereof) (collectively “Project Taxes”), except: (i) inheritance or estate taxes imposed upon or assessed against the Project, or any part thereof or interest therein, and (ii) Landlord’s personal or corporate income, gift or franchise taxes. Project Taxes shall not be subject to the property management fee set forth in Section 3.5(a)(6)).

(11) Amortized costs (together with reasonable financing charges) of capital improvements made to the Project subsequent to the Term Commencement Date which are primarily designed to achieve energy or carbon reduction or to reduce current or future Basic Operating Costs or otherwise improve the operating efficiency of the Building (and approved by Tenant in writing, in Tenant’s reasonable discretion), or which may be required by governmental authorities, including, but not limited to, those improvements required for the benefit of individuals with disabilities (capital improvements made to the Project subsequent to the Term Commencement Date which may be required by governmental authorities shall not be subject to Tenant’s approval), such amortization to be taken in accordance with generally accepted accounting principles.

(b) In the event any of the Basic Operating Costs are not provided on a uniform basis, Landlord shall make an appropriate and equitable adjustment, in Landlord’s discretion reasonably exercised.

(c) Notwithstanding any other provision of this Lease to the contrary, in the event that the Building is not fully occupied during any year of the Term, an adjustment shall be made in computing Basic Operating Costs for such year so that Basic Operating Costs shall be computed as though the Building had been 95% occupied during such year.

(d) The following items shall be excluded from Basic Operating Costs: (i) depreciation on the Building and the Project; (ii) debt service or interest on debt or amortization payments on any mortgages or deeds of trust; (iii) rental under any ground or underlying lease; (iv) attorneys’ fees and expenses incurred in connection with lease negotiations with prospective Building tenants or enforcement of leases; (v) the cost of any improvements or equipment which would be properly classified as capital expenditures (except for any capital expenditures expressly included in Section 3.5(a), including, without limitation, Section 3.5(a)(11)); (vi) the cost of decorating, improving for tenant occupancy, painting or redecorating portions of the Building to be demised to tenants; (vii) advertising and publicity expenditures; (viii) real estate brokers’ or other leasing commissions and other similar payments; (ix) costs of restoration to the extent of net insurance proceeds received by Landlord with respect thereto; (x) repairs or other work occasioned by fire, windstorm or other casualty or damage to the extent Landlord is reimbursed by insurance; (xi) Landlords’ reserve accounts; (xii) costs of correcting construction or latent defects in the Building; (xiii) costs of cleaning up or removing asbestos or hazardous materials not directly attributable to the activities of Tenant, its agents, employees or contractors; (xiv) costs incurred by Landlord due to the violation by Landlord of the terms and conditions of any lease of space in the Project; (xv) costs incurred in connection with upgrading the Building to comply with disability, life, fire and safety codes in effect prior to the Rent Commencement Date (unless such compliance is triggered by Tenant’s Work or alterations or improvements performed by or for Tenant, in which case such compliance shall be Tenant’s responsibility); (xvi) Landlord’s general corporate overhead and general administrative expenses not related to the operation of the Building; (xvii) all compensation to executives, officers or partners of Landlord or to any other person at or above the level of property manager (or the person fulfilling the function of property manager, notwithstanding his or her actual title); (xviii) salaries of service personnel to the extent that such service personnel perform services not attributable to the management, repair or operation of the Building; (xix) the cost of any political or charitable donations or contributions; (xx) costs of purchasing, installing and replacing art work or decorative features; and (xxi) costs incurred by Landlord to appeal the amount of Project Taxes payable for the Project to the extent that Landlord does not receive a refund produced by such appeal.

Article IV

Landlord’s Covenants

4.1 Basic Services. Tenant acknowledges that this Lease is a net lease, it being understood that Landlord shall receive the Base Rent specified in the Basic Lease Information sheet free and clear of any and all expenses, costs, impositions, taxes, assessments, liens or charges of any nature whatsoever, which shall be payable by Tenant unless otherwise set forth in this Lease. Accordingly, Tenant shall be solely responsible for and promptly pay the appropriate utility company directly for all water, gas, HVAC, light, power, telephone, and other utilities and services supplied to the Leased Premises for which there is a separate meter or submeter to the Leased Premises [if separate metering is available, Tenant shall pay for such separate metering] and Tenant shall pay Landlord for Tenant’s share, as reasonably determined by Landlord, of all utilities and services furnished to the Leased Premises for which there is no separate meter or submeter, within thirty (30) days after billing by Landlord [the foregoing utility and service expenses for the Leased Premises shall be paid by Tenant separately and shall not be part of Tenant’s Proportionate Share of Basic Operating Costs]). With respect to janitorial, Tenant shall employ its own bonded and reputable janitorial service, subject to Landlord’s reasonable prior written approval, to clean the Leased Premises on all business days (including, without limitation, cleaning and providing supplies for the restrooms and break rooms), at Tenant’s sole cost and expense; and with respect to refuse collection, Tenant shall employ its own reputable refuse collection service, subject to Landlord’s reasonable prior written approval, to collect refuse from the Leased Premises on all business days, at Tenant’s sole cost and expense (the foregoing janitorial expenses and refuse collection for the Leased Premises shall be paid by Tenant separately and shall not be part of Tenant’s Proportionate Share of Basic Operating Costs). Tenant shall also be responsible for fire/life safety monitoring of the Building and the applicable fees and costs; notwithstanding the foregoing, Tenant has requested that Landlord undertake the foregoing on behalf of Tenant and Tenant shall pay Landlord for the actual costs related to the fire/life safety monitoring of the Building and the applicable fees and costs within ten (10) days after billing by Landlord. Subject to inclusion in Basic Operating Costs, Landlord agrees to furnish Tenant only with the following services: maintenance, repair and replacement of all Building systems (including without limitation, fire/life safety systems, mechanical, electrical, and plumbing systems), structural portions of the Building, including the structural walls, exterior walls, foundation and roof of the Building (not including the Roof Deck Premises), exterior window cleaning, landscaping, parking lot lighting, and sidewalk and parking lot cleaning and sweeping, all of the foregoing in the manner and to the extent reasonably determined by Landlord to be consistent with those standards of Comparable Buildings (as defined below). Notwithstanding anything in this Lease to the contrary, Tenant’s use of electrical service shall not exceed, either in voltage, rated capacity, or overall load, its pro-rata share of the Building capacity. Except as specifically set forth in this Lease or to the extent caused by any negligence, willful misconduct or breach of this Lease by Landlord, Landlord shall not be liable for damages to either person or property, nor shall Landlord be deemed to have evicted Tenant, nor shall there be any abatement of Rent, nor shall Tenant be relieved from performance of any covenant on its part to be performed under this Lease by reason of any (i) deficiency in the provision of basic services; (ii) breakdown of equipment or machinery utilized in supplying services; or (iii) curtailment or cessation of services due to causes or circumstances beyond the reasonable control of Landlord or by the making of the necessary repairs or improvements. Landlord shall use reasonable diligence to make such repairs as may be required to machinery or equipment within the Project to provide restoration of services and, where the cessation or interruption of service has occurred due to circumstances or conditions beyond Project boundaries, to cause the same to be restored, by diligent application or request to the provider thereof.

Notwithstanding the foregoing or anything in this Lease to the contrary, if any such deficiency, breakdown, or curtailment described above is within the reasonable control of Landlord to correct and continues for five (5) or more consecutive business days after Landlord becomes aware thereof, whether by Tenant’s written notice to Landlord thereof or otherwise, and Tenant is unable to reasonably conduct and does not conduct any business in a material portion of the Leased Premises as a result thereof including interference to Tenant’s business, then Tenant shall be entitled to an abatement of Base Rent, which abatement shall commence as of the first day after the expiration of such five (5) business day period and terminate upon the cessation of such deficiency, breakdown, curtailment or interference and which abatement shall be based on the portion of the Leased Premises rendered unusable for Tenant’s business by such deficiency, breakdown, curtailment or interference. The rental abatement rights set forth above shall be inapplicable to any interruption, failure or inability described in this grammatical paragraph that is caused by (i) damage from fire or other casualty (it being acknowledged that such situation shall be governed by Section 7.7 below), or (ii) to any deficiency, breakdown, or curtailment caused by the negligence or willful misconduct of Tenant or its agents, employees or contractors.

4.2 Extra Services. The cost chargeable to Tenant for all extra services requested by Tenant in writing and provided by Landlord, if any, shall constitute Additional Rent and shall include a management fee payable to Landlord of five percent (5%) (extra services shall not be subject to an additional property management fee set forth in Section 3.5(a)(6)). Additional Rent shall be paid monthly by Tenant to Landlord concurrently with the payment of Base Rent.

4.3 Window Coverings. All window coverings for the Office Premises shall be those approved by Landlord, in its reasonable discretion not to be reasonably withheld, conditioned or delayed. Tenant shall not place or maintain any window coverings, blinds, curtains or drapes other than those approved by Landlord on any exterior window without Landlord’s prior written approval, which Landlord shall have the right to grant or withhold in its reasonable discretion not to be reasonably withheld, conditioned or delayed. Notwithstanding anything to the contrary herein, Landlord hereby conceptually approves Tenant’s right to install window coverings to block visual monitoring of the Leased Premises and/or control the temperature and sunlight entering the Leased Premises through the windows.

4.4 Graphics and Signage. All signs, notices, advertisements and graphics of every kind or character, visible in or from the exterior of the Leased Premises shall be subject to Landlord’s prior written reasonable approval, which Landlord approval shall not be unreasonably withheld, conditioned or delayed. Landlord may remove, upon reasonable prior written notice to Tenant and at the expense of Tenant, any sign, notice, advertisement or graphic of any kind inscribed, displayed or affixed in violation of the foregoing requirement. All approved signs, notices, advertisements or graphics shall be printed, affixed or inscribed at Tenant’s expense by a sign company selected by or approved by Landlord. Landlord shall be entitled to revise the Project graphics and signage standards at any time. The location, design, content and size of any signage shall be subject to Landlord’s reasonable approval as well as the approval of the City of Emeryville. Tenant shall remove Tenant’s signs and repair any damage caused by the installation or removal of such signage and shall restore the area of such signage to the condition existing prior to installation of the signs at the expiration or earlier termination of this Lease. Installation, fabrication, maintenance and removal of Tenant’s signs shall be at Tenant’s sole cost and expense.

4.5 Intentionally deleted.

4.6 Repair Obligation. Landlord’s obligation under this Lease with respect to maintenance, repair, and replacement shall be limited to the items set forth in Section 4.1 above. However, Landlord shall not have any obligation to repair actual damage directly caused by Tenant, its agents, employees, contractors, invitees or licensees, unless otherwise excepted under this Lease. Landlord shall have the right, but not the obligation, to undertake work of repair which Tenant is required to perform under this Lease or which Landlord deems necessary, in Landlord’s reasonable discretion, including, but not limited to, the painting and refinishing of the exterior areas of the Building and Project, so as to impede, to the extent possible, deterioration by ordinary wear and tear and to keep the same in attractive condition, and which Tenant fails or refuses to perform in a timely and efficient manner after Tenant’s receipt of written notice. Tenant shall reimburse Landlord upon demand, as Additional Rent, for all costs incurred by Landlord in performing any such repair for the account of Tenant, together with an amount equal to five percent (5%) of such costs to reimburse Landlord for its administration and managerial effort (the foregoing costs incurred by Landlord in performing any such repair for the account of Tenant shall not be subject to an additional property management fee set forth in Section 3.5(a)(6)). Except as specifically set forth in this Lease, Landlord shall have no obligation whatsoever to maintain or repair the Leased Premises or the Project. The parties intend that the terms of this Lease govern their respective maintenance and repair obligations. Tenant expressly waives the benefit of any statute now or hereafter in effect to the extent it is inconsistent with the terms of this Lease with respect to such obligations or which affords Tenant the right to make repairs at the expense of Landlord or terminate this Lease by reason of the condition of the Leased Premises or any needed repairs. All costs in performing the work described in this Section 4.6 shall be included in Basic Operating Costs.

4.7 Peaceful Enjoyment. Landlord covenants with Tenant that upon Tenant paying the Rent and all other charges required under this Lease and performing all of Tenant’s covenants and agreements herein contained, Tenant shall peacefully have, hold and enjoy the Leased Premises subject to all of the terms of this Lease and to any deed of trust, mortgage, ground lease or other agreement to which this Lease may be subordinate. This covenant and the other covenants of Landlord contained in this Lease shall be binding upon Landlord and its successors only with respect to breaches occurring during its or their respective ownerships of Landlord’s interest hereunder.

Article V

Tenant’s Covenants

5.1 Payments by Tenant. Tenant shall pay Rent at the times and in the manner provided in this Lease. All obligations of Tenant hereunder to make payments to Landlord shall constitute Rent and failure to pay the same when due shall give rise to the rights and remedies provided for in Section 7.8.

5.2 Tenant’s Work. Tenant’s Work, if any, shall be installed and constructed pursuant to Exhibit B.

5.3 Taxes on Personal Property. In addition to, and wholly apart from its obligation to pay Tenant’s Proportionate Share of Basic Operating Costs, Tenant shall be responsible for, and shall pay prior to delinquency, all taxes or governmental service fees, possessory interest taxes, fees or charges in lieu of any such taxes, capital levies, and any other charges imposed upon, levied with respect to, or assessed against Tenant’s personal property, and on its interest pursuant to this Lease. To the extent that any such taxes are not separately assessed or billed to Tenant, Tenant shall pay the amount thereof as invoiced to Tenant by Landlord.

5.4 Repairs by Tenant.

(a) Tenant shall be obligated to maintain and repair, at Tenant’s sole cost and expense, the Leased Premises (except the items that are Landlord’s responsibility to maintain and repair) and Tenant’s personal property, trade fixtures and any improvements or alterations installed by or on behalf of Tenant), to keep the same at all times in good order, condition and repair, and, upon expiration of the Term, to surrender the same to Landlord in the same condition as on the Term Commencement Date, reasonable wear and tear, taking by condemnation, and damage by casualty not caused by Tenant, its agents, employees, contractors, invitees and licensees excepted. Tenant’s obligations shall include, without limitation, the obligation to maintain and repair all walls, floors, ceilings and fixtures and to repair all damage caused by Tenant, its agents, employees, contractors, invitees and others using the Leased Premises with Tenant’s expressed or implied permission. At the request of Tenant, but without obligation to do so, Landlord may perform the work of maintenance and repair constituting Tenant’s obligation under this Section 5.4 at Tenant’s sole cost and expense and as an extra service to be rendered pursuant to Section 4.2. Any work of repair and maintenance performed by or for the account of Tenant by persons other than Landlord shall be performed by contractors approved by Landlord and in accordance with procedures Landlord shall from time to time reasonably establish. Tenant shall give Landlord prompt notice of any damage to or defective condition in any part of the mechanical, electrical, plumbing, fire/life safety or other system servicing or located in the Leased Premises. As set forth in Section 4.1, Landlord shall be responsible for the repair and maintenance of the structural parts of the Building, including structural walls, exterior walls, structural portions of the floors of the Building, foundation and roof of the Building (except for structural improvements performed by or for Tenant).

(b) Notwithstanding anything in this Lease to the contrary, Tenant shall enter into and continue in force throughout the term of this Lease a regularly scheduled (at least once every three (3) months) preventive maintenance/service contract, with a maintenance contractor approved by Landlord, for servicing all HVAC units serving the Leased Premises (“HVAC Maintenance”), and Tenant shall promptly provide Landlord a copy of the contract and all quarterly service reports and other service reports. The service contract must include, at a minimum, all services suggested by the equipment manufacturer. Tenant shall be responsible for any repair, replacement and maintenance of the HVAC units serving the Leased Premises and shall surrender the HVAC units on the Term Expiration Date (or earlier termination of this Lease) in good working order with no deferred maintenance. Notwithstanding the foregoing, Tenant has requested that Landlord undertake the HVAC Maintenance on behalf of Tenant and Tenant shall pay Landlord for the actual costs related to the HVAC Maintenance, including without limitation the repair or replacement of parts and equipment within ten (10) days after billing by Landlord; Landlord has agreed to undertake the HVAC Maintenance on behalf of Tenant.

(c) Notwithstanding anything in this Lease to the contrary, Tenant shall enter into and continue in force throughout the term of this Lease a regularly scheduled preventive maintenance/service contract, with a maintenance contractor approved by Landlord, for servicing the Building elevator system (“Elevator Maintenance”). The service contract shall include, at a minimum, all services suggested by the equipment manufacturer. Since Tenant is the sole user of the Building elevator system, Tenant shall pay for all costs related to Elevator Maintenance, including without limitation the repair or replacement of parts and equipment. Notwithstanding the foregoing, Tenant has requested that Landlord undertake the Elevator Maintenance on behalf of Tenant and Tenant shall pay Landlord for the actual costs related to the Elevator Maintenance, including without limitation the repair or replacement of parts and equipment within ten (10) days after billing by Landlord; Landlord has agreed to undertake the Elevator Maintenance on behalf of Tenant.

(d) Notwithstanding anything to the contrary set forth in this Lease, in the event that the originally named Tenant in this Lease develops the capacity and facilities management expertise necessary to perform facilities management of the Leased Premises in accordance with prevailing industry standards and can provide reasonable evidence to Landlord of such capacity, the originally named Tenant in this Lease may elect (on any January 1 during the Term of this Lease by providing Landlord at least sixty (60) days prior written notice of such election) to assume the obligations of Landlord under service contracts for HVAC Maintenance, Elevator Maintenance and fire/life safety monitoring and pay such costs directly to the providers of those services. During all periods following any such election by Tenant, Tenant shall maintain records of its performance of its maintenance obligations under this Lease and shall provide reasonable access to Landlord to inspect such maintenance records, and, with respect to Tenant’s payment obligations under this Lease, Landlord shall adjust Basic Operating Costs and/or Additional Rent payable by Tenant accordingly.

5.5 Waste. Tenant shall not commit or allow any waste or damage to be committed in any portion of the Leased Premises or the Project.

5.6 Assignment or Sublease.

(a) Tenant shall not voluntarily or by operation of law assign, transfer or encumber (collectively “Assign”) or sublet all or any part of Tenant’s interest in this Lease or in the Leased Premises, or allow any third party to use any portion of the Leased Premises (which for purposes of the balance of this Section 5.6 shall be deemed to be a “sublet” or “sublease” of the Leased Premises), without Landlord’s prior written consent given under and subject to the terms of this Section 5.6. Tenant may not sublease the Roof Deck Premises separately from the Office Premises.

(b) If Tenant desires to Assign this Lease or any interest herein or sublet the Leased Premises or any part thereof, Tenant shall give Landlord a request for consent to such transaction, in writing. Tenant’s written request for consent shall specify the date the proposed assignment or sublease would be effective and be accompanied by information pertinent to Landlord’s determination as to the financial and operational responsibility and appropriateness of the proposed assignee or subtenant, including, without limitation, its name, business and financial condition, financial details of the proposed transfer, the intended use (including any modification) of the Leased Premises, and exact copies of all of the proposed agreement(s) between Tenant and the proposed assignee or subtenant. Tenant shall promptly provide Landlord with (i) such other or additional information or documents reasonably requested (within ten (10) days after receiving Tenant’s consent request) by Landlord, and (ii) an opportunity to meet and interview the proposed assignee or subtenant, if requested by Landlord.

(c) Landlord shall have until the later of (x) ten (10) business days following such interview and receipt of all such additional information and (y) thirty (30) days from the date of Tenant’s original notice if Landlord does not request additional information or an interview, within which to notify Tenant in writing that Landlord elects either (i) to terminate this Lease as to the space so affected as of the effective date of the proposed assignment or sublease specified by Tenant, in which event Tenant will be relieved of all further obligations hereunder as to such space as of such date, other than those obligations which survive termination of the Lease, or (ii) to consent to or withhold consent to Tenant’s request to Assign this Lease or sublet such space, such consent not to be withheld so long as the proposed assignee or sublessee is approved by Landlord and is of sound financial condition as determined by Landlord in its absolute and sole discretion, the use of the Leased Premises by such proposed assignee or sublessee would be a Permitted Use, the proposed assignee or sublessee executes such reasonable assumption documentation as Landlord shall require, and the proposed assignee or sublessee is not (x) already a tenant in the Building or (y) a party with whom Landlord has been discussing the leasing of space in the Building. Failure by Landlord to approve a proposed subtenant or assignee shall not cause a termination of this Lease.

(d) In the event Tenant shall request the consent of Landlord to any assignment or subletting hereunder, Tenant shall pay Landlord a processing fee of $2,500.00 and such fee shall be deemed Additional Rent under this Lease.

(e) Any rent or other consideration realized by Tenant under any such sublease or assignment in excess of (i) the proportionate Rent payable for the applicable subleased space, (ii) any reasonable tenant improvement allowance or other economic concession (e.g., space planning allowance, moving expenses, free or reduced rent periods, etc.), and (iii) any advertising costs and brokerage commissions associated with such assignment or sublease (“Profit”), shall be divided and paid as follows: fifty percent (50%) to Tenant and fifty percent (50%) to Landlord; provided, however, that if Tenant is in default hereunder beyond any applicable cure period, Landlord shall be entitled to all such Profit.

(f) In any subletting undertaken by Tenant, Tenant shall use commercially reasonable efforts to obtain not less than fair market rent for the space to be sublet. In any assignment of this Lease in whole or in part, Tenant shall seek to obtain from the assignee consideration reflecting a value of not less than fair market rent for the space subject to such assignment.

(g) The consent of Landlord to any assignment or subletting shall not constitute a consent to any subsequent assignment or subletting by Tenant or to any subsequent or successive assignment or subletting by the assignee or subtenant.

(h) No assignment or subletting by Tenant shall relieve Tenant of any obligation under this Lease. In the event of default by an assignee or subtenant of Tenant or any successor of Tenant in the performance of any of the terms hereof, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against such assignee, subtenant or successor. Any assignment or subletting made without Landlord’s consent or which conflicts with the provisions hereof shall be void and, at Landlord’s option, shall constitute a default under this Lease.

(i) Notwithstanding anything to the contrary contained in this Lease, Tenant may (with ten (10) business days’ prior written notice to Landlord) assign this Lease or sublet the Leased Premises, without Landlord’s consent (or sharing of Profit, or recapture right by Landlord), to any entity controlling, controlled by, or under common control with Tenant, or to a successor of Tenant resulting from a merger or consolidation of Tenant, or to the purchaser of all or substantially all of Tenant’s assets or stock (each, a “Permitted Transfer”); provided, however, that (i) no such assignment, sublease, or change of control shall relieve Tenant from any liability under this Lease, whether accrued to the date of such assignment, sublease, or change of control, or thereafter accruing (unless Tenant is a “disappearing” entity in a transaction otherwise allowed hereunder, except if such transaction(s) is/are entered into to evade Tenant’s obligations hereunder), (ii) if an assignment or sublease, such assignee or sublessee expressly assumes, in writing, all of Tenant’s obligations under this Lease, in form and content reasonably acceptable to Landlord (except, as between a sublessee and Tenant, for the specific business deal between Tenant and such sublessee), and (iii) no series of one or more of such transactions shall be used by Tenant to “spin off” this Lease to independent third parties if such transactions are entered into to evade Tenant’s obligations hereunder, and (iv) Tenant shall give Landlord ten (10) business days’ prior written notice of any such transaction not requiring Landlord’s consent (or if Tenant is unable to disclose an impending transaction due to legal requirements, then Tenant shall notify Landlord in writing within five (5) days after the transaction). In addition, any change in the controlling interest in the stock of Tenant as a result of an initial public offering of Tenant’s stock, and any transfer of the capital stock of Tenant by persons or parties through the “over the counter market” or through any recognized stock exchange, shall not be deemed to be an assignment or transfer requiring Landlord’s consent.

5.7 Alterations, Additions and Improvements.

(a) Except as set forth in Exhibits B and B-1, Tenant shall not make or allow to be made any alterations, additions or improvements in or to the Leased Premises without first obtaining the written consent of Landlord, provided that Tenant shall be permitted, without Landlord’s consent, to make non-structural alterations or additions to the Leased Premises that do not affect any of the Building systems, cost less than $25,000.00 in the aggregate per project, or $50,000.00 in the aggregate per calendar year, do not require a building permit, and are of a cosmetic nature (e.g., painting, carpeting, etc.; any such alteration complying with all of the foregoing constituting a “Cosmetic Alteration”). Landlord’s consent will not be unreasonably withheld, conditioned or delayed with respect to proposed alterations, additions or improvements which (i) comply with all applicable laws, ordinances, rules and regulations; (ii) are compatible with and do not adversely affect the Building and its mechanical, telecommunication, electrical, HVAC and fire/life safety systems; (iii) will not affect the structural or exterior portions of the Building; and (iv) will not trigger any material costs to Landlord. Specifically, but without limiting the generality of the foregoing, Landlord’s right of consent shall encompass plans and specifications for the proposed alterations, additions or improvements, construction means and methods, the identity of any contractor or subcontractor to be employed on the work of alterations, additions or improvements, and the time for performance of such work. Tenant shall supply to Landlord any additional documents and information requested by Landlord in connection with Tenant’s request for consent hereunder. If Tenant performs any alterations or additions permitted under this Section 5.7, Tenant shall, in addition to complying with the provisions of this Section 5.7, perform such alterations or additions in a manner that avoids disturbing any asbestos containing materials present in the Building. If asbestos containing materials are likely to be disturbed in the course of such work, Tenant shall encapsulate or remove the asbestos containing materials in accordance with an asbestos-removal plan approved by Landlord and otherwise in accordance with all applicable laws.

(b) Any consent given by Landlord under this Section 5.7 shall be deemed conditioned upon: (i) Tenant’s acquiring all applicable permits required by governmental authorities; (ii) Tenant’s furnishing to Landlord copies of such permits, together with copies of the approved plans and specifications, prior to commencement of the work thereon; and (iii) the compliance by Tenant with the conditions of all applicable permits and approvals in a prompt and expeditious manner.

(c) Tenant shall provide Landlord with not less than fifteen (15) days prior written notice of commencement of the work so as to enable Landlord to post and record appropriate notices of non-responsibility. Except as set forth in Exhibits B and B-1, all alterations, additions and improvements permitted hereunder shall be made and performed by Tenant without cost or expense to Landlord and in strict accordance with plans and specifications approved by Landlord. Tenant shall pay the contractors and suppliers all amounts due to them when due and keep the Leased Premises and the Project free from any and all mechanics’, materialmen’s and other liens and claims arising out of any work performed, materials furnished or obligations incurred by or for Tenant. Landlord may require, at its sole option, that Tenant provide to Landlord, at Tenant’s expense, a lien and completion bond in an amount equal to the total estimated cost of any alterations, additions or improvements to be made in or to the Leased Premises, to protect Landlord against any liability for mechanics’, materialmen’s and other liens and claims, and to ensure timely completion of the work. In the event any alterations, additions or improvements to the Leased Premises are performed by Landlord hereunder, whether by prearrangement or otherwise, Landlord shall be entitled to charge Tenant a five percent (5%) administration fee in addition to the actual costs of labor and materials provided. Such costs and fees shall be deemed Additional Rent under this Lease, and may be charged and payable prior to commencement of the work.

(d) Any and all alterations, additions or improvements made to the Leased Premises by Tenant shall become the property of Landlord upon installation and shall be surrendered to Landlord without compensation to Tenant upon the termination of this Lease by lapse of time or otherwise unless (i) Landlord conditioned its approval of such alterations, additions or improvements on Tenant’s agreement to remove them, or (ii) if Tenant did not provide a Removal Determination Request (as defined below), Landlord notifies Tenant prior to (or promptly after) the Term Expiration Date that the alterations, additions and/or improvements must be removed, in which case Tenant shall, by the Term Expiration Date, remove such alterations, additions and improvements (which includes, without limitation, Tenant’s Work), repair any damage resulting from such removal and restore the Leased Premises to their condition existing prior to the date of installation of such alterations, additions and improvements, ordinary wear and tear excepted. Prior to making any alterations, additions or improvements to the Leased Premises, Tenant may make a written request that Landlord determine in advance whether or not Tenant must remove such alterations, additions or improvements on or prior to the Term Expiration Date or any earlier termination of this Lease (“Removal Determination Request”). Notwithstanding anything to the contrary set forth above, this clause shall not apply to movable equipment or furniture owned by Tenant. Tenant shall repair, at its sole cost and expense, all damage caused to the Leased Premises and the Project by removal of Tenant’s movable equipment or furniture and such other alterations, additions and improvements as Tenant shall be required or allowed by Landlord to remove from the Leased Premises.

(e) All alterations, additions and improvements permitted under this Section 5.7 shall be constructed diligently, in a good and workmanlike manner with new, good and sufficient materials and in compliance with all applicable laws, ordinances, rules and regulations (including, without limitation, building codes and those related to accessibility and use by individuals with disabilities). Tenant shall, promptly upon completion of the work, furnish Landlord with “as built” drawings for any alterations, additions or improvements performed under this Section 5.7.

(f) Notwithstanding anything in this Lease to the contrary, Tenant shall construct all alterations, additions and improvements and perform all repairs and maintenance under this Lease (all contractors to be approved in writing in advance by Landlord or, at Landlord’s option, designated by Landlord) in conformance with any and all applicable laws, including, without limitation, pursuant to a valid building permit issued by the applicable municipality, in conformance with Landlord’s construction rules and regulations.

(g) All alterations, additions and improvements permitted under this Section 5.7 shall be completed using Building standards and all vendors (including, without limitation, Tenant’s cabling contractors and subcontractors) accessing areas above the ceiling grid shall be certified to work in an asbestos containing setting.

(h) Tenant shall have the right to install a wireless intranet, internet, and communications network (also known as “Wi-Fi”) within the Leased Premises for the use of Tenant and its employees (the “Network”) subject to this subsection and all the other clauses of this Lease as are applicable. Tenant shall not solicit, suffer, or permit other tenants or occupants of the Building to use the Network or any other communications service, including, without limitation, any wired or wireless internet service that passes through, is transmitted through, or emanates from the Leased Premises. Tenant agrees that Tenant’s communications equipment and the communications equipment of Tenant’s service providers located in or about the Leased Premises, including, without limitation, any antennas, switches, or other equipment (collectively, “Tenant’s Communications Equipment”) shall be of a type and, if applicable, a frequency that will not cause material radio frequency, electromagnetic, or other interference to any other party or any equipment of Landlord at the Building. In the event that Tenant’s Communications Equipment causes or is believed to cause any such material interference, upon receipt of notice from Landlord of such interference, Tenant will take commercially reasonable steps necessary, at Tenant’s sole cost and expense, to mitigate the interference. If the interference is not mitigated within forty-eight (48) hours (or a shorter period if Landlord believes a shorter period to be appropriate) then, upon request from Landlord, Tenant shall shut down the Tenant’s Communications Equipment pending resolution of the material interference, with the exception of intermittent testing upon prior notice to and with the approval of Landlord.

5.8 Compliance With Laws and Insurance Standards. Tenant shall not occupy or use, or permit any portion of the Leased Premises to be occupied or used in a manner that violates any applicable law, ordinance, rule, regulation, order, permit, covenant, easement or restriction of record, or the recommendations of Landlord’s engineers or consultants, relating in any manner to the Project, or for any business or purpose which is disreputable, objectionable or productive of fire hazard.

Tenant shall not do or permit anything to be done which would result in the cancellation, or in any way increase the cost, of the property insurance coverage on the Project and/or its contents. If Tenant does or permits anything to be done which increases the cost of any insurance covering or affecting the Project, then Tenant shall reimburse Landlord, upon demand, as Additional Rent, for such additional costs. Landlord shall deliver to Tenant a written statement setting forth the amount of any such insurance cost increase and showing in reasonable detail the manner in which it has been computed. Tenant shall, at Tenant’s sole cost and expense, comply with all laws, ordinances, rules, regulations and orders (state, federal, municipal or promulgated by other agencies or bodies having or claiming jurisdiction) related to the use, condition or occupancy of the Leased Premises now in effect or which may hereafter come into effect including, but not limited to, (a) accessibility and use by individuals with disabilities, and (b) environmental conditions in, on or about the Leased Premises. If anything done by Tenant in its specific and unique use or operation of the Leased Premises (as opposed to general office use or general research and development use as contemplated herein) after the Rent Commencement Date or alterations performed by or for Tenant shall create, require or cause imposition of any requirement by any public authority for structural or other upgrading of or alteration or improvement to the Project, Tenant shall, at Landlord’s option, either perform the upgrade, alteration or improvement at Tenant’s sole cost and expense or reimburse Landlord upon demand, as Additional Rent, for the cost to Landlord of performing such work. The judgment of any court of competent jurisdiction or the admission by Tenant in any action against Tenant, whether Landlord is a party thereto or not, that Tenant has violated any law, ordinance, rule, regulation, order, permit, covenant, easement or restriction shall be conclusive of that fact as between Landlord and Tenant.

5.9 No Nuisance; No Overloading. Tenant shall use and occupy the Leased Premises, and control its agents, employees, contractors, invitees and visitors in such manner so as not to create any nuisance, or interfere with, annoy or disturb (whether by noise, odor, vibration or otherwise) any other tenant or occupant of the Project or Landlord in its operation of the Project. Tenant shall not place or permit to be placed any loads upon the floors, walls or ceilings in excess of the maximum designed load specified by Landlord or which might damage the Leased Premises, the Building, or any portion thereof.

5.10 Furnishing of Financial Statements; Tenant’s Representations. In order to induce Landlord to enter into this Lease, Tenant agrees that it shall promptly furnish Landlord, from time to time, within ten (10) days of receipt of Landlord’s written request therefor (but no more than once each calendar year, unless requested by Landlord because of a bona fide financing or sale of the Building or a bona fide request by Landlord’s financial partners or lender, in which case Tenant shall be required to furnish more than one time per calendar year), with financial statements in form and substance reasonably satisfactory to Landlord reflecting Tenant’s current financial condition. Tenant represents and warrants that all financial statements, records and information furnished by Tenant to Landlord in connection with this Lease are true, correct and complete in all material respects.

5.11 Entry by Landlord. Landlord, its employees, agents and consultants, shall have the right to enter the Leased Premises at any time, in cases of an emergency, and otherwise at reasonable times after at least twenty-four (24) hours advance written notice to Tenant (which written notice may be via email) to inspect the same, to clean, to perform such work as may be permitted or required under this Lease, to make repairs to or alterations of the Leased Premises or other portions of the Project or other tenant spaces therein, to deal with emergencies, to post such notices as may be permitted or required by law to prevent the perfection of liens against Landlord’s interest in the Project or to show the Leased Premises to prospective tenants, purchasers, encumbrancers or others, or for any other purpose as Landlord may deem reasonably necessary or desirable; provided, however that Landlord shall not unreasonably interfere with Tenant’s access, use and enjoyment of the Leased Premises or Building Top Roof Deck. Tenant shall not be entitled to any abatement of Rent or damages by reason of the exercise of any such right of entry or performance of any such work by Landlord.

5.12 Nondisturbance and Attornment. This Lease and the rights of Tenant hereunder shall be subject and subordinate to the lien of any deed of trust, mortgage, ground lease or other hypothecation or security instrument (collectively, “Security Device”) now or hereafter placed upon, affecting or encumbering the Project or any part thereof or interest therein, and to any and all advances made thereunder, interest thereon or costs incurred and any modifications, renewals, supplements, consolidations, replacements and extensions thereof. Without the consent of Tenant, the holder of any such Security Device or the beneficiary thereunder shall have the right to elect to be subject and subordinate to this Lease, such subordination to be effective upon such terms and conditions as such holder or beneficiary may direct which are not inconsistent with the provisions hereof. Tenant agrees to attorn to and recognize as the Landlord under this Lease the holder or beneficiary under a Security Device or any other party that acquires ownership of the Leased Premises by reason of a foreclosure or sale under any Security Device (or deed in lieu thereof). Tenant covenants and agrees to execute (and acknowledge if required by Landlord, any lender or ground lessor) and deliver, within ten (10) days of a written demand or request by Landlord and in the form reasonably requested by Landlord, ground lessor, mortgagee or beneficiary, any additional documents evidencing the priority or subordination of this Lease with respect to any such ground leases or underlying leases or the lien of any such mortgage or deed of trust. Landlord shall use diligent and good faith efforts to obtain a nondisturbance agreement in a commercially reasonable form from the current lender within thirty (30) days after the Rent Commencement Date.

5.13 Estoppel Certificate. Within fifteen (15) days following Landlord’s request, Tenant shall execute, acknowledge and deliver written estoppel certificates addressed to (i) any mortgagee or prospective mortgagee of Landlord, or (ii) any purchaser or prospective purchaser of all or any portion of, or interest in, the Project, on a form specified by Landlord, certifying as to such facts (if true) and agreeing to such notice provisions and other matters as such mortgagee(s) or purchaser(s) may reasonably require, including, without limitation, the following: (a) that this Lease is unmodified and in full force and effect (or in full force and effect as modified, and stating the modifications); (b) the amount of, and date to which Rent and other charges have been paid in advance; (c) the amount of the Security Deposit; and (d) acknowledging, to Tenant’s knowledge, that Landlord is not in default under this Lease (or, if Landlord is claimed to be in default, stating the nature of the alleged default). Any such estoppel certificate may be relied upon by any such mortgagee or purchaser. Failure by Tenant to execute and deliver any such estoppel certificate within three (3) business days following a second (2nd) written notice from Landlord shall be conclusive upon Tenant that (1) this Lease is in full force and effect and has not been modified except as represented by Landlord; (2) not more than one month’s Rent has been paid in advance; and (3) Landlord is not in default under this Lease.

5.14 Security Deposit.

(a) Instead of a cash deposit, Tenant shall deliver the Security Deposit to Landlord in the form of a clean and irrevocable letter of credit (the “Letter of Credit”) issued by and drawable upon (said issuer being referred to as the “Issuing Bank”) a financial institution which is reasonably approved by Landlord within five (5) business days after the execution of this Lease. Such Letter of Credit shall (a) name Landlord as beneficiary, (b) be in the amount of the Security Deposit, (c) have a term of not less than one year, (d) permit multiple drawings, (e) be fully transferable by Landlord, and (f) otherwise be in form and content reasonably satisfactory to Landlord. If upon any transfer of the Letter of Credit, any fees or charges shall be so imposed, then such fees or charges shall be payable solely by Tenant and the Letter of Credit shall so specify and if the Issuing Bank will not agree to the transfer (or if it imposes unreasonable requirements for the transfer), Tenant shall promptly replace such Letter of Credit. The Letter of Credit shall provide that it shall be deemed automatically renewed, without amendment, for consecutive periods of one year each thereafter during the Term unless the Issuing Bank sends a notice (the “Non-Renewal Notice”) to Landlord by certified mail, return receipt requested, not less than forty-five (45) days next preceding the then expiration date of the Letter of Credit stating that the Issuing Bank has elected not to renew the Letter of Credit. Landlord shall have the right, upon receipt of the Non-Renewal Notice, to draw the full amount of the Letter of Credit, by sight draft on the Issuing Bank, and shall thereafter hold or apply the cash proceeds of the Letter of Credit pursuant to the terms of this Section 5.14. The Issuing Bank shall agree with all drawers, endorsers and bona fide holders that drafts drawn under and in compliance with the terms of the Letter of Credit will be duly honored upon presentation to the Issuing Bank at an office location in the San Francisco Bay Area. Notwithstanding the foregoing, Landlord hereby approves Silicon Valley Bank as an Issuing Bank.

(b) If at any time during the Term, Tenant shall be in default in the payment of Rent or in material default for any other reason, Landlord may use or apply all or part of the Security Deposit for payment of any amount due Landlord or to cure such default or to reimburse or compensate Landlord for any liability, loss, cost, expense or damage (including attorneys’ fees) which Landlord may suffer or incur by reason of Tenant’s default. If Landlord uses or applies all or any part of the Security Deposit, Tenant shall, on demand, restore the Letter of Credit to the full amount required by this Lease. Within thirty (30) days after the expiration of the Term or earlier termination of this Lease and after Tenant has vacated the Leased Premises, Landlord shall or shall cause the Issuing Bank to return the Letter of Credit to Tenant, reduced by such amounts as may be required by Landlord to remedy defaults on the part of Tenant in the payment of Rent, to repair damages to the Leased Premises caused by Tenant and to clean the Leased Premises. The portion of the Letter of Credit not so required shall be returned to Tenant (or, at Landlord’s option, to the last assignee of Tenant’s interest in this Lease) within thirty (30) days after expiration of the Term or earlier termination hereof. No part of the Security Deposit shall be considered to be held in trust, or to be prepayment of any monies to be paid by Tenant under this Lease. Tenant hereby waives (i) the protections of Section 1950.7 of the California Civil Code, as it may hereafter be amended and any and all other laws, rules and regulations applicable to security deposits in the commercial context (“Security Deposit Laws”), and (ii) any and all rights, duties and obligations either party may now or, in the future, will have relating to or arising from the Security Deposit Laws. Notwithstanding anything to the contrary herein, the Security Deposit may be applied by Landlord (a) to offset Rent which is unpaid either before or after termination of this Lease, and (b) against other damages suffered by Landlord before or after termination of this Lease.

(c) Notwithstanding anything in this Section 5.14 to the contrary, provided that there has been no previous material monetary default by Tenant under the Lease, (i) on the last day of the twenty-fourth (24th) full calendar month after the Rent Commencement Date, the amount of the Security Deposit and Letter of Credit shall be reduced to seventy-five percent (75%) of the original Security Deposit amount, (ii) on the last day of the forty-eighth (48th) full calendar month after the Rent Commencement Date, the amount of the Security Deposit and Letter of Credit shall be reduced to fifty percent (50%) of the original Security Deposit amount, and (iii) on the last day of the seventy- second (72nd) full calendar month after the Rent Commencement Date, the amount of the Security Deposit and Letter of Credit shall be reduced to twenty-five percent (25%) of the original Security Deposit. Except as set forth in the following sentence, in no event shall the Security Deposit and Letter of Credit be less than $825,000.00. Provided that there has been no previous material monetary default by Tenant under the Lease, Tenant has a minimum net worth of $1,000,000,000.00 on the last day of the ninety-sixth (96th) full calendar month after the Rent Commencement Date, and Tenant has produced an EBITDA profit for the immediately preceding four (4) consecutive quarters, the amount of the Security Deposit and Letter of Credit shall be reduced to $500,000.00. Subject to the foregoing, Tenant shall have the right to reduce the Letter of Credit amount via the delivery to Landlord of either (i) an amendment to the existing Letter of Credit (in form and content reasonably acceptable to Landlord) reducing the Letter of Credit amount to the amount set forth above, or (ii) an entirely new Letter of Credit (in the form and content required by this Section 5.14) in the Letter of Credit amount then required as set forth above. If applicable, Landlord shall cooperate with Tenant in executing such authorizations as the Issuing Bank may require to accomplish any such reduction.

5.15 Surrender.

(a) Subject to the provisions of Section 5.7 hereof, on the Term Expiration Date (or earlier termination of this Lease), Tenant shall quit and surrender possession of the Leased Premises to Landlord in broom clean condition and as good order and condition as they were in on the Term Commencement Date, reasonable wear and tear, casualty damage, taking by condemnation and damage by casualty not caused by Tenant, its agents, employees, contractors, invitees and licensees excepted. Reasonable wear and tear shall not include any damage or deterioration that would have been prevented by good maintenance practice or by Tenant performing all of its obligations under this Lease. Tenant shall, without cost to Landlord, remove all furniture, equipment, trade fixtures, debris and articles of personal property owned by Tenant in the Leased Premises, and shall repair any damage to the Project resulting from such removal. Any such property not removed by Tenant by the Term Expiration Date (or earlier termination of this Lease) shall be considered abandoned, and Landlord may remove any or all of such items and dispose of same in any lawful manner or store same in a public warehouse or elsewhere for the account and at the expense and risk of Tenant. If Tenant shall fail to pay the cost of storing any such property after storage for thirty (30) days or more, Landlord may sell any or all of such property at public or private sale, in such manner and at such times and places as Landlord may deem proper, without notice to or demand upon Tenant. Landlord shall apply the proceeds of any such sale as follows: first, to the costs of such sale; second, to the costs of storing any such property; third, to the payment of any other sums of money which may then or thereafter be due to Landlord from Tenant under any of the terms of this Lease; and fourth, the balance, if any, to Tenant.

(b) In addition, on the Term Expiration Date (or earlier termination of this Lease), Tenant shall remove, at its sole cost and expense, all of Tenant’s telecommunications lines and cabling installed by Tenant or Current Tenant, including, without limitation, any such lines and cabling installed in the plenum or risers of the Building in compliance with the National Electrical Code (collectively, “Wires”) and repair all damage caused thereby and restore the Leased Premises or the Building, as the case may be, to their condition existing prior to the installation of the Wires (“Wire Restoration Work”). Landlord, at its option, may perform such Wire Restoration Work at Tenant’s sole cost and expense. In the event that Tenant fails to perform the Wire Restoration Work or refuses to pay all costs of the Wire Restoration Work (if performed by Landlord) within ten (10) days of Tenant’s receipt of Landlord’s notice requesting Tenant’s reimbursement for or payment of such costs or otherwise fails to comply with the provisions of this Section 5.15(b), Landlord may apply all or any portion of the Security Deposit toward the payment of any costs or expenses relative to the Wire Restoration Work or Tenant’s obligations under this Section 5.15(b). The retention or application of such Security Deposit (if any) by Landlord pursuant to this Section 5.15(b) does not constitute a limitation on or waiver of Landlord’s right to seek further remedy under law or equity. The provisions of this Section 5.15(b) shall survive the expiration or sooner termination of this Lease.

5.16 Tenant’s Remedies.

(a) Landlord shall not be deemed in breach of this Lease unless Landlord fails within a reasonable time to perform an obligation required to be performed by Landlord. For purposes of this Section 5.16, a reasonable time shall in no event be less than fifteen (15) days after receipt by Landlord, and by the holders of any ground lease, deed of trust or mortgage covering the Leased Premises whose name and address shall have been furnished Tenant in writing for such purpose, of written notice specifying wherein such obligation of Landlord has not been performed; provided, however, that if the nature of Landlord’s obligation is such that more than fifteen (15) days after such notice are reasonably required for its performance, then Landlord shall not be in breach of this Lease if performance is commenced within said fifteen (15)-day period and thereafter diligently pursued to completion. If Landlord fails to cure such default within the time provided for in this Lease, the holder of any such ground lease, deed of trust or mortgage shall have an additional period of time as described in Section 9.26 below. The liability of Landlord to Tenant for any default by Landlord under the terms of this Lease shall be limited to the actual interest of Landlord and its present or future partners or members in the Building, and Tenant agrees to look solely to Landlord’s interest in the Building for satisfaction of any liability and shall not look to other assets of Landlord nor seek any recourse against the assets of the individual partners, members, directors, officers, shareholders, agents or employees of Landlord, including without limitation, any property management or asset management company of Landlord (collectively, the “Landlord Parties”). It is the parties’ intention that Landlord and the Landlord Parties shall not in any event or circumstance be personally liable, in any manner whatsoever, for any judgment or deficiency hereunder or with respect to this Lease. Landlord shall not be liable for any loss, injury or damage arising from any act or omission of any other tenant or occupant of the Building, nor shall Landlord be liable under any circumstances for damage or inconvenience to Tenant’s business or for any loss of income or profit therefrom or for other consequential damages. The liability of Landlord under this Lease is limited to its actual period of ownership of title to the Building. Any lien obtained to enforce any such judgment and any levy of execution thereon shall be subject and subordinate to any lien, deed of trust or mortgage to which Section 5.12 applies or may apply. Tenant’s obligation to provide written notice to Landlord of a default by Landlord is limited to those instances where knowledge of Landlord’s default is within the actual knowledge of Tenant. Tenant shall not have the right to terminate this Lease or withhold, reduce or offset any amount against any payments of Rent due and payable under this Lease by reason of a breach of this Lease by Landlord (except as otherwise provided in this Lease); provided, however, that nothing herein shall be deemed to preclude Tenant from bringing legal action to terminate this Lease or to seek actual damages from Landlord in the event of a material breach by Landlord of its obligations under this Lease.

(b) In the event (i) Landlord fails to perform any affirmative duty or obligation of Landlord under this Lease and the failure continues beyond the applicable cure period set forth in this Section 5.16, and (ii) Tenant delivers an additional notice to Landlord specifying that Tenant will have the right to perform such duty or obligation on Landlord’s behalf and Landlord does not, within five (5) days after receipt of the additional notice notify Tenant that a good faith, bona fide dispute exists as to whether or not Landlord has failed to perform such duty or obligation, then Tenant may (but shall not be obligated to) perform such duty or obligation on Landlord’s behalf without waiving any of Tenant’s other rights or remedies in connection therewith or releasing Landlord from any of its obligations for such default and Tenant shall be entitled to reimbursement (within thirty (30) days of Landlord’s receipt of a written request for payment accompanied by written invoices and other reasonably satisfactory written evidence showing the costs incurred) by Landlord of Tenant’s reasonable direct out-of-pocket costs and expenses in performing such duty or obligation on Landlord’s behalf, and Landlord shall indemnify, defend and hold Tenant harmless from and against any claims, liability or damage caused by Landlord failure to perform any affirmative duty or obligation of Landlord under this Lease (excluding special, punitive, speculative or consequential damages). In the event Tenant performs such duty or obligation on Landlord’s behalf, such work, if applicable, must be performed in a first-class manner and in compliance with all applicable laws; and, if such work will affect the Building’s systems and equipment or the structural integrity of the Building, Tenant shall use only those contractors used by Landlord in the Building for work on such systems and equipment (or structural components) (and Landlord shall cause such contractors to charge Tenant competitive rates for such work) unless such contractors are unwilling or unable to perform, or timely perform, such work, in which event Tenant may utilize the services of any other qualified union contractor which normally and regularly performs similar work in Comparable Buildings (as defined in Section 8.1). If Landlord fails to make any required reimbursement within the 30-day period referred to above, Tenant shall have the right to offset the amount set forth in such invoice (other than any portion thereof with respect to which there exists a good faith, bona fide dispute) against the next payment(s) of Rent due under the Lease.

5.17 Rules and Regulations. Tenant shall comply with the rules and regulations for the Project attached as Exhibit D and such reasonable amendments thereto as Landlord may adopt from time to time with prior notice to Tenant.

5.18 Water Leak Monitoring Plan. Tenant shall, at Tenant’s sole cost and expense, maintain a water leak monitoring plan to detect water leaks occurring in the Leased Premises in order to, among other things, minimize potential damage to the Leased Premises and Tenant’s furniture, trade fixtures and equipment.

Article VI

Environmental Matters

6.1 Hazardous Materials Prohibited.

(a) Tenant shall not cause or permit any Hazardous Material (as defined in Section 6.1(c) below) to be brought, kept, used, generated, released or disposed in, on, under or about the Leased Premises or the Project by Tenant, its agents, employees, contractors, licensees or invitees (collectively, “Tenant’s Representatives”); provided, however, that Tenant may use, store and dispose of, in accordance with applicable Governmental Requirements (as defined in Section 6.1(b), limited quantities of standard office and janitorial supplies, but only to the extent reasonably necessary for Tenant’s operations in the Leased Premises, and Hazardous Materials which may be used in a Laboratory (as defined in California Building Code Section 201) or Business Group B occupancies (as defined in California Building Code Section 304), but only to the extent reasonably necessary for Tenant’s operations in the Leased Premises. Within fifteen (15) days following Landlord’s request, Tenant shall provide Landlord with copies of or access to Tenant’s reports provided to governmental authorities with respect to Hazardous Materials, including, without limitation, reports in the California Environmental Reporting System. In addition, with at least fifteen (15) days prior written notice (however, no more than once per year), Tenant shall allow Landlord’s environmental consultant, at Landlord’s sole cost, to perform an environmental audit of Tenant’s use, handling and disposal of Hazardous Materials. Tenant hereby indemnifies Landlord from and against (i) any breach by Tenant of the obligations stated in the preceding sentence, (ii) any breach of the obligations stated in Section 6.1(b) below, or (iii) any claims or liability resulting from Tenant’s use of Hazardous Materials. Tenant hereby agrees to defend and hold Landlord harmless from and against any and all claims, liability, losses, damages, actual costs and/or expenses which arise during or after the Term as a direct result of any breach of the obligations stated in Sections 6.1(a) or 6.1(b) or otherwise resulting from Tenant’s use of Hazardous Materials. This indemnification of Landlord by Tenant includes, without limitation, death of or injury to person, damage to any property or the environment and costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal, or restoration work required by any federal, state or local governmental agency or political subdivision because of any Hazardous Material present in, on, under or about the Leased Premises or the Project (including soil and ground water contamination) which results from such a breach. Without limiting the foregoing, if the presence of any Hazardous Material in, on, under or about the Leased Premises or the Project caused or permitted by Tenant results in any contamination of the Leased Premises or the Project, Tenant shall promptly take all actions, at Tenant’s sole expense, to remediate such contamination as required by applicable law or by the applicable governmental agencies; provided that Landlord’s approval of such actions, and the contractors to be used by Tenant in connection therewith, shall first be obtained. This indemnification of Landlord by Tenant shall survive the expiration or sooner termination of this Lease. Within fifteen (15) days following Landlord’s request (the frequency of such requests by Landlord shall be reasonable), Tenant shall complete, execute, and deliver to Landlord a Hazardous Materials Questionnaire substantially in the form attached to this Lease as Exhibit F.

(b) Tenant covenants and agrees that Tenant shall at all times be responsible and liable for, and be in material compliance with, all federal, state, local and regional laws, ordinances, rules, codes and regulations, as amended from time to time (“Governmental Requirements”), relating to health and safety and environmental matters, arising, directly, out of the use of Hazardous Materials (as defined in Section 6.1(c) below) in the Project, including the specific laws, ordinances and regulations referred to in Section 6.1(c) below. Health and safety and environmental matters for which Tenant is responsible under this paragraph include, without limitation (i) notification and reporting to governmental agencies, (ii) the provision of warnings of potential exposure to Hazardous Materials to Landlord and Tenant’s agents, employees, licensees, contractors and others, (iii) the payment of taxes and fees, (iv) the proper off-site transportation and disposal of Hazardous Materials, and (v) all requirements, including training, relating to the use of equipment. Immediately upon discovery of a release of Hazardous Materials, Tenant shall give written notice to Landlord, whether or not such release is subject to reporting under Governmental Requirements. The notice shall include information on the nature and conditions of the release and Tenant’s planned response. Tenant shall be liable for the cost of any clean-up of the release of any Hazardous Materials by Tenant or Tenant’s Representatives on the Project.

(c) As used in this Lease, the term “Hazardous Material” means any hazardous or toxic substance, material or waste which is or becomes regulated by any local governmental authority, the State of California or the United States Government. The term “Hazardous Material” includes, without limitation, any substance, material or waste which is (i) defined as a “hazardous waste” or similar term under the laws of the jurisdiction where the Project is located; (ii) designated as a “hazardous substance” pursuant to Section 311 of the Federal Water Pollution Control Act (33 U.S.C. § 1317); (iii) defined as a “hazardous waste” pursuant to Section 1004 of the Federal Resource, Conservation and Recovery Act, 42 U.S.C. § 6901 et seq. (42 U.S.C. § 6903); (iv) defined as a “hazardous substance” pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq. (42 U.S.C. § 9601); (v) hydrocarbons, petroleum, gasoline, crude oil or any products, by-products or fractions thereof; or (vi) asbestos in any form or condition.

(d) In connection with Landlord’s recent acquisition of the Project, Landlord commissioned an environmental site assessment for the Project and the findings are set forth in an environmental report (“Environmental Report”). In addition, a summary with respect to the activities associated with the investigation and content removal of an Underground Storage Tank was prepared by Roux Associates, Inc. on August 5, 2020 (the “Tank Report”). A true and correct copy of the Environmental Report and the Tank Report was delivered to Tenant on January 13, 2021. Notwithstanding anything to the contrary herein, to the best of Landlord’s actual knowledge, except for suspected asbestos material and lead paint in the Building and any materials that may be set forth in the Environmental Report and the Tank Report, there are no Hazardous Materials in the Building or on or under the Project.

6.2 Limitations on Assignment and Subletting. In addition to the provisions of Section 5.6 above, it shall not be unreasonable for Landlord to withhold its consent to any proposed assignment or subletting of the Leased Premises if (i) the proposed transferee’s anticipated use of the Leased Premises involves the generation, storage, use, treatment, or disposal of Hazardous Material (excluding standard office and janitorial supplies; in limited quantities as hereinabove provided) in violation of Governmental Requirements; (ii) the proposed transferee has been required by any prior landlord, lender or governmental authority to take remedial action in connection with Hazardous Material contaminating a real property if the contamination resulted from such transferee’s actions or use of the property in question; or (iii) the proposed transferee is subject to an enforcement order issued by any governmental authority in connection with the generation, storage, use, treatment or disposal of a Hazardous Material.

6.3 Right of Entry. In addition to the provisions of Section 5.11 above, Landlord, its employees, agents and consultants, shall have the right to enter the Leased Premises at any time, in case of an emergency, and otherwise during reasonable hours and upon reasonable prior written notice to Tenant, in order to conduct periodic environmental inspections and tests to determine whether any Hazardous Materials are present. The costs and expenses of such inspections shall be paid by Landlord unless a default or breach of this Lease, violation of Governmental Requirements or contamination caused or permitted by Tenant is found to exist. In such event, Tenant shall reimburse Landlord upon demand, as Additional Rent, for the costs and expenses of such inspections.

6.4 Notice to Landlord. Tenant shall promptly notify Landlord in writing of: (i) any enforcement, clean-up, removal or other governmental or regulatory action instituted or threatened regarding the Leased Premises or the Project pursuant to any Governmental Requirements; (ii) any claim made or in writing threatened by any person against Tenant or the Leased Premises relating to damage, contribution, cost recovery, compensation, loss or injury resulting from or claimed to result from any Hazardous Material; and (iii) any reports made to or received from any governmental agency arising out of or in connection with any Hazardous Material in or removed from the Leased Premises or the Project, including any complaints, notices, warnings or asserted violations in connection therewith. Tenant shall also supply to Landlord as promptly as possible, and in any event within three (3) business days after Tenant first receives or sends the same, copies of all claims, reports, complaints, notices, warnings, asserted violations or other communications relating in any way to the Leased Premises or Tenant’s use thereof.

6.5 Disclosure as to Hazardous Materials. Landlord hereby discloses to Tenant that previous occupants or others possessed and used or may have possessed and used office supplies, cleaning products, construction and decorating materials and other substances in or about the Leased Premises or portions thereof and which may contain or may have contained Hazardous Materials for which Tenant shall have no liability. In addition: (i) portions of the Project (including, without limitation, the equipment rooms) contain Hazardous Materials of the kind ordinarily employed in such areas; and (ii) automobiles and other vehicles operated or parked in the parking and loading areas emit substances which may contain Hazardous Materials.

6.6 Asbestos Notice. Tenant acknowledges that Tenant has received the asbestos notification letter attached hereto as Exhibit E pursuant to California Health and Safety Code Sections 25915 et seq. (as amended from time to time, the “Connelly Act”), disclosing the existence of asbestos in the Building. Tenant hereby agrees to comply with the Connelly Act, including providing copies of Landlord’s asbestos notification letter to all of Tenant’s “employees” and “owners,” as those terms are defined in the Connelly Act.

Article VII

Insurance, Indemnity, Condemnation, Damage and Default

7.1 Landlord’s Insurance. Landlord shall secure and maintain policies of insurance for the estimated full replacement cost of the Project covering loss of or damage to the Project, including the Base Building Upgrades and the PD Tenant Improvements, but excluding all subsequent alterations, additions and improvements to the Leased Premises, with loss payable to Landlord and to the holders of any deeds of trust, mortgages or ground leases on the Project. Landlord shall not be obligated to obtain insurance for Tenant’s trade fixtures, equipment, furnishings, machinery or other property (regardless of whether such items may be a component of the PD Tenant Improvements). Such policies shall provide protection against fire and extended coverage perils and such additional perils as Landlord deems suitable, and with such deductible(s) as Landlord shall deem reasonably appropriate. Landlord shall further secure and maintain commercial general liability insurance with respect to the Project in such amount as Landlord shall determine, such insurance to be in addition to, and not in lieu of, the liability insurance required to be maintained by Tenant. Landlord may also secure and maintain earthquake insurance with respect to the Project subject to the terms and provisions set forth in Section 3.5(a)(8). Landlord may elect to self-insure for the coverages required under this Section 7.1. Tenant shall not be named as an additional insured on any policy of insurance maintained by Landlord.

7.2 Tenant’s Liability Insurance. Tenant (with respect to both the Leased Premises and the Project) shall secure and maintain, at its own expense, at all times during the Term (including any early access period), a policy or policies of commercial general liability insurance with the premiums thereon fully paid in advance, protecting Tenant and naming Landlord, the holders of any deeds of trust, mortgages or ground leases on the Project, and Landlord’s representatives (which term, whenever used in this Article 7, shall be deemed to include Landlord’s partners, trustees, ancillary trustees, officers, directors, shareholders, beneficiaries, agents, employees and independent contractors) as additional insureds against claims for bodily injury, personal injury, advertising injury and property damage (including attorneys’ fees) based upon, involving or arising out of Tenant’s operations, assumed liabilities or Tenant’s use, occupancy or maintenance of the Leased Premises and the Project. Such insurance shall provide for a minimum amount of Two Million Dollars ($2,000,000.00) for property damage or injury, bodily injury, or death of one or more than one person in any one accident or occurrence, with an annual aggregate limit of at least Five Million Dollars ($5,000,000.00). The coverage required to be carried shall include fire legal liability, blanket contractual liability, personal injury liability (libel, slander, false arrest and wrongful eviction), property damage, medical payments, products liability and completed operations coverage (as well as owned, non-owned and hired automobile liability if an exposure exists) and the policy shall contain an exception to any pollution exclusion which insures damage or injury arising out of heat, smoke or fumes from a hostile fire; notwithstanding the foregoing, completed operations coverage shall not be required provided Tenant is engaged only in research and development activities and does not have any sponsored human clinical trials and is not engaged in the production, manufacturing, marketing and/or sale of any products for human trials or use (collectively, “Production Activities”), however, prior to commencing any Production Activities, Tenant shall notify Landlord in writing and shall add completed operations liability insurance to its coverages. Such insurance shall be written on an occurrence basis and contain a separation of insureds provision or cross-liability endorsement acceptable to Landlord. Tenant shall provide Landlord with a certificate evidencing such insurance coverage. The certificate shall indicate that the insurance provided specifically recognizes the liability assumed by Tenant under this Lease and that Tenant’s insurance is primary to and not contributory (and Tenant shall provide Landlord with evidence of a primary and non-contributory endorsement) with any other insurance maintained by Landlord, whose insurance shall be considered excess insurance only. Not more frequently than every two (2) years, if, in the opinion of any mortgagee of Landlord or of the insurance broker retained by Landlord, the amount of liability insurance coverage at that time is not adequate, then Tenant shall increase its liability insurance coverage as required by either any mortgagee of Landlord or Landlord’s insurance broker. Whenever, in Landlord’s reasonable judgment, good business practice or change in conditions indicate a need for additional or different types of insurance, Tenant shall, within fifteen (15) days of receipt of Landlord’s request therefor, obtain the insurance at its own expense.

7.3 Tenant’s Additional Insurance Requirements.

(a) Tenant shall secure and maintain, at Tenant’s expense, at all times during the Term (including any early access period), a commercial property policy, covering risks of direct physical loss (known as Special Form coverage) including a replacement cost provision, on all of Tenant’s fixtures, furnishings, equipment, machinery, merchandise and personal property in the Leased Premises and on any alterations, additions or improvements made by or for Tenant upon the Leased Premises, all for the full replacement cost thereof without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance. Such insurance shall insure against those risks customarily covered in an “all risk” policy of insurance covering physical loss or damage. Tenant shall use the proceeds from such insurance for the replacement of fixtures, furnishings, equipment and personal property and for the restoration of any alterations, additions or improvements to the Leased Premises. In addition, Tenant shall secure and maintain, at all times during the Term, loss of income, business interruption and extra expense insurance in such amounts as will reimburse Tenant for direct or indirect loss of earnings and incurred costs for a minimum period of twelve (12) months attributable to all perils commonly insured against by prudent tenants or attributable to prevention of access to the Leased Premises or to the Building as a result of such perils; such insurance shall be maintained with Tenant’s property insurance carrier. Further, Tenant shall secure and maintain at all times during the Term workers’ compensation insurance in such amounts as are required by law, employer’s liability insurance in the amount of One Million Dollars ($1,000,000.00) per occurrence, and all such other insurance as may be required by applicable law or as may be reasonably required by Landlord. In addition, Tenant shall maintain environmental or pollution legal liability insurance applicable to bodily injury, property damage including loss of use of damaged property or of property that has not been physically injured or destroyed, cleanup costs and defense, including costs incurred in the investigation, defense or settlement of claims; all in connection with any loss arising from the Leased Premises in an amount not less than Five Million Dollars ($5,000,000.00) each incident and in the annual aggregate; if such insurance coverage is written on a claims-made basis, Tenant warrants that continuous coverage will be maintained or an extended discovery period will be exercised for a period of five (5) years after the expiration of the Term of this Lease with such cost incurred by Tenant (the parties agree that the foregoing environmental or pollution legal liability insurance shall only cover claims, costs or losses caused by Tenant’s Representatives and shall not cover, among other things, pre-existing conditions, claims caused by future tenants that occupy the Project after the expiration of the Term of this

Lease, or claims caused by Landlord’s Representatives). In the event Tenant makes any alterations, additions or improvements to the Leased Premises, prior to commencing any work in the Leased Premises, Tenant shall secure “builder’s all risk” insurance which shall be maintained throughout the course of construction, such policy being an all risk builder’s risk completed value form, in an amount approved by Landlord, but not less than the total contract price for the construction of such alterations, additions or improvements and covering the construction of such alterations, additions or improvements, and such other insurance as Landlord may reasonably require, it being understood and agreed that all of such alterations, additions or improvements shall be insured by Tenant pursuant to this Section 7.3 immediately upon completion thereof. Tenant shall provide Landlord with certificates of all such insurance. The property insurance certificate shall confirm that the waiver of subrogation required to be obtained pursuant to Section 7.5 is permitted by the insurer. Tenant shall, at least thirty (30) days prior to the expiration of any policy of insurance required to be maintained by Tenant under this Lease, furnish Landlord with an “insurance binder” or other satisfactory evidence of renewal thereof.

(b) All policies required to be carried by Tenant under this Lease shall be issued by and binding upon a reputable insurance company of good financial standing licensed to do business in the State of California with a rating of at least A-IX or such other rating as may be required by a lender having a lien on the Project, as set forth in the most current issue of “Best’s Insurance Reports.” Tenant shall not do or permit anything to be done that would invalidate the insurance policies referred to in this Article 7. All policies required to be carried by Tenant under this Article 7 shall contain a waiver of subrogation endorsement and shall contain an endorsement or endorsements providing that (i) Landlord and its affiliated entities, the property manager for the Building, the asset manager for the Building, and any lender with a deed of trust encumbering the Project or any part thereof, of whom Landlord has notified Tenant, are included as additional insureds, (ii) the insurer agrees not to cancel or alter the policy without at least thirty (30) days’ prior written notice to Landlord and all named and additional insureds, and (iii) all such insurance maintained by Tenant is primary, with any other insurance available to Landlord or any other named or additional insured being excess and noncontributing.

(c) Tenant shall provide evidence of each of the policies of insurance which Tenant is required to obtain and maintain pursuant to this Lease on or before the Term Commencement Date (or any early access period, if applicable) and at least thirty (30) days prior to the expiration of any policy, which evidence shall be binding upon the insurance carrier, shall be accompanied by a copy of the ISO Additional Insured Endorsement CG 2037 or CG 2026 (or their equivalent), as applicable, and, as to property insurance, shall be in the form of an “ACORD 28 (10/2003)” evidence of insurance or other form reasonably acceptable to Landlord. In the event that Tenant fails to provide evidence of insurance required to be provided by Tenant under this Lease, prior to commencement of the Term, and thereafter during the Term, within ten (10) days following Landlord’s written request therefor, and thirty (30) days prior to the expiration date of any such coverage, Landlord shall be authorized (but not required) to procure such coverage in the amounts stated with all costs thereof (plus a fifteen percent (15%) administrative fee) to be chargeable to Tenant and payable upon written invoice therefor, which amounts shall be deemed Additional Rent hereunder.

(d) The minimum limits of insurance required by this Lease, or as carried by Tenant, shall not limit the liability of Tenant nor relieve Tenant of any obligation hereunder.

7.4 Indemnity and Exoneration.

(a) To the extent not prohibited by law, Landlord and Landlord’s representatives, partners, members, agents, employees, directors, officers, successors and assigns (“Landlord’s Representatives”) shall not be liable for any loss, injury or damage to person or property of Tenant, Tenant’s agents, employees, contractors, invitees or any other person, whether caused by theft, fire, act of God, acts of the public enemy, riot, strike, insurrection, war, court order, requisition or order of governmental body or authority or which may arise through repair, alteration or maintenance of any part of the Project or failure to make any such repair or from any other cause whatsoever, except as expressly otherwise provided in Sections 7.6 and 7.7. Landlord shall not be liable for any loss, injury or damage arising from any act or omission of any other tenant or occupant of the Project, nor shall Landlord be liable under any circumstances for damage or inconvenience to Tenant’s business or for any loss of income or profit therefrom.

(b) Except to the extent such damage is caused by any negligence, willful misconduct or breach of this Lease of or by any Landlord’s Representatives, Tenant shall indemnify, protect, defend and hold the Project, Landlord and Landlord’s Representatives, harmless of and from any and all claims, liability, costs, penalties, fines, damages, injury, judgments, forfeiture, actual losses or expenses (including without limitation attorneys’ fees, consultant fees, testing and investigation fees, expert fees and court costs) arising out of or in any way related to or resulting directly from (i) the use or occupancy of the Leased Premises, (ii) the activities of Tenant or Tenant’s Representatives in or about the Leased Premises or the Project, (iii) any failure to comply with any applicable law, and (iv) any default or breach by Tenant in the performance of any obligation of Tenant under this Lease; provided, however, that the foregoing indemnity shall not be applicable to claims arising by reason of the active gross negligence or willful misconduct of Landlord.

(c) Except to the extent such damage is caused by any negligence, willful misconduct or breach of this Lease of or by any Landlord’s Representatives, Tenant shall indemnify, protect, defend and hold the Project, Landlord and its representatives, harmless of and from any and all claims, liability, costs, penalties, fines, damages, injury, judgments, forfeiture, actual losses or expenses (including without limitation attorneys’ fees, consultant fees, testing and investigation fees, expert fees and court costs) arising out of or in any way related to or resulting directly or indirectly from work or labor performed, materials or supplies furnished to or at the request of Tenant or in connection with obligations incurred by or performance of any work done for the account of Tenant in the Leased Premises or the Project.

(d) Notwithstanding anything to the contrary herein, except with respect to a Tenant hold over as set forth in Section 9.5 below, Landlord and Tenant hereby acknowledge and agree that each party hereunder waives any right to special, punitive, speculative or consequential damages as a result of the default of the other party hereunder.

(e) The provisions of this Section 7.4 shall survive the expiration or sooner termination of this Lease. TENANT AND LANDLORD ACKNOWLEDGE THAT THE PARTIES HAVE READ AND UNDERSTAND THE MEANING AND RAMIFICATIONS OF THE PROVISIONS SET FORTH IN THIS SECTION 7.4 AND FURTHER ACKNOWLEDGES THAT SUCH PROVISIONS WERE SPECIFICALLY NEGOTIATED.

7.5 Waiver of Subrogation. Anything in this Lease to the contrary notwithstanding, Landlord and Tenant each waives all rights of recovery, claim, action or cause of action against the other, its agents (including partners, both general and limited), trustees, officers, directors, and employees, for any loss or damage that may occur to the Leased Premises, or any improvements thereto, or the Project or any personal property of such party therein, by reason of any cause required to be insured against under this Lease to the extent of the coverage required, regardless of cause or origin, including negligence of the other party hereto, provided that such party’s insurance is not invalidated thereby; and each party covenants that, to the fullest extent permitted by law, no insurer shall hold any right of subrogation against such other party. Tenant shall advise its insurers of the foregoing and such waiver shall be a part of each policy maintained by Tenant which applies to the Leased Premises, any part of the Project or Tenant’s use and occupancy of any part thereof.

7.6 Condemnation.

(a) If the Leased Premises are taken under the power of eminent domain or sold under the threat of the exercise of such power (all of which are referred to herein as “Condemnation”), this Lease shall terminate as to the part so taken as of the date the condemning authority takes title or possession, whichever first occurs (the “Date of Taking”). If the Leased Premises or any portion of the Project is taken by Condemnation to such an extent as to render the Leased Premises untenantable as reasonably determined by Landlord, this Lease shall, at the option of either party to be exercised in writing within thirty (30) days after receipt of written notice of such taking, forthwith cease and terminate as of the Date of Taking. All proceeds from any Condemnation of the Leased Premises shall belong and be paid to Landlord, subject to the rights of any mortgagee of Landlord’s interest in the Project or the beneficiary of any deed of trust which constitutes an encumbrance thereon; provided that Tenant shall be entitled to any compensation separately awarded to Tenant for Tenant’s relocation expenses, loss of Tenant’s trade fixtures, or Tenant’s use of the Leased Premises. If this Lease continues in effect after the Date of Taking pursuant to the provisions of this Section 7.6(a), Landlord shall proceed with reasonable diligence to repair, at its expense, the remaining parts of the Project and the Leased Premises to substantially their former condition to the extent that the same is feasible (subject to reasonable changes which Landlord shall deem desirable) and so as to constitute a complete and tenantable Project and Leased Premises and Rent shall be abated for the period of such Taking. Following a Condemnation, Net Rent shall thereafter be equitably adjusted according to the remaining Rentable Area of the Leased Premises and the Building. Except as hereinafter provided, in the event of any Condemnation, Landlord shall have the right to all compensation, damages, income, rent or awards made with respect thereto (collectively an “Award”), including any award for the value of the leasehold estate created by this Lease. No award to Landlord shall be apportioned and, subject to Tenant’s rights hereinafter specified, Tenant hereby assigns to Landlord any right of Tenant in any award made for any Condemnation. So long as such claim will not reduce any award otherwise payable to Landlord under this Section 7.6, Tenant may seek to recover, at its cost and expense, as a separate claim, any damages or awards payable on a taking of the Leased Premises to compensate for the unamortized cost paid by Tenant for the alterations, additions or improvements, if any, made by Tenant during the initial improvement of the Leased Premises and for any alterations, or for Tenant’s personal property taken, or for interference with or interruption of Tenant’s business (including goodwill), or for Tenant’s removal and relocation expenses.

(b) In the event of a temporary Condemnation of all or a portion of the Leased Premises, Rent shall be abated for the period of such temporary Condemnation and in proportion to the percentage of the rentable square footage of the Leased Premises, if any, that is subject to, or rendered inaccessible or untenantable by, such Condemnation and not occupied by Tenant. In the event of the a temporary Condemnation, Tenant shall remain fully obligated for performance of all of the covenants and obligations on its part to be performed pursuant to the terms of this Lease.

7.7 Damage or Destruction. In the event of a fire or other casualty in the Leased Premises, Tenant shall immediately give notice thereof to Landlord. The following provisions shall then apply:

(a) If the damage is limited solely to the Leased Premises and the Leased Premises can, in Landlord’s reasonable opinion, be made tenantable with all damage repaired (excluding Tenant’s personal property, trade fixtures, equipment and any improvements or alterations installed by or on behalf of Tenant) within six (6) months from the date of damage, then Landlord shall be obligated to rebuild the same to substantially their former condition to the extent that the same is feasible (subject to reasonable changes which Landlord shall deem desirable and such changes as may be required by applicable law) and shall proceed with reasonable diligence to do so and this Lease shall remain in full force and effect.

(b) If portions of the Project outside the boundaries of the Leased Premises are damaged or destroyed (whether or not the Leased Premises are also damaged or destroyed) and the Leased Premises and the Project can, in Landlord’s opinion, both be made tenantable with all damage repaired (excluding Tenant’s personal property, trade fixtures, equipment and any improvements or alterations installed by or on behalf of Tenant, except for the PD Tenant Improvements and Base Building Upgrades set forth in Exhibits B and B-1) within six (6) months from the date of damage or destruction, then Landlord shall be obligated to rebuild the same to substantially their former condition to the extent that the same is feasible (subject to reasonable changes which Landlord shall deem desirable and such changes as may be required by applicable law) and shall proceed with reasonable diligence to do so and this Lease shall remain in full force and effect.

(c) Notwithstanding anything to the contrary contained in Sections 7.7(a) or 7.7(b) above, Landlord shall not have any obligation whatsoever to repair, reconstruct or restore the Leased Premises if (i) the cost to repair and restore the Building is fifty percent (50%) or more of the replacement cost of the entire Building prior to such damage or destruction, (ii) the holder of any mortgage or beneficiary of any deed of trust requires that Landlord’s insurance proceeds be paid to it, or (iii) when any damage thereto or to the Building occurs during the last eighteen (18) months of the Term. Under such circumstances, Landlord shall notify Tenant of its decision not to rebuild within thirty (30) days of such damage, whereupon the Lease shall terminate as of the date of such notice.

(d) If neither Section 7.7(a) nor 7.7(b) above applies, Landlord shall so notify Tenant within thirty (30) days after the date of the damage or destruction and Landlord may terminate this Lease within thirty (30) days after the date of such notice, such termination notice to be immediately effective; provided, however, that if Landlord elects to reconstruct the Project and the Leased Premises, such election to be made at Landlord’s sole option, in which event (i) Landlord shall notify Tenant of such election within said thirty (30) day period, and (ii) Landlord shall proceed with reasonable diligence to rebuild the Project and the Leased Premises to substantially their former condition to the extent that the same is feasible (subject to reasonable changes which Landlord shall deem desirable and such changes as may be required by applicable law) but excluding Tenant’s personal property, trade fixtures, equipment and any improvements or alterations installed by or on behalf of Tenant, except for the PD Tenant Improvements and Base Building Upgrades set forth in Exhibit B-1.

(e) During any period when Tenant’s use of the Leased Premises is significantly impaired by damage or destruction, Base Rent shall abate in proportion to the degree to which Tenant’s use of the Leased Premises is impaired and Tenant does not actually use the Leased Premises until such time as the Leased Premises are made tenantable as reasonably determined by Landlord and Tenant; provided that no such rental abatement shall be permitted if the casualty is the result of the negligence or willful misconduct of Tenant or Tenant’s Representatives.

(f) The proceeds from any insurance paid by reason of damage to or destruction of the Project or any part thereof insured by Landlord shall belong to and be paid to Landlord, subject to the rights of any mortgagee of Landlord’s interest in the Project or the beneficiary of any deed of trust which constitutes an encumbrance thereon. Tenant shall be responsible at its sole cost and expense for the repair, restoration and replacement of (i) its fixtures, furnishings, equipment, machinery, merchandise and personal property in the Leased Premises, and (ii) its alteration, additions and improvements.

(g) Landlord’s repair and restoration obligations under this Section 7.7 shall not impair or otherwise affect the rights and obligations of the parties set forth elsewhere in this Lease. Subject to Section 7.7(e), Landlord shall not be liable for any inconvenience or annoyance to Tenant, its employees, agents, contractors or invitees, or injury to Tenant’s business resulting in any way from such damage or the repair thereof. Landlord and Tenant agree that the terms of this Lease shall govern the effect of any damage to or destruction of the Leased Premises or the Project with respect to the termination of this Lease and hereby waive the provisions of any present or future statute or law to the extent inconsistent therewith.

(h) Tenant shall promptly replace or repair, at Tenant’s cost and expense, Tenant’s movable furniture, equipment, trade fixtures and other personal property in the Leased Premises which Tenant shall be responsible for insuring during the Term of this Lease.

(i) The respective rights and obligations of Landlord and Tenant in the event of any damage to or destruction of the Leased Premises, or any other portion of the Building or the Project, are governed exclusively by this Lease. Accordingly, Tenant hereby waives the provisions of any law to the contrary, including California Civil Code Sections 1932(2), 1933(4), 1941 and 1942 and any similar or successor laws and any other laws providing for the termination of a lease upon destruction of the leased property.

7.8 Default by Tenant.

(a) Events of Default. The occurrence of any of the following shall constitute an event of default on the part of Tenant:

(1) Intentionally Omitted.

(2) Nonpayment of Rent. Failure to pay any installment of Rent due and payable hereunder on the date when payment is due, which failure is not cured within three (3) business days following receipt of written notice from Landlord that such payment is past due; furthermore, if Tenant shall be served with a demand for the payment of past due Rent, any payment(s) tendered thereafter to cure any default by Tenant shall be made only by cashier’s check, wire-transfer or direct deposit of immediately available funds;

(3) Other Obligations. Failure to perform any obligation, agreement or covenant under this Lease other than those matters specified in subsections 7.8(a)(1), 7.8(a)(2) or 7.8(a)(12), such failure continuing for a period of fifteen (15) days after written notice of such failure (or such longer period as is reasonably necessary to remedy such default (not to exceed sixty (60) days), provided that Tenant commences the remedy within such fifteen (15)-day period and continuously and diligently pursues such remedy at all times until such default is cured);

(4) General Assignment. Any general arrangement or assignment by Tenant for the benefit of creditors;

(5) Bankruptcy. The filing of any voluntary petition in bankruptcy by Tenant, or the filing of an involuntary petition against Tenant, which involuntary petition remains undischarged for a period of sixty (60) days. In the event that under applicable law the trustee in bankruptcy or Tenant has the right to affirm this Lease and continue to perform the obligations of Tenant hereunder, such trustee or Tenant shall, within such time period as may be permitted by the bankruptcy court having jurisdiction, cure all defaults of Tenant hereunder outstanding as of the date of the affirmance of this Lease and provide to Landlord such adequate assurances as may be necessary to ensure Landlord of the continued performance of Tenant’s obligations under this Lease;

(6) Receivership. The appointment of a trustee or receiver to take possession of all or substantially all of Tenant’s assets or the Leased Premises, where possession is not restored to Tenant within ten (10) business days;

(7) Attachment. The attachment, execution or other judicial seizure of all or substantially all of Tenant’s assets or the Leased Premises, if such attachment or other seizure remains undismissed or undischarged for a period of thirty (30) business days after the levy thereof;

(8) Insolvency. The admission by Tenant in writing of its inability to pay its debts as they become due; the filing by Tenant of a petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation; the filing by Tenant of an answer admitting or failing timely to contest a material allegation of a petition filed against Tenant in any such proceeding; or, if within sixty (60) days after the commencement of any proceeding against Tenant seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such proceeding shall not have been dismissed;

(9) Intentionally Omitted;

(10) Partner. If Tenant is a partnership or consists of more than one (1) person or entity, if any general partner or managing member of Tenant is involved in any of the events or acts described in subsections 7.8(a)(4) through (8);

(11) Misrepresentation. The discovery by Landlord that any representation, warranty or financial statement given to Landlord by Tenant under this Lease was materially false or misleading; or

(12) Estoppel/SNDA. Failure to deliver the documents required to be delivered by Tenant under Sections 5.12 and/or 5.13 within the applicable time period set forth in such sections.

(b) Remedies Upon Default:

(1) Termination. If an event of default occurs, Landlord shall have the right, with or without notice or demand, immediately (after expiration of any applicable grace period specified herein) to terminate this Lease, and at any time thereafter recover possession of the Leased Premises or any part thereof and expel and remove therefrom Tenant and any other person occupying the same, by any lawful means, and again repossess and enjoy the Leased Premises without prejudice to any of the remedies that Landlord may have under this Lease, or at law or in equity by reason of Tenant’s default or of such termination. In addition to the foregoing, if at any time, Tenant is in default of any term, condition or provision of this Lease, to the fullest extent permitted by law, any express or implicit waiver by Landlord of Tenant’s requirement to pay Base Rent shall be null and void and Tenant shall immediately pay to Landlord all Base Rent so expressly or implicitly waived by Landlord.

(2) Continuation After Default. Even though Tenant has breached this Lease and/or abandoned the Leased Premises, this Lease shall continue in effect for so long as Landlord does not terminate Tenant’s right to possession under subsection 7.8(b)(1) hereof in writing, and Landlord may enforce all of its rights and remedies under this Lease, including (but without limitation) the right to recover Rent as it becomes due, and Landlord, without terminating this Lease, may exercise all of the rights and remedies of a landlord under Section 1951.4 of the Civil Code of the State of California or any amended or successor code section. Acts of maintenance or preservation, efforts to relet the Leased Premises or the appointment of a receiver upon application of Landlord to protect Landlord’s interest under this Lease shall not constitute an election to terminate Tenant’s right to possession. If Landlord elects to relet the Leased Premises for the account of Tenant, the rent received by Landlord from such reletting shall be applied as follows: first, to the payment of any indebtedness other than Rent due hereunder from Tenant to Landlord; second, to the payment of any costs of such reletting; third, to the payment of the cost of any alterations or repairs to the Leased Premises; fourth, to the payment of Rent due and unpaid hereunder; and the balance, if any, shall be held by Landlord and applied in payment of future Rent as it becomes due. If that portion of rent received from the reletting which is applied against the Rent due hereunder is less than the amount of the Rent due, Tenant shall pay the deficiency to Landlord promptly upon demand by Landlord. Such deficiency shall be calculated and paid monthly. Tenant shall also pay to Landlord, as soon as determined, any costs and expenses incurred by Landlord in connection with such reletting or in making alterations and repairs to the Leased Premises, which are not covered by the rent received from the reletting.

(c) Damages Upon Termination. Should Landlord terminate this Lease pursuant to the provisions of subsection 7.8(b)(1) hereof, Landlord shall have all the rights and remedies of a landlord provided by Section 1951.2 of the Civil Code of the State of California. Upon such termination, in addition to any other rights and remedies to which Landlord may be entitled under applicable law, Landlord shall be entitled to recover from Tenant: (i) the worth at the time of award of the unpaid Rent and other amounts which had been earned at the time of termination; (ii) the worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such Rent loss that Tenant proves could have been reasonably avoided; (iii) the worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such Rent loss that Tenant proves could be reasonably avoided; and (iv) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which, in the ordinary course of things, would be likely to result therefrom. The “worth at the time of award” of the amounts referred to in clauses (i) and (ii) shall be computed with interest at the lesser of ten percent (10%) per annum or the maximum rate then allowed by law. The “worth at the time of award” of the amount referred to in clause (iii) shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of the award plus one percent (1%).

(d) Computation of Rent for Purposes of Default. For purposes of computing unpaid Rent which would have accrued and become payable under this Lease pursuant to the provisions of Section 7.8(c), unpaid Rent shall consist of the sum of:

(1) the total Base Rent for the balance of the Term, plus

(2) a computation of Tenant’s Proportionate Share of Basic Operating Costs for the balance of the Term, the assumed amount for the Computation Year of the default and each future Computation Year in the Term to be equal to Tenant’s Proportionate Share of Basic Operating Costs for the Computation Year immediately prior to the year in which default occurs, compounded at a per annum rate equal to the mean average rate of inflation for the preceding five (5) calendar years as determined by the United States Department of Labor, Bureau of Labor Statistics Consumer Price Index (All Urban Consumers, all items (1982-84=100)) for the Metropolitan Area or Region in which the Project is located. If such Index is discontinued or revised, the average rate of inflation shall be determined by reference to the index designated as the successor or substitute index by the government of the United States.

(e) Late Charge. If any payment required to be made by Tenant under this Lease is not received by Landlord on or before the date the same is due, Tenant shall pay to Landlord an amount equal to ten percent (10%) of the delinquent amount. The parties agree that Landlord would incur costs not contemplated by this Lease by virtue of such delinquencies, including without limitation administrative, collection, processing and accounting expenses, the amount of which would be extremely difficult to compute, and the amount stated herein represents a reasonable estimate thereof. Acceptance of such late charge by Landlord shall in no event constitute a waiver of Tenant’s breach or default with respect to such delinquency, or prevent Landlord from exercising any of Landlord’s other rights and remedies. Notwithstanding the foregoing, in the first instance in any calendar year wherein Tenant is late in making a payment to Landlord of any sums payable by Tenant hereunder, the foregoing late charge shall not be assessed unless such payment is more than five (5) days past due after written notice from Landlord. After Landlord has given written notice of one (1) late payment in any calendar year, no other notices will be required during the remainder of the applicable calendar year for a late charge to be assessed to Tenant.

(f) Interest on Past-Due Obligations. Except as expressly otherwise provided in this Lease, any Rent due Landlord hereunder, other than late charges, which is not received by Landlord on the date on which it was due, shall bear interest from the day after it was due at the lesser of ten percent (10%) per annum or the maximum rate then allowed by law, in addition to the late charge provided for in Section 7.8(e).

(g) Landlord’s Right to Perform. Notwithstanding anything to the contrary set forth elsewhere in this Lease, in the event Tenant fails to perform any affirmative duty or obligation of Tenant under this Lease, then Landlord may (but shall not be obligated to) perform such duty or obligation on Tenant’s behalf without waiving any of Landlord’s rights in connection therewith or releasing Tenant from any of its obligations or such default, including, without limitation, the obtaining of insurance policies or governmental licenses, permits or approvals. Tenant shall reimburse Landlord upon demand for the costs and expenses of any such performance (including penalties, interest and attorneys’ fees incurred in connection therewith). Such costs and expenses incurred by Landlord shall be deemed Additional Rent hereunder.

(h) Remedies Cumulative. All rights, privileges and elections or remedies of Landlord are cumulative and not alternative with all other rights and remedies at law or in equity to the fullest extent permitted by law.

(i) Waiver. Tenant waives any right of redemption or relief from forfeiture under California Code of Civil Procedure Sections 1174 and 1179 and California Civil Code Section 3275, or under any other present or future law in the event Tenant is evicted and Landlord takes possession of the Leased Premises by reason of a default.

Article VIII

Tenant Options

8.1 Option to Renew.

(a) Landlord hereby grants to Tenant one (1) option (the “Option”) to extend the term of this Lease for an additional period of five (5) years (the “Option Term”), all on the following terms and conditions:

(1) The Option must be exercised, if at all, by written notice irrevocably exercising the Option (“Option Notice”) delivered by Tenant to Landlord not earlier than fifteen (15) months and not later than twelve (12) months prior to the Term Expiration Date. Further, at Landlord’s option, the Option shall not be deemed to be properly exercised if, as of the date of the Option Notice or at the Term Expiration Date, (i) Tenant is in material default under this Lease, or (ii) Tenant has assigned this Lease or sublet any portion of the Leased Premises (other than with respect to a Permitted Transfer). Provided Tenant has properly and timely exercised the Option, the term of this Lease shall be extended for the period of the Option Term, and all terms, covenants and conditions of this Lease shall remain unmodified and in full force and effect, except that (i) the Landlord Improvements set forth in Exhibit B and the Base Building Upgrades set forth in Exhibit B-1 shall not apply to the Option Term (Tenant shall accept the Leased Premises in its AS IS condition existing prior to the Option Term), and (ii) the Base Rent shall be modified as set forth in subsection 8.1(a)(2) below.

(2) The Base Rent payable for the initial year of the Option Term shall be the greater of (i) the Base Rent payable on the Term Expiration Date, or (ii) the then-current rental rate per rentable square foot (as further defined below, “FMRR”) being agreed to (with annual market increases) in renewal leases by the Landlord and other landlords of buildings in the Emeryville, California area which are comparable in quality, location and prestige to the Building (“Comparable Buildings”) and tenants leasing space in the Building or Comparable Buildings. As used herein, “FMRR” shall mean the rental rate per rentable square foot for which Landlord and/or other landlords are entering into renewal leases with tenants leasing space from Landlord and other landlords in the Building and/or Comparable Buildings (“Comparative Transactions”), taking into consideration fair market annual increases, and the value of existing tenant improvements in the Leased Premises. To the extent such other Comparable Buildings have historically received lower or higher rents from the rents in the Building, then for the purpose of arriving at the FMRR, such rates when used to establish the FMRR in the Building shall be increased or decreased as appropriate to reflect such historical differences. Landlord shall provide its determination of the FMRR to Tenant within twenty (20) days after Landlord receives the Option Notice. Tenant shall have ten (10) days (“Tenant’s Review Period”) after receipt of Landlord’s notice of the FMRR within which to accept such FMRR or to reasonably object thereto in writing. In the event Tenant objects to the FMRR submitted by Landlord, Landlord and Tenant shall attempt to agree upon such FMRR. If Landlord and Tenant fail to reach agreement on such FMRR within ten (10) days following Tenant’s Review Period (the “Outside Agreement Date”), then each party shall place in a separate sealed envelope its final proposal as to FMRR and such determination shall be submitted to arbitration in accordance with subparagraph 8.1(b) below.

(b) Landlord and Tenant shall meet with each other within three (3) business days of the Outside Agreement Date and exchange the sealed envelopes and then open such envelopes in each other’s presence. If Landlord and Tenant do not mutually agree upon the FMRR within one (1) business day of the exchange and opening of envelopes, then, within ten (10) business days of the exchange and opening of envelopes, Landlord and Tenant shall agree upon and jointly appoint one arbitrator who shall be by profession be a real estate broker who shall have been active over the ten (10) year period ending on the date of such appointment in the leasing of comparable commercial properties in the vicinity of the Building. Neither Landlord nor Tenant shall consult with such broker as to his or her opinion as to FMRR prior to the appointment. The determination of the arbitrator shall be limited solely to the issue of whether Landlord’s or Tenant’s submitted FMRR for the Leased Premises is the closer to the actual rental rate per rentable square foot for renewal leases for Comparative Transactions. Such arbitrator may hold such hearings and require such briefs as the arbitrator, in his or her sole discretion, determines is necessary. In addition, Landlord or Tenant may submit to the arbitrator with a copy to the other party within two (2) business days after the appointment of the arbitrator any data and additional information that such party deems relevant to the determination by the arbitrator (“Data”) and the other party may submit a reply in writing within two (2) business days after receipt of such Data.

(1) The arbitrator shall, within thirty (30) days of his or her appointment, reach a decision as to whether the parties shall use Landlord’s or Tenant’s submitted FMRR, and shall notify Landlord and Tenant of such determination.

(2) The decision of the arbitrator shall be binding upon Landlord and Tenant.

(3) If Landlord and Tenant fail to agree upon and appoint such arbitrator, then the appointment of the arbitrator shall be made by the American Arbitration Association.

(4) The cost of arbitration shall be paid by Landlord and Tenant equally.

(5) The arbitration proceeding and all evidence given or discovered pursuant thereto shall be maintained in confidence by all parties.

Article IX

Miscellaneous Matters

9.1 Parking.

(a) Landlord agrees to provide Tenant for use by the employees, agents, customers and invitees of Tenant the number of parking spaces designated on the Basic Lease Information sheet on an unreserved and unassigned basis on those portions of the Project designated by Landlord for parking. Landlord shall have no obligation to monitor the use of the parking area. If Tenant is not the sole occupant of the Building and if a parking density problem occurs during the Term, Landlord may address the problem, in its reasonable discretion, which solution may include initiating a parking permit system or a reserved parking system and any costs associated therewith (including, without limitation, costs of patrolling the parking lot for compliance with the parking system) shall constitute a Basic Operating Costs. All parking shall be subject to any and all rules and regulations adopted by Landlord in its reasonable discretion from time to time, which rules and regulations shall be consistent with the prevailing market conditions, provided they have been delivered in writing to Tenant at least thirty (30) days prior to Landlord’s adoptions of such rules and regulations. Only automobiles no larger than full size passenger automobiles or pick-up trucks or standard business use vehicles (which do not require parking spaces larger than full size passenger automobiles) may be parked in the Project parking area. Tenant shall not permit or allow any vehicles that belong to or are controlled by Tenant or Tenant’s employees, agents, customers or invitees to be loaded, unloaded or parked in areas other than those designated by Landlord for such activities. A failure by Tenant or any of its employees, agents, customers or invitees to comply with the foregoing provisions shall afford Landlord the right, but not the obligation, without notice, in addition to any other rights and remedies available under this Lease, to remove and to tow away the vehicles involved and to charge the cost to Tenant, which cost shall be immediately due and payable upon demand by Landlord.

(b) Landlord reserves the right to charge a per-car parking fee during the Term if such parking fees are mandated or otherwise imposed by applicable law. Except for the foregoing, Landlord shall not charge Tenant parking fees during the initial Term or Option Term of this Lease.

9.2 Brokers. Tenant has been represented in this transaction by Tenant’s Broker. Upon full execution of this Lease by both parties, Landlord shall pay to Tenant’s Broker a fee for brokerage services rendered by it in this transaction provided for in separate written agreements between Landlord and Tenant’s Broker. Tenant represents and warrants to Landlord that the brokers named in the Basic Lease Information sheet are the only agents, brokers, finders or other similar parties with whom Tenant has had any dealings in connection with the negotiation of this Lease and the consummation of the transaction contemplated hereby. Tenant hereby agrees to indemnify, defend and hold Landlord free and harmless from and against liability for compensation or charges which may be claimed by any agent, broker, finder or other similar party by reason of any dealings with or actions of Tenant in connection with the negotiation of this Lease and the consummation of this transaction, including any costs, expenses and attorneys’ fees incurred with respect thereto.

9.3 No Waiver. No waiver by either party of the default or breach of any term, covenant or condition of this Lease by the other shall be deemed a waiver of any other term, covenant or condition hereof, or of any subsequent default or breach by the other of the same or of any other term, covenant or condition hereof. Landlord’s consent to, or approval of, any act shall not be deemed to render unnecessary the obtaining of Landlord’s consent to, or approval of, any subsequent or similar act by Tenant, or be construed as the basis of an estoppel to enforce the provision or provisions of this Lease requiring such consent. Regardless of Landlord’s knowledge of a default or breach at the time of accepting Rent, the acceptance of Rent by Landlord shall not be a waiver of any preceding default or breach by Tenant of any provision hereof, other than the failure of Tenant to pay the particular Rent so accepted. Any payment given Landlord by Tenant may be accepted by Landlord on account of monies or damages due Landlord, notwithstanding any qualifying statements or conditions made by Tenant in connection therewith, which statements and/or conditions shall be of no force or effect whatsoever unless specifically agreed to in writing by Landlord at or before the time of deposit of such payment.

9.4 Recording. Neither this Lease nor a memorandum thereof shall be recorded without the prior written consent of Landlord, which consent may be withheld in Landlord’s sole discretion.

9.5 Holding Over. If Tenant fails to surrender possession of the Leased Premises in the condition required under this Lease or holds over after expiration or termination of this Lease without the written consent of Landlord, Tenant shall pay for each month of hold-over tenancy one hundred fifty percent (150%) times the Gross Rent which Tenant was obligated to pay for the month immediately preceding the end of the Term for each month or any part thereof of any such hold-over period, together with such other amounts as may become due hereunder. No holding over by Tenant after the Term shall operate to extend the Term. In the event of any unauthorized holding over, Tenant shall indemnify, defend and hold Landlord harmless from and against all claims, demands, liabilities, losses, costs, expenses (including attorneys’ fees), injury and damages including any lost profits incurred by Landlord as a result of Tenant’s delay in vacating the Leased Premises, provided Landlord gives Tenant thirty (30) days prior written notice notifying Tenant that it may suffer consequential damages if it holds over because the Leased Premises will be needed for, among other things, a replacement tenant or for improvements scheduled to be made to the Leased Premises.

9.6 Transfers by Landlord. The term “Landlord” as used in this Lease shall mean the owner(s) at the time in question of the fee title to the Leased Premises or, if this is a sublease, of the Tenant’s interest in the master lease. If Landlord transfers, in whole or in part, its rights and obligations under this Lease or in the Project, upon its transferee’s assumption of Landlord’s obligations hereunder and delivery to such transferee of any unused Security Deposit then held by Landlord, no further liability or obligations shall thereafter accrue against the transferring or assigning person as Landlord hereunder. Subject to the foregoing, the obligations and/or covenants in this Lease to be performed by Landlord shall be binding only upon Landlord as defined in this Section 9.6.

9.7 Attorneys’ Fees. In the event either party places the enforcement of this Lease (including, without limitation, a constructive eviction action by Tenant), or any part of it, or the collection of any Rent due, or to become due, hereunder, or recovery of the possession of the Leased Premises, in the hands of an attorney, or files suit upon the same, the prevailing party shall recover its reasonable attorneys’ fees, costs and expenses as a cost of suit incurred and not as damages, including those which may be incurred on appeal. Such fees may be awarded in the same suit or recovered in a separate suit, whether or not suit is filed or any suit that may be filed is pursued to decision or judgment. The term “prevailing party” shall include, without limitation, a party who substantially obtains or defeats the relief sought, as the case may be, whether by compromise, settlement, judgment, or the abandonment by the other party of its claim or defense. The attorneys’ fee award shall not be computed in accordance with any court fee schedule, but shall be such as to fully reimburse all attorneys’ fees reasonably incurred. In addition to the foregoing, in the event Tenant requires Landlord’s consent or signature with respect to an agreement or other matter not provided for in this Lease (e.g., an agreement requested by Tenant’s lender), Tenant shall reimburse Landlord for its reasonable attorneys’ fees or other consultant fees incurred in connection with the review and/or negotiation of such agreement or matter.

9.8 Termination; Merger. No act or conduct of Landlord, including, without limitation, the acceptance of keys to the Leased Premises, shall constitute an acceptance of the surrender of the Leased Premises by Tenant before the scheduled Term Expiration Date. Only a written notice from Landlord to Tenant shall constitute acceptance of the surrender of the Leased Premises and accomplish a termination of this Lease. Unless specifically stated otherwise in writing by Landlord, the voluntary or other surrender of this Lease by Tenant, the mutual termination or cancellation hereof, or a termination hereof by Landlord for default by Tenant, shall automatically terminate any sublease or lesser estate in the Leased Premises; provided, however, Landlord shall, in the event of any such surrender, termination or cancellation, have the option to continue any one or all of any existing subtenancies. Landlord’s failure within thirty (30) days following any such event to make any written election to the contrary by written notice to the holder of any such lesser interest, shall constitute Landlord’s election to have such event constitute the termination of such interest.

9.9 Amendments; Interpretation. This Lease may not be altered, changed or amended, except by an instrument in writing signed by the parties in interest at the time of the modification. The captions of this Lease are for convenience only and shall not be used to define or limit any of its provisions.

9.10 Severability. If any term or provision of this Lease, or the application thereof to any person or circumstances, shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each provision of this Lease shall be valid and shall be enforceable to the fullest extent permitted by law.

9.11 Notices. Except as otherwise expressly provided herein, all notices, demands, consents and approvals which are required or permitted by this Lease to be given by either party to the other shall be in writing and shall be deemed to have been fully given by personal delivery or by recognized same day or overnight courier service or when deposited in the United States mail, certified or registered, with postage prepaid, and addressed to the party to be notified at the address for such party specified on the Basic Lease Information sheet, or to such other place as the party to be notified may from time to time designate by at least fifteen (15) days’ notice to the notifying party given in accordance with this Section 9.11, except that upon Tenant’s taking possession of the Leased Premises, the Leased Premises shall constitute Tenant’s address for notice purposes. A copy of all notices given to Landlord under this Lease shall be concurrently transmitted to such party or parties at such addresses as Landlord may from time to time hereafter designate by notice to Tenant.

Any notice sent by registered or certified mail, return receipt requested, shall be deemed given on the date of delivery shown on the receipt card, or if no delivery date is shown, the postmark thereon. Notices delivered by recognized overnight courier shall be deemed given on the next business day after the business day upon which delivery of the same was made to the courier. If notice is received on a Saturday, Sunday or legal holiday, it shall be deemed received on the next business day. Tenant hereby appoints as its agent to receive the service of all default notices and notice of commencement of unlawful detainer proceedings the person in charge of or apparently in charge of or occupying the Leased Premises at the time, and, if there is no such person, then such service may be made by attaching the same on the main entrance of the Leased Premises.

9.12 Force Majeure. Any prevention, delay or stoppage of work to be performed by Landlord or Tenant which is due to strikes, labor disputes, inability to obtain labor, materials, equipment or reasonable substitutes therefor, acts of God, governmental restrictions or regulations or controls, judicial orders, enemy or hostile government actions, terrorism, civil commotion, or other causes beyond the reasonable control of the party obligated to perform hereunder, shall excuse performance of the work by that party for a period equal to the duration of that prevention, delay or stoppage. Nothing in this Section 9.12 shall excuse or delay Tenant’s obligation to pay Rent or other charges due under this Lease.

9.13 Intentionally Omitted.

9.14 Successors and Assigns. This Lease shall be binding upon and inure to the benefit of Landlord, its successors and assigns (subject to the provisions hereof, including, without limitation, Section 5.15), and shall be binding upon and inure to the benefit of Tenant, its successors, and to the extent assignment or subletting, may be approved by Landlord hereunder, Tenant’s assigns or subtenants.

9.15 Further Assurances. Landlord and Tenant each agree to promptly sign all documents reasonably requested to give effect to the provisions of this Lease.

9.16 Incorporation of Prior Agreements. This Lease, including the exhibits and addenda attached to it, contains all agreements of Landlord and Tenant with respect to any matter referred to herein. No prior agreement or understanding pertaining to such matters shall be effective.

9.17 Applicable Law. This Lease shall be governed by, construed and enforced in accordance with the laws of the State of California.

9.18 Time of the Essence. Time is of the essence of each and every covenant of this Lease. Each and every covenant, agreement or other provision of this Lease on Tenant’s part to be performed shall be deemed and construed as a separate and independent covenant of Tenant, not dependent on any other provision of this Lease or on any other covenant or agreement set forth herein.

9.19 No Joint Venture. This Lease shall not be deemed or construed to create or establish any relationship of partnership or joint venture or similar relationship or arrangement between Landlord and Tenant hereunder.

9.20 Authority. If Tenant is a corporation, limited liability company, trust or general or limited partnership, each individual executing this Lease on behalf of Tenant represents and warrants that he or she is duly authorized to execute and deliver this Lease on Tenant’s behalf and that this Lease is binding upon Tenant in accordance with its terms. If Tenant is a corporation, limited liability company, trust or partnership, Tenant shall, upon request by Landlord, deliver to Landlord evidence satisfactory to Landlord of such authority. If Landlord is a corporation, limited liability company, trust or general or limited partnership, each individual executing this Lease on behalf of Landlord represents and warrants that he or she is duly authorized to execute and deliver this Lease on Landlord’s behalf and that this Lease is binding upon Landlord in accordance with its terms. If Landlord is a corporation, limited liability company, trust or partnership, Landlord shall, upon request by Tenant, deliver to Tenant evidence satisfactory to Tenant of such authority.

9.21 Landlord Renovations. Except as set forth herein, it is specifically understood and agreed that Landlord has no additional obligation and has made no additional promises to alter, remodel, improve, renovate, repair or decorate the Leased Premises, Building, Project, or any part thereof and that no representations or warranties respecting the condition of the Leased Premises, the Building or the Project have been made by Landlord to Tenant, except as specifically set forth in this Lease. However, Tenant acknowledges that Landlord may from time to time, at Landlord’s sole option, renovate, improve, alter, or modify (collectively, the “Renovations”) the Building,

Leased Premises, and/or Project, systems and equipment, roof, and structural portions of the same and in connection with such Renovations, Landlord may, among other things, erect scaffolding or other necessary structures in the Building, limit or eliminate access to portions of the Project, or perform work in the Building, which work may create noise, dust or leave debris in the Building; provided, however that Landlord shall not unreasonably interfere with Tenant’s access, use and enjoyment of the Leased Premises or Building Top Roof Deck. Tenant hereby agrees that such Renovations and Landlord’s actions in connection with such Renovations shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent. Landlord shall have no responsibility or for any reason be liable to Tenant for any direct or indirect injury to or interference with Tenant’s business arising from the Renovations, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Leased Premises or of Tenant’s personal property or improvements resulting from the Renovations or Landlord’s actions in connection with such Renovations, or for any inconvenience or annoyance occasioned by such Renovations or Landlord’s actions in connection with such Renovations.

9.22 Security. Landlord shall not be required to provide, operate or maintain alarm or surveillance systems or services for the Leased Premises or the Project. Tenant shall provide such security services and shall install within the Leased Premises such security equipment, systems and procedures that Tenant, in its sole discretion, determines is reasonably required for the protection of its employees, invitees, and property, provided that Tenant shall coordinate such services and equipment with Landlord, if necessary. The determination of the extent to which such security equipment, systems and procedures are reasonably required shall be made in the sole judgment, and shall be the sole responsibility, of Tenant. Tenant acknowledges that it has neither received nor relied upon any representation or warranty made by or on behalf of Landlord with respect to the safety or security of the Leased Premises or the Project or any part thereof, and further acknowledges that Tenant has made its own independent determinations with respect to all such matters.

9.23 Offer. Preparation of this Lease by Landlord or Landlord’s agent and submission of same to Tenant shall not be deemed an offer to lease to Tenant. This Lease is not intended to be binding and shall not be effective until fully executed by both Landlord and Tenant.

9.24 No Easement For Light, Air and View. This Lease conveys to Tenant no rights for any light, air or view. No diminution of light, air or view, or any impairment of the visibility of the Leased Premises from inside or outside the Building, by any structure or other object that may hereafter be erected (whether or not by Landlord) shall entitle Tenant to any reduction of Rent under this Lease, constitute an actual or constructive eviction of Tenant, result in any liability of Landlord to Tenant, or in any other way affect this Lease or Tenant’s obligations hereunder.

9.25 OFAC Compliance.

(a) Tenant represents and warrants that (i) Tenant and, to Tenant’s actual knowledge, each person or entity owning an interest in Tenant is (A) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation (collectively, the “List”), and (B) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, (ii) none of the funds or other assets of Tenant constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person (as hereinafter defined), (iii) no Embargoed Person has any interest of any nature whatsoever in Tenant (whether directly or indirectly), (iv) none of the funds of Tenant have been derived from any unlawful activity with the result that the investment in Tenant is prohibited by law or that the Lease is in violation of law, and (v) Tenant has implemented procedures, and will consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times. The term “Embargoed Person” means any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in Tenant is prohibited by law or Tenant is in violation of law.

(b) Tenant covenants and agrees (i) to comply with all requirements of law relating to money laundering, anti-terrorism, trade embargos and economic sanctions, now or hereafter in effect, (ii) to immediately notify Landlord in writing if any of the representations, warranties or covenants set forth in this paragraph or the preceding paragraph are no longer true or have been breached or if Tenant has a reasonable basis to believe that they may no longer be true or have been breached, (iii) not to use funds from any “Prohibited Person” (as such term is defined in the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) to make any payment due to Landlord under the Lease and (iv) at the request of Landlord, to provide such information as may be requested by Landlord to determine Tenant’s compliance with the terms hereof.

(c) Tenant hereby acknowledges and agrees that Tenant’s inclusion on the List at any time during the Term shall be a material default of the Lease. Notwithstanding anything herein to the contrary, Tenant shall not permit the Leased Premises or any portion thereof to be used or occupied by any person or entity on the List or by any Embargoed Person (on a permanent, temporary or transient basis), and any such use or occupancy of the Leased Premises by any such person or entity shall be a material default of the Lease.

(d) Simultaneously with the execution of the Lease, Tenant will provide to Landlord the names of the persons holding an ownership interest in Tenant, if required to comply with Presidential Executive Order 13224 (issued September 24, 2001).

9.26 Mortgagee Protection. Upon any default on the part of Landlord, Tenant will give written notice by registered or certified mail to any beneficiary of a deed of trust or mortgagee of a mortgage covering the Leased Premises who has provided Tenant with notice of their interest together with an address for receiving notice, and shall offer such beneficiary or mortgagee a reasonable opportunity to cure the default, including time to obtain possession of the Leased Premises by power of sale or a judicial foreclosure, if such should prove necessary to effect a cure. If such default cannot be cured within such time period, then such additional time as may be necessary will be given to such beneficiary or mortgagee to effect such cure so long as such beneficiary or mortgagee has commenced the cure within the original time period and thereafter diligently pursues such cure to completion, in which event this Lease shall not be terminated while such cure is being diligently pursued. Tenant agrees that each lender to whom this Lease has been assigned by Landlord is an express third party beneficiary hereof. Tenant shall not make any prepayment of Rent more than one (1) month in advance without the prior written consent of each such lender. Tenant agrees to make all payments under this Lease to the lender with the most senior encumbrance upon receiving a direction, in writing, to pay said amounts to such lender. Tenant shall comply with such written direction to pay without determining whether an event of default exists under such lender’s loan to Landlord. If, in connection with obtaining financing for the Leased Premises or any other portion of the Project, Landlord’s lender shall request reasonable modification(s) to this Lease as a condition to such financing, Tenant shall not unreasonably withhold, delay or defer its consent thereto, provided such modifications do not materially and adversely affect Tenant’s rights hereunder, including Tenant’s use, occupancy or quiet enjoyment of the Leased Premises.

9.27 Confidentiality. Landlord and Tenant each agree that the terms of this Lease are confidential and constitute proprietary information of the parties hereto. Disclosure of the terms hereof could adversely affect the ability of Landlord to negotiate with other tenants. Each of the parties hereto agrees that such party, and its respective partners, officers, directors, employees, agents, real estate brokers and sales persons and attorneys, shall not disclose the terms and conditions of this Lease to any other person without the prior written consent of the other party hereto except pursuant to an order of a court of competent jurisdiction. Provided, however, that Tenant may disclose the terms hereof to prospective investors in subsequent rounds of financing (under confidentiality obligations to not disclose the terms and conditions of this Lease to any other person) and disclosures required of publicly traded companies (in the event that Tenant undergoes an initial public offering), that Landlord may disclose the terms hereof to any lender now or hereafter having a lien on Landlord’s interest in the Project or any portion thereof, and either party may disclose the terms hereof to its respective independent accountants who review its respective financial statements or prepare its respective tax returns, to any prospective transferee of all or any portions of their respective interests hereunder, to any lender or prospective lender to such party, to any governmental entity, agency or person to whom disclosure is required by applicable law, regulation or duty of diligent inquiry and in connection with any action brought to enforce the terms of this Lease, on account of the breach or alleged breach hereof or to seek a judicial determination of the rights or obligations of the parties hereunder. Tenant acknowledges that any breach by Tenant of the agreements set forth in this Section 9.26 shall cause Landlord irreparable harm. The terms and provisions of this Section 9.26 shall survive the termination of the Lease (whether by lapse of time or otherwise).

9.28 Waiver of Jury Trial. To the extent permitted by applicable law, Landlord and Tenant each hereby waive trial by jury in any action, proceeding or counterclaim brought by either party against the other on any matter whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant created hereby, Tenant’s use or occupancy of the Leased Premises or any claim or injury or damage.

9.29 Counterparts; Signatures. This Lease may be executed in counterparts. All executed counterparts shall constitute one agreement, and each counterpart shall be deemed an original. The parties hereby acknowledge and agree that facsimile signatures or signatures transmitted by electronic mail in so-called “pdf” format shall be legal and binding and shall have the same full force and effect as if an original of this Lease had been delivered. Landlord and Tenant (i) intend to be bound by the signatures on any document sent by facsimile or electronic mail, (ii) are aware that the other party will rely on such signatures, and (iii) hereby waive any defenses to the enforcement of the terms of this Lease based on the foregoing forms of signature.

9.30 Accessibility Inspection Disclosure. Landlord and Tenant acknowledge and agree that the Leased Premises has not been inspected by a Certified Access Specialist (“CASp”) pursuant to Section 1938 of the Civil Code (“Code”). The parties further agree, pursuant to subdivision (e) of Section 55.53 of the Code the following:

(a) a CASp can inspect the Leased Premises and determine whether the Leased Premises complies with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the Leased Premises, Landlord may not prohibit Tenant from obtaining a CASp inspection of the Leased Premises for the occupancy or potential occupancy of Tenant, if requested by the Tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of the construction- related accessibility standards within the Leased Premises.

(b) pursuant to the paragraph above, the parties expressly agree that, if Tenant elects to obtain a CASp inspection of the Leased Premises, Tenant shall be solely responsible for scheduling the inspection and that such inspection shall not unreasonably interfere with the operations of the Leased Premises and/or the Building or disturb any other tenant or occupant. Tenant shall be solely responsible for any and all costs to perform the CASp inspection, including any ancillary costs relating thereto. If the results of the inspection determine that modifications or alterations are required to meet all applicable construction-related accessibility standards, Tenant agrees to perform such work, in its sole cost and expense and provided approvals from Landlord are obtained under the Lease, as required. Tenant agrees that all work shall be performed in a first class manner in compliance with all laws and using best efforts to minimize any disruption to the Building and other tenants or occupants, if applicable. Furthermore, Tenant agrees that any report that is generated as a result of an inspection pursuant to this Section 9.30 and all information contained therein, shall remain confidential, except as necessary for Tenant to complete repairs and/or correct violations, as agreed herein.

9.31 Tax Status of Beneficial Owner. Tenant recognizes and acknowledges that Landlord and/or certain beneficial owners of Landlord may from time to time qualify as real estate investment trusts pursuant to Sections 856 et seq. of the Internal Revenue Code and that avoiding (a) the loss of such status, (b) the receipt of any income derived under any provision of this Lease that does not constitute “rents from real property” (in the case of real estate investment trusts), and (c) the imposition of income, penalty or similar taxes (each an “Adverse Event”) is of material concern to Landlord and such beneficial owners. In the event that this Lease or any document contemplated hereby could, in the opinion of counsel to Landlord, result in or cause an Adverse Event, Tenant agrees to cooperate with Landlord in negotiating an amendment or modification thereof and shall at the request of Landlord execute and deliver such documents reasonably required to effect such amendment or modification. Any amendment or modification pursuant to this Section 9.31 shall be structured so that the economic results to Landlord and Tenant shall be substantially similar to those set forth in this Lease without regard to such amendment or modification. Without limiting any of Landlord’s other rights under this Section 9.31, Landlord may waive the receipt of any amount payable to Landlord hereunder and such waiver shall constitute an amendment or modification of this Lease with respect to such payment.

9.32 Landlord’s Reservations. In addition to the other rights of Landlord under this Lease, Landlord reserves the right to change the street address and/or name of the Building without being deemed to be guilty of an eviction, actual or constructive, or a disturbance or interruption of the business of Tenant or Tenant’s use or occupancy of the Leased Premises.

9.33 Electric Charging Stations.

(a) Tenant shall have the right to install and operate, at Tenant’s sole cost and expense, electric charging stations and associated equipment (collectively, the “Electric Charging Stations”) in the parking area designated by Landlord, provided that Landlord has, in its reasonable discretion, approved in writing the design, size and weight of the equipment. The location, design, size and weight of such Electric Charging Stations may also be subject to the approval of the City of Emeryville and other applicable governmental authorities. The Electric Charging Stations shall at all times, during the Term of the Lease, remain the property of Tenant. Tenant acknowledges that installation of the Electric Charging Stations may cause a loss of a limited number of parking spaces on the Project.

(b) In installing the Electric Charging Stations, Tenant shall adhere to industry standards for installation and workmanship, all work to be completed to Landlord’s reasonable satisfaction. Upon termination of the Lease, Tenant shall leave the Electric Charging Stations at the Project in good working order, or, if so requested by Landlord, remove the Electric Charging Stations and shall repair, to Landlord’s reasonable satisfaction, any damage caused by the installation or removal of the Electric Charging Stations.

(c) Tenant shall, at its sole cost, immediately repair and restore to its prior condition, reasonable wear and tear, any damage to the Project caused by the installation, operation or maintenance of the Electric Charging Stations. If Tenant fails to repair and restore damage caused to the Project within a reasonable time, Landlord shall have the right to repair and restore such damage and receive reimbursement from Tenant of all reasonable costs incurred by Landlord. All costs incurred by Landlord as a result of the existence of the Electric Charging Stations shall be considered an extra service as set forth in Section 4.2 and shall be reimbursed by Tenant. The Electric Charging Stations shall be used solely for Tenant’s employees and guests.

(d) All aspects and phases of Tenant’s installation of the Electric Charging Stations shall at all times be subject to supervision and approval by Landlord (solely to protect Landlord’s interests; Landlord shall have no obligation to Tenant to exercise any such power of supervision or approval). Tenant shall be responsible for procuring all consents, approvals, licenses or permits required for the installation, use, operation and removal of Tenant’s equipment. Landlord makes no warranties or representations as to the permissibility of any such installation by Tenant. All costs and expenses incurred in connection with any such installation or proposed installation by Tenant, including, without limitation, any cost or expenses incurred by Landlord in connection with review or supervision or obtaining approvals, shall be borne by Tenant. Tenant shall at all times and at Tenant’s sole expense be responsible for proper maintenance, repair and replacement of the Electric Charging Stations and all governmental permits and approvals required in connection therewith.

9.34 Equipment Financing. Landlord acknowledges that Tenant may lease from or finance with a third party (“Tenant’s Creditor”) Tenant’s trade fixtures, equipment, inventory, and personal property utilized for Tenant’s business operations in the Leased Premises (the “Financed Equipment”). Subject to Tenant reimbursing Landlord for its reasonable out-of-pocket expenses (e.g., legal fees), Landlord will execute and promptly deliver any commercially reasonable waiver, acknowledgments, or consents that may be required by Tenant’s Creditor in connection with the leasing or financing of the Financed Equipment, which will include, without limitation, the following provisions:

(a) The agreement of Landlord that, as between Landlord and Tenant’s Creditor, Tenant’s Creditor will have the right, at reasonable times and with advance written notice to Landlord, to remove any or all of the Financed Equipment at any time or times before the Term Expiration Date, however, (i) in no event may Tenant’s Creditor conduct a sale of the Financed Equipment on or around the Project, (ii) if such removal causes any damage to the Leased Premises, the Building, or the Common Areas, Tenant’s Creditor shall either promptly repair such damage or reimburse Landlord promptly for the cost of repair, and (iii) if Tenant is no longer in lawful possession of the Leased Premises and Tenant’s Creditor takes possession of the Leased Premises at any time in order to remove any or all of the Financed Equipment (which period of time shall not exceed ten (10) days), Tenant’s Creditor agrees to pay Landlord, during the period while Tenant’s Creditor is in possession of the Leased Premises, a license fee equivalent to the pro-rated monthly rental payments provided for in the Lease (however, only to the extent that Tenant has not paid rent for the applicable time period); “possession” shall commence on the date Tenant’s Creditor is provided possession of the Leased Premises by Landlord and ends on Tenant’s Creditor final departure from the Leased Premises. In no event may Tenant’s Creditor possession of the Leased Premises exceed ten (10) days; and

(b) The Financed Equipment shall in no event include any and all existing or hereafter installed structural, electrical, mechanical, HVAC, plumbing and fire/life safety systems and related equipment and components, any fixtures or improvements which are necessary for the operation of the Building and/or the Leased Premises as a laboratory or life-science use (as opposed to the special purpose nature of Tenant’s business in the Leased Premises), and any built-in furniture, built-in cabinetry, and built-in appliances.

9.35 Lease Contingency; Early Access.

(a) The effectiveness of this Lease is subject to Landlord’s terminating the PD Lease. Landlord shall have a period expiring on February 28, 2021 to terminate the PD Lease (the “PD Lease Termination Expiration Date”) and deliver the Leased Premises to Tenant pursuant to this Lease (the “Delivery Date”). If Landlord has not obtained such termination and has not delivered the Leased Premises to Tenant on or before the PD Lease Termination Expiration Date, Landlord or Tenant may elect to terminate this Lease upon written notice to the other party delivered at any time following the PD Lease Termination Expiration Date but prior to the Delivery Date, in which case this Lease shall be terminated and of no further force and effect, and Tenant shall be refunded all funds deposited or paid to Landlord and the Letter of Credit shall be returned to Tenant.

(b) Provided that the PD Lease has been terminated, Tenant shall have delivered the Security Deposit (letter of credit) and the pre-paid Base Rent to Landlord (pursuant to Section 3.3(a) of the Lease), and Tenant shall have procured all required insurance (and shall have delivered to Landlord all required insurance certificates), and to the extent allowed by applicable laws and allowed by applicable governmental authorities, Tenant shall be given access to the Leased Premises prior to the Term Commencement Date in order for Tenant to install Tenant’s furniture, trade fixtures, equipment, telephone networks and computer networks. From the date Tenant is given early access to the Leased Premises as set forth above through the Term Commencement Date, Tenant shall be subject to all of the covenants in the Lease, except that Tenant’s obligation to pay Rent shall commence in accordance with the Basic Lease Information sheet of the Lease; provided, however, (i) Tenant shall not enter the Leased Premises unless accompanied by a person designated by Landlord, if required by Landlord, and Tenant shall provide to Landlord at least 24 hours prior written notice prior to such entry, (ii) Tenant shall exercise such right of access in a manner that comports with the requirements of all relevant insurance policies, (iii) Tenant (and Tenant’s contractors, vendors, agents, and employees) shall not disrupt or delay the performance of the Landlord Improvements or other improvements occurring in the Leased Premises, and (iv) Tenant (and Tenant’s contractors, vendors, agents, and employees) shall in no event give directions to (or otherwise interfere with) the contractor or others performing the Landlord Improvements or other improvements occurring in the Leased Premises. In the event that the PD Lease has not yet been terminated, Tenant has delivered the Security Deposit and the pre-paid Base Rent to Landlord, and Tenant has procured all required insurance (and shall have delivered to Landlord all required insurance certificates), Landlord shall use good faith and diligent efforts to facilitate Tenant’s early access rights to the Leased Premises with the Current Tenant.

9.36 Exhibits; Addenda. The following Exhibits and addenda are attached to, incorporated in and made a part of this Lease: Exhibit A-1 Floor Plan of the Leased Premises; Exhibit A-2 Legal Description of Project Exhibit B Landlord Improvements and Tenant’s Work; Exhibit B-1 Base Building Upgrades; Exhibit C Confirmation of Term of Lease; Exhibit D Building Rules and Regulations; Exhibit E Asbestos Notification; and Exhibit F Hazardous Materials Questionnaire.

IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the day and year first written above.

“LANDLORD”:

EPL HALLECK INVESTORS LLC, a California limited liability company

By:	Ellis Partners LLC,
a California limited liability company its Manager

	By:	/s/ James F. Ellis
Printed Name: James F. Ellis
Title: Managing Member

“TENANT”:

METAGENOMI, INC., a Delaware corporation

By:	/s/ Brian Thomas
Printed Name: Brian Thomas
Title: CEO

EXHIBIT A-1

FLOOR PLAN OF THE LEASED PREMISES

The parties acknowledge that the following plans were prepared by the Current Tenant’s architect, the purpose of the following plans are solely to show the approximate general layout of the Leased Premises, and that Landlord makes no warranty and expressly disclaims all warranties as to the accuracy of the information included in the following plans as such information has been provided by others.

EXHIBIT A-1 CONTINUED

The parties acknowledge that the following plans were prepared by the Current Tenant’s architect, the purpose of the following plans are solely to show the approximate general layout of the Leased Premises, and that Landlord makes no warranty and expressly disclaims all warranties as to the accuracy of the information included in the following plans as such information has been provided by others.

EXHIBIT A-2

LEGAL DESCRIPTION OF PROJECT

Real property in the City of Emeryville, County of Alameda, State of California, described as follows:

PARCEL ONE:

PORTION OF BLOCK 27, MAP OF PART OF PLOT 6 KELLERSBERGER’S SURVEY OF VICENTE & DOMINGO PERALTA RANCHO, PROPERTY OF J. S. EMERY, FILED MARCH 01, 1889, IN BOOK 19, PAGE 68, OF MAPS, DESCRIBED AS FOLLOWS:

BEGINNING AT A POINT ON THE SOUTHERN LINE OF PARK AVENUE, DISTANT THEREON WESTERLY 76.50 FEET FROM THE WESTERN LINE OF HUBBARD STREET, AS SAID AVENUE AND STREET ARE SHOWN ON SAID MAP; RUNNING THENCE SOUTHERLY, PARALLEL WITH SAID WESTERN LINE OF HUBBARD STREET, 54.50 FEET; THENCE EASTERLY, PARALLEL WITH SAID SOUTHERN LINE OF PARK AVENUE, 19 FEET; THENCE SOUTHERLY, PARALLEL WITH SAID LINE OF HUBBARD STREET, 70.47 FEET; THENCE WESTERLY, PARALLEL WITH SAID LINE OF PARK AVENUE, 79.85 FEET; THENCE SOUTHERLY, PARALLEL WITH SAID LINE OF HUBBARD STREET, 4.925 FEET; THENCE WESTERLY, PARALLEL WITH SAID LINE OF PARK AVENUE, 128.65 FEET TO A POINT ON THE EASTERN LINE OF HALLECK STREET, AS SAID STREET IS SHOWN ON SAID MAP, DISTANT THEREON SOUTH 129.895 FEET FROM SAID SOUTHERN LINE OF PARK AVENUE; THENCE ALONG THE LAST MENTIONED LINE, NORTHERLY 129.895 FEET TO SAID SOUTHERN LINE OF PARK AVENUE; THENCE ALONG THE LAST MENTIONED LINE, EASTERLY 189.50 FEET TO THE POINT OF BEGINNING.

PARCEL TWO:

AN EASEMENT FOR INGRESS AND EGRESS OF ALL PEDESTRIAN AND VEHICULAR TRAFFIC, APPURTENANT TO AND FOR THE BENEFIT OF PARCEL ONE, ABOVE DESCRIBED, OVER, ALONG AND ACROSS THE PARCEL OF LAND DESCRIBED AS FOLLOWS:

PORTION OF BLOCK 27, MAP OF PART OF PLOT 6 KELLERSBERGER’S SURVEY OF VICENTE & DOMINGO PERALTA RANCHO, PROPERTY OF J.S. EMERY, FILED MARCH 01, 1889, IN BOOK 19, PAGE 68, OF MAPS, DESCRIBED AS FOLLOWS:

BEGINNING AT A POINT ON THE EASTERN LINE OF HALLECK STREET, DISTANT THEREON 129.895 FEET SOUTHERLY FROM THE SOUTHERN LINE OF PARK AVENUE, AS SAID STREET AND AVENUE ARE SHOWN ON SAID MAP; RUNNING THENCE EASTERLY, PARALLEL WITH SAID LINE OF PARK AVENUE, 128.65 FEET; THENCE SOUTHERLY, PARALLEL WITH SAID LINE OF HALLECK STREET, 4.925 FEET; THENCE WESTERLY, PARALLEL WITH SAID LINE OF PARK AVENUE, 128.65 FEET TO SAID

Exhibit A-2, Page 1

EASTERN LINE OF HALLECK STREET; THENCE ALONG THE LAST MENTIONED LINE, NORTHERLY 4.925 FEET TO THE POINT OF BEGINNING.

APN: 049-0617-005-06

Exhibit A-2, Page 2

EXHIBIT B

LANDLORD IMPROVEMENTS AND TENANT’S WORK

1. Landlord Improvements. Landlord, at Landlord’s sole cost, shall remove the steam generator located in the Leased Premises and repair any damage caused by such removal (collectively, the “Landlord Improvements”). Landlord shall use good faith and diligent efforts to perform the Landlord Improvements within sixty (60) days of the date that the PD Lease is terminated. Notwithstanding the foregoing, the parties agree that any improvement or installation that is not referenced above shall be Tenant’s responsibility and shall be part of Tenant’s Work (as defined below).

2. Tenant’s Occupation of the Leased Premises During Performance of the Landlord Improvements. Tenant will likely be in occupation of the Leased Premises during the construction or performance of the Landlord Improvements. Tenant, at its sole cost, shall be responsible for moving, if applicable, any of its furniture, fixtures, and equipment required with respect to the performance of the Landlord Improvements, and Tenant shall cooperate with Landlord in order to make the completion of the performance of the Landlord Improvements as efficient as reasonably possible. Landlord shall use commercially reasonable efforts to minimize interference with Tenant’s use and occupation of the Leased Premises during performance of the Landlord Improvements; however, Tenant understands that some noise and dust will be unavoidable, and Tenant also understands that some portions or all of the Leased Premises must be cordoned off and cannot be used by Tenant during construction or performance of the Landlord Improvements. Landlord shall not be deemed to have evicted Tenant, nor shall there be any abatement of Rent, nor shall Tenant be relieved from performance of any covenant on its part to be performed under the Lease by reason of the performance of the Landlord Improvements.

3. Requirements for Work Performed by Tenant. All work performed at the Building by Tenant or Tenant’s contractor or subcontractors prior to Tenant’s commencing business operations (“Tenant’s Work”) shall be subject to the following additional requirements:

(a)

Such work shall not proceed until Landlord has approved in writing (which approval shall not be unreasonably withheld, conditioned or delayed): (i) Tenant’s contractor and the amount and coverage of public liability and property damage insurance, with Landlord named as an additional insured, on such liability coverage carried by Tenant’s contractor, (ii) complete and detailed plans and specifications for such work (among other things, Landlord may condition its approval of any improvements on Tenant’s agreement to remove them prior to the Term Expiration Date, repair any damage resulting from such removal and restore the Leased Premises to their condition existing prior to the date of the installation of such improvements), and (iii) a schedule for the work.

(b)

All work shall be done in conformity with a valid permit when required, a copy of which shall be furnished to Landlord before such work is commenced. In any case, all such work shall be performed in accordance with all applicable laws. Notwithstanding any failure by Landlord to object to any such work, Landlord shall have no responsibility for Tenant’s failure to comply with applicable laws.

1

(c)

Tenant shall be responsible for cleaning the Leased Premises, the Building and the Project and removing all debris in connection with its work, except for work performed by the Landlord’s contractor. All completed work shall be subject to inspection and acceptance by Landlord. Tenant shall reimburse Landlord for the actual out-of-pocket cost for all extra expense incurred by Landlord by reason of faulty work done by Tenant or Tenant’s contractor or by reason of inadequate cleanup by Tenant or Tenant’s contractor.

(d)	Tenant (and Tenant’s contractors, vendors, agents, and employees) performing Tenant’s Work shall not disrupt or delay the performance of the Landlord Improvements.

2

EXHIBIT B-1

BASE BUILDING UPGRADES

(previously performed by Landlord under the PD Lease; items in italics below were the responsibility of the Current Tenant and not the responsibility of Landlord.)

Electrical: Tenant responsible for installing entire electrical system of 1200A at 277/480 (revised per Second Amendment to PD Lease).

Gas: 1,620 MBH service serving roof top mechanical units.

Plumbing: Existing 1-1/2” water service connected to bathrooms and stubbed into the Tenant space with a shut-off valve for Tenant point of connection.

HVAC: Tenant responsible for entire HVAC system (revised per First Amendment to PD Lease).

Fire Sprinkler: Coverage throughout the building in a standard grid. Tenant shall be responsible, at its sole cost and expense, for modifications required for Tenant Improvements.

Fire Alarm: Modern FACP with devices distributed throughout the space to provide minimum coverage for warm shell turn over. Tenant shall be responsible, at its sole cost and expense, for modifications required for Tenant Improvements.

Bathrooms: New accessible men’s and women’s restrooms will be provided. The new 1st floor Men’s restroom will have 2 water closets and 2 urinals while the women’s will have 3 water closets. The new 2nd floor restroom will be a single stall ADA restroom. All restrooms will receive standard commercial fixtures and finishes at Landlord’s discretion, which will be commensurate with the Tenant’s intended use.

Interior Lighting: Landlord shall provide lighting inside of bathrooms, utility closets and stairs. Tenant shall be responsible, at its sole cost and expense, for all other interior lighting to suit Tenant’s program.

Parking: Parking lots will be resurfaced and striped. Tenant shall be responsible, at its sole cost and expense, for additional parking equipment, if desired by Tenant, in Tenant’s sole and absolute discretion.

Elevator: Landlord shall provide a passenger elevator and machine room adjacent to the existing stairs which will provide access to the new mezzanine and the existing 2nd floor office space. The elevator specifications are as follows:

Capacity: 3500 lbs.

Clear Car Inside Dimensions: 6 ft. 5 9/16 inches wide x 5 ft. 6 1/8 inches deep

Cab Height: 93 inches

Door Opening: 42 inches wide x 84 inches high

The cab interior finishes will be at Landlord’s discretion and will be commensurate with the Tenant’s intended use.

Exhibit B, Page 1

Floor Drains: Landlord shall provide under slab waste lines in general conformance with Plumbing 1st Floor Plan P2.1 dated 12/20/2018. Exact location will be coordinated with Tenant but will be limited to areas that can reasonably be reached via code minimum waste line slopes. Tenant shall be responsible, at its sole cost and expense, for ejector pumps, if desired by Tenant, in Tenant’s sole and absolute discretion.

Mezzanine: Landlord will provide new 2nd Floor, aka the “Mezzanine,” with a steel post and cable guardrail and in the configuration shown on Exhibit A. The floor structure will be designed to support a minimum of 80 lbs per square foot live load. A new enclosed stair will be added in the southeast corner of the new 2nd floor as shown on Tenant’s Plans.

Roll Up Door: At the east side entrance from the parking lot a new glass panel style rollup door with a separate man door will be provided. The roll up will be approximately 6’ wide and the man door will be approximately 3’ wide.

Roof Decks: Landlord shall provide one fully improved roof deck on the west side roof, consisting of approximately 1,200 rentable square feet. Tenant shall be responsible, at its sole cost and expense, for furniture, planting, irrigation, and accent lighting on the roof deck, if desired by Tenant, in Tenant’s sole and absolute discretion.

Painting: Landlord shall prime paint all newly constructed walls. Landlord shall remove any loose and peeling lead paint and spot prime in those locations. Tenant shall be responsible, at its sole cost and expense, for finish painting of all surfaces, if desired by Tenant, in Tenant’s sole and absolute discretion.

Existing Concrete Floors: Landlord shall grout patch any major spalls and trip hazards. Tenant shall be responsible, at its sole cost and expense, for floor finish, if desired by Tenant, in Tenant’s sole and absolute discretion.

New Concrete Floors: Landlord shall provide poured in place concrete surface with a color admixture. Tenant shall be responsible, at its sole cost and expense, for floor finish, if desired by Tenant, in Tenant’s sole and absolute discretion.

Existing Carpeted Floors: Landlord shall remove existing carpet and underlayment. Tenant shall be responsible, at its sole cost and expense, for floor finish, if desired by Tenant, in Tenant’s sole and absolute discretion.

Exhibit B, Page 2

EXHIBIT C

CONFIRMATION OF TERM OF LEASE

This Confirmation of Term of Lease is made by and between EPL HALLECK INVESTORS LLC, a California limited liability company, as Landlord, and _______, a _____________, as Tenant, who agree as follows:

1. Landlord and Tenant entered into a Net Lease dated _______, _______(the “Lease”), in which Landlord leased to Tenant and Tenant leased from Landlord the Leased Premises described in the Basic Lease Information sheet of the Lease (the “Leased Premises”).

2. Pursuant to Section 3.1 of the Lease, Landlord and Tenant hereby confirm as follows:

a. The Leased Premises contains the following: (i) approximately [______] rentable square feet of office and R&D space and (ii) approximately [______] rentable square feet of a roof deck,

b. _____, ______ is the Term Commencement Date (_____, ______ is the Rent Commencement Date);

c. _____, ______ is the Term Expiration Date; and

d. _____, ______ is the commencement date of Rent under the Lease.

3. Tenant hereby confirms that the Lease is in full force and effect and:

a. It has accepted possession of the Leased Premises as provided in the Lease;

b. The improvements and space required to be furnished by Landlord under the Lease have been furnished;

c. Landlord has fulfilled all of its duties of an inducement nature, except as follows: _________________________________________________

d. The Lease has not been modified, altered or amended, except as follows: ________________________________________________________ and

e. There are no setoffs or credits against Rent and no security deposit has been paid except as expressly provided by the Lease.

4. The provisions of this Confirmation of Term of Lease shall inure to the benefit of, or bind, as the case may require, the parties and their respective successors, subject to the restrictions on assignment and subleasing contained in the Lease.

///signature page follows///

Exhibit C, Page 1

///continued from previous page///

DATED: __________________, _______

“LANDLORD”:

EPL HALLECK INVESTORS LLC, a California limited liability company

By:	Ellis Partners LLC,
a California limited liability company its Manager

By:
Printed Name:
Title: Managing Member

“TENANT”:

_________________________,
a ________________________

By:
Printed Name:
Title:

Exhibit C, Page 2

EXHIBIT D

BUILDING RULES AND REGULATIONS

The following rules and regulations shall apply to the Leased Premises and the Project:

1. Intentionally Omitted.

2. Tenant, at its expense, shall be responsible for providing all door locks in the Leased Premises and shall provide to Landlord, at Tenant’s expense, contemporaneously with the installation of such devices, a master key, card keys, access codes or other means to allow Landlord immediate access to all areas within the Leased Premises.

3. Landlord may prescribe weight limitations and determine the locations for safes and other heavy equipment or items, which shall in all cases be placed in the Building so as to distribute weight in a manner reasonably acceptable to Landlord which may include the use of such supporting devices as Landlord may require, in Landlord’s commercially reasonable discretion. All damage to the Building caused by the installation or removal of any property of Tenant, or done by Tenant’s property while in the Building, shall be repaired at the expense of Tenant.

4. Plumbing (including outside drains and sump pumps), fixtures and appliances shall be used only for the purposes for which designed, and no sweepings, rubbish, rags or other unsuitable material shall be thrown or deposited therein. Damage resulting to any such fixtures or appliances from misuse by Tenant or its agents, employees or invitees, shall be paid by Tenant.

5. Sidewalks, doorways, hallways, loading areas and associated overhead doors, and other similar areas shall not be obstructed by Tenant or used by any tenant for purposes other than ingress and egress to and from their respective leased premises and for going from one to another part of the Building.

6. No birds or animals (other than service animals) shall be brought into or kept in, on or about the Leased Premises. No portion of the Leased Premises shall at any time be used or occupied as sleeping or lodging quarters.

7. Tenant shall not introduce, disturb or release asbestos or PCB’s into or from the Leased Premises.

8. Except for limited quantities of standard office and janitorial supplies, but only to the extent reasonably necessary for Tenant’s operations in the Leased Premises, and Hazardous Materials which may be used in a Laboratory (as defined in California Building Code Section 201) or Business Group B occupancies (as defined in California Building Code Section 304), Tenant shall not (i) keep in the Leased Premises any flammable or explosive fluid or substance and (ii) install or operate any steam or gas engine or boiler, or other mechanical apparatus in the Leased Premises without the prior written consent of Landlord. Except as set forth above, the use of oil, gas or inflammable liquids for heating, lighting or any other purpose is expressly prohibited. Explosives or other articles deemed extra hazardous shall not be brought into the Project.

Exhibit D, Page 1

9. Landlord will not be responsible for lost or stolen personal property, money or jewelry from the Leased Premises or the Project regardless of whether such loss occurs when the area is locked against entry or not.

10. Tenant shall not conduct any activity on or about the Leased Premises or the Project which will draw pickets, demonstrators, or the like.

11. All vehicles are to be currently licensed, in good operating condition, parked for business purposes having to do with Tenant’s business operated in the Leased Premises, parked within designated parking spaces, one vehicle to each space. No vehicle shall be parked as a “billboard” vehicle in the parking lot. Any vehicle parked improperly may be towed away. Tenant, Tenant’s agents, employees, vendors and customers who do not operate or park their vehicles as required shall subject the vehicle to being towed at the expense of the owner or driver. Tenant shall indemnify, hold and save harmless Landlord of and from any liability arising from the towing of any vehicles belonging to a party related to Tenant.

12. Tenant shall not park or operate any semi-trucks or semi-trailers in the parking areas associated with the Leased Premises.

13. No party shall wash and/or detail automobiles or perform automobile repair work (except in the event of an emergency) at the Project.

14. Canvassing, soliciting or peddling in or about the Leased Premises or the Project is prohibited and Tenant shall cooperate to prevent same.

15. Tenant shall not permit storage outside the Leased Premises, including outside storage of trucks and other vehicles, or dumping of waste or refuse or permit any harmful materials to be placed in any drainage system or sanitary system in or about the Leased Premises.

16. [intentionally deleted].

17. Tenant shall not install or operate on the Leased Premises any machinery or mechanical devices of a nature not directly related to Tenant’s ordinary use of the Leased Premises.

18. Tenant will not permit any party related to Tenant to bring onto the Project any handgun, firearm or other weapons of any kind or illegal drugs.

19. Tenant shall not permit its employees, invitees or guests to smoke in the Building, or permit its employees, invitees or guests to loiter at the Building entrances for the purposes of smoking. Landlord may, but shall not be required to, designate an area for smoking outside the Building.

20. Other than bicycles, Tenant shall not bring into (or permit to be brought into) the Building any type of vehicle. In no event may a hoverboard or similar type of motorized device be charged in the Leased Premises or in the Project.

Exhibit D, Page 2

21. Tenant shall comply with all health, safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency, and shall take reasonable measures to assure that Tenant’s employees comply with such procedures and regulations. Health procedures and regulations include, but are not limited to, any protection measures in response to the COVID-19 pandemic or other public health-related condition. Such compliance shall include promptly informing Landlord if any employee or visitor to the Leased Premises has tested positive for COVID-19 or is reasonably believed to be or have been positive for COVID-19, and the date(s) of such presence at the Building and the area(s) of the Leased Premises visited. However, Tenant shall not be required to identify such person or otherwise breach any confidentiality rights of such person. Tenant shall comply with requests by Landlord concerning the informing of their employees of items of importance to the Landlord, including but not limited to promptly informing employees of any measure employees will be required to comply with in connection with health, safety, fire protection and evacuation procedures and regulations.

22. Landlord reserves the right to rescind any of these rules and regulations and to make future rules and regulations required for the safety, protection and maintenance of the Project, the operation and preservation of the good order thereof. Such rules and regulations, when made and written notice thereof given to Tenant, shall be binding as if originally included herein. Landlord reserves the right to exclude or expel from the Project any person who, in Landlord’s judgment, is under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of these rules and regulations.

Exhibit D, Page 3

EXHIBIT E

ASBESTOS NOTIFICATION

Asbestos-containing materials (“ACMs”) were historically commonly used in the construction of commercial buildings across the country. ACMs were commonly used because of their beneficial qualities; ACMs are fire-resistant and provide good noise and temperature insulation.

Some common types of ACMs include surfacing materials (such as spray-on fireproofing, stucco, plaster and textured paint), flooring materials (such as vinyl floor tile and vinyl floor sheeting) and their associated mastics, carpet mastic, thermal system insulation (such as pipe or duct wrap, boiler wrap and cooling tower insulation), roofing materials, drywall, drywall joint tape and drywall joint compound, acoustic ceiling tiles, transite board, base cove and associated mastic, caulking, window glazing and fire doors. These materials are not required under law to be removed from any building (except prior to demolition and certain renovation projects). Moreover, ACMs generally are not thought to present a threat to human health unless they cause a release of asbestos fibers into the air, which does not typically occur unless (1) the ACMs are in a deteriorated condition, or (2) the ACMs have been significantly disturbed (such as through abrasive cleaning, or maintenance or renovation activities).

It is possible that some of the various types of ACMs noted above (or other types) are present at various locations in the Building. Anyone who finds any such materials in the Building should assume them to contain asbestos unless those materials are properly tested and found to be otherwise. In addition, under applicable law, certain of these materials are required to be presumed to contain asbestos in the Building because the Building was built prior to 1981 (these materials are typically referred to as “Presumed Asbestos Containing Materials” or “PACM”). PACM consists of thermal system insulation and surfacing material found in buildings constructed prior to 1981, and asphalt or vinyl flooring installed prior to 1981. If any thermal system insulation, asphalt or vinyl flooring or surfacing materials are found to be present in the Building, such materials must be considered PACM unless properly tested and found otherwise. In addition, Landlord has identified the presence of certain ACMs in the Building. For information about the specific types and locations of these identified ACMs, please contact the Building manager. The Building manager maintains or can obtain records of the Building’s asbestos information including any Building asbestos surveys, sampling and abatement reports.

Because of the presence of ACM in the Building, we are also providing the following warning, which is commonly known as a California Proposition 65 warning:

WARNING: This Building contains asbestos, a chemical known to the State of California to cause cancer.

Please contact Landlord with any questions regarding the contents of this Exhibit E.

Exhibit E, Page 1

EXHIBIT F

HAZARDOUS MATERIALS QUESTIONNAIRE

Landlord:	EPL HALLECK INVESTORS LLC

Tenant:	METAGENOMI, INC.

Leased Premises:	Approximately 23,851 rentable square feet consisting of the entire building located at 1545 Park Avenue, Emeryville, California

Date of Lease:	________________, 2021

Contact Person for Hazardous Waste Materials Management and Manifests and Telephone Number(s) and Email Address(es):

Length of initial Term: Ten (10) years

Any and all capitalized terms used herein, which are not otherwise defined herein, shall have the same respective meanings ascribed to such terms in Tenant’s lease for the Leased Premises.

1.	General Information:

Describe the operations to take place in, on or about the Leased Premises, including, without limitation, principal products processed, manufactured or assembled services and activities to be provided or otherwise conducted. If this Questionnaire is an update delivered by an existing tenant, tenant should describe any proposed changes to on-going operations.

2.	Use, Storage and Disposal of Hazardous Materials

2.1 Will any Hazardous Materials be used, generated, stored or disposed of in, on or about the Leased Premises? Existing tenants should describe any Hazardous Materials which continue to be used, generated, stored or disposed of in, on or about the Leased Premises.

Wastes	Yes ☐	No ☐
Chemical Products	Yes ☐	No ☐
Other	Yes ☐	No ☐

Exhibit F, Page 1

If Yes is marked, please explain:

2.2 If Yes is marked in Section 2.1, attach a list of any Hazardous Materials to be used, generated, stored or disposed of in, on or about the Leased Premises, including the applicable hazard class and an estimate of the quantities of such Hazardous Materials at any given time; estimated annual throughput; the proposed location(s) and method of storage (excluding nominal amounts of ordinary household cleaners and janitorial supplies which are not regulated by any Environmental Laws); and the proposed location(s) and method of disposal for each Hazardous Material, including, the estimated frequency, and the proposed contractors or subcontractors. Existing tenants should attach a list setting forth the information requested above and such list should include actual data from on-going operations and the identification of any variations in such information from the prior year’s certificate.

3.	Storage Tanks and Sumps

3.1 Is any above or below ground storage of gasoline, diesel, petroleum, or other Hazardous Materials in tanks or sumps proposed in, on or about the Leased Premises? Existing tenants should describe any such actual or proposed activities.

Yes ☐    No ☐

If Yes, please explain:

4.	Waste Management

4.1 Has your company been issued an EPA Hazardous Waste Generator I.D. Number? Existing tenants should describe any additional identification numbers issued since the previous certificate.

Yes ☐    No ☐

If Yes, provide the number(s):

4.2 Has your company filed a biennial or quarterly reports as a hazardous waste generator? Existing tenants should describe any new reports filed.

Yes ☐    No ☐

If Yes, attach a copy of the most recent report filed.

Exhibit F, Page 2

5.	Wastewater Treatment and Discharge

5.1 Will your company discharge wastewater or other wastes to:

________ storm drain?	________ sewer?
________ surface water?	________ no wastewater or other wastes discharged.

Existing tenants should indicate any actual discharges. If so, describe the nature of any proposed or actual discharge(s).

5.2 Will any such wastewater or waste be treated before discharge?

Yes ☐    No ☐

If Yes, describe the type of treatment proposed to be conducted. Existing tenants should describe the actual treatment conducted.

6.	Air Discharges

6.1 Do you plan for any air filtration systems or stacks to be used in your company’s operations in, on or about the Leased Premises that will discharge into the air; and will such air emissions be monitored? Existing tenants should indicate whether or not there are any such air filtration systems or stacks in use in, on or about the Leased Premises which discharge into the air and whether such air emissions are being monitored.

Yes ☐    No ☐

If Yes, please describe :

6.2 Do you propose to operate any of the following types of equipment, or any other equipment requiring an air emissions permit? Existing tenants should specify any such equipment being operated in, on or about the Leased Premises.

______ Spray booth(s)	________ Incinerator(s)
______ Dip tank(s)	________ Other (please describe)
______ Drying oven(s)	________ No equipment requiring air permits

If Yes, please describe :

Exhibit F, Page 3

7.	Hazardous Materials Disclosures

7.1 Has your company prepared or will it be required to prepare a Hazardous Materials management plan (“Management Plan”) pursuant to Fire Department or other governmental or regulatory agencies’ requirements? Existing tenants should indicate whether or not a Management Plan is required and has been prepared.

Yes ☐    No ☐

If Yes, attach a copy of the Management Plan. Existing tenants should attach a copy of any required updates to the Management Plan.

7.2 Are any of the Hazardous Materials, and in particular chemicals, proposed to be used in your operations, in on or about the Leased Premises regulated under Proposition 65? Existing tenants should indicate whether or not there are any new Hazardous Materials being so used which are regulated under Proposition 65.

Yes ☐    No ☐

If Yes, please explain:

8.	Enforcement Actions and Complaints

8.1 With respect to Hazardous Materials or Environmental Laws, has your company ever been subject to any agency enforcement actions, administrative orders, or consent decrees or has your company received requests for information, notice or demand letters, or any other inquiries regarding its operations? Existing tenants should indicate whether or not any such actions, orders or decrees have been, or are in the process of being, undertaken or if any such requests have been received.

Yes ☐    No ☐

If Yes, describe the actions, orders or decrees and any continuing compliance obligations imposed as a result of these actions, orders or decrees and also describe any requests, notices or demands, and attach a copy of all such documents. Existing tenants should describe and attach a copy of any new actions, orders, decrees, requests, notices or demands not already delivered to Landlord.

Exhibit F, Page 4

8.2 Have there ever been, or are there now pending, any lawsuits against your company regarding any environmental or health and safety concerns?

Yes ☐    No ☐

If Yes, describe any such lawsuits and attach copies of the complaint(s), cross-complaint(s), pleadings and all other documents related thereto as requested by Landlord. Existing tenants should describe and attach a copy of any new complaint(s), cross-complaint(s), pleadings and other related documents not already delivered to Landlord.

8.3 Have there been any problems or complaints from adjacent tenants, owners or other neighbors at your company’s current facility(ies) with regard to environmental or health and safety concerns? Existing tenants should indicate whether or not there have been any such problems or complaints from adjacent tenants, owners or other neighbors at, about or near the Leased Premises.

Yes ☐    No ☐

If Yes, please describe. Existing tenants should describe any such problems or complaints not already disclosed to Landlord under the provisions of the Lease.

9.	Permits and Licenses

9.1 Attach copies of all Hazardous Materials permits and licenses including a Transporter Permit number issued to your company with respect to its proposed operations in, on or about the Leased Premises, including, without limitation, any wastewater discharge permits, air emissions permits, and use permits or approvals. Existing tenants should attach copies of any new permits and licenses as well as any renewals of permits or licenses previously issued.

[SIGNATURE PAGE FOLLOWS]

Exhibit F, Page 5

The undersigned hereby acknowledges and agrees that (A) this Hazardous Materials Questionnaire is being delivered to Landlord in accordance with, and as required by, the provisions of Section 6.1(a) of the Lease and (B) that Tenant shall have and retain full and complete responsibility and liability with respect to any of the Hazardous Materials disclosed in this Questionnaire notwithstanding Landlord’s/Tenant’s receipt and/or approval of this Questionnaire. Tenant further agrees that none of the following described acts or events shall be construed or otherwise interpreted as either (a) excusing, diminishing or otherwise limiting Tenant from the requirement to fully and faithfully perform its obligations under the Lease with respect to Hazardous Materials, including, without limitation, as set forth in this Lease, Tenant’s indemnification of Landlord and compliance with all Governmental Requirements, or (b) imposing upon Landlord any duty or liability with respect to any such Hazardous Materials, including, without limitation, any duty on Landlord to investigate or otherwise verify the accuracy of the representations and statements made therein or to ensure that Tenant is in compliance with all Governmental Requirements: (i) the delivery of such Questionnaire to Landlord and/or Landlord’s acceptance of such Questionnaire, (ii) Landlord’s review and approval of such Questionnaire, (iii) Landlord’s failure to obtain such Questionnaire from Tenant at any time, or (iv) Landlord’s actual or constructive knowledge of the types and quantities of Hazardous Materials being used, stored, generated, disposed of or transported on or about the Leased Premises by Tenant or Tenant’s representatives. Notwithstanding the foregoing or anything to the contrary contained herein, the undersigned acknowledges and agrees that Landlord and its partners, lenders, agents and representatives may, and will, rely upon the statements, representations, warranties and certifications made herein and the truthfulness thereof in entering into the Lease and the continuance thereof throughout the Term of the Lease, and any renewals thereof.

I, (print name) _________________________, acting with full authority to bind Tenant and on behalf of Tenant, hereby certify, represent and warrant that the information contained in this Questionnaire is true and correct.

Tenant:

METAGENOMI, INC.,

a Delaware corporation

By:
Printed Name:
Title:
Date:	, 20___

Exhibit F, Page 6

SCHEDULE 1.20

FORM OF LETTER OF CREDIT

Schedule 1.20, Page 1

L/C DRAFT LANGUAGE

IRREVOCABLE STANDBY LETTER OF CREDIT NUMBER ____________

ISSUE DATE: __________________

ISSUING BANK:

SILICON VALLEY BANK

3003 TASMAN DRIVE

2ND FLOOR, MAIL SORT HF210

SANTA CLARA, CALIFORNIA 95054

BENEFICIARY:

EPL HALLECK INVESTORS LLC

C/O ELLIS PARTNERS LLC

111 SUTTER STREET, SUITE 800

SAN FRANCISCO CA 94104

ATTN: JAMES F. ELLIS

EMAIL:

PHONE:       APPLICANT:

APPLICANT:

METAGENOMI, INC.

5980 HORTON STREET SUITE 600

EMERYVILLE CA 94608

AMOUNT:	US$3,300,000.00 (THREE MILLION THREE HUNDRED THOUSAND AND 00/100 U.S. DOLLARS)

EXPIRATION DATE:	SVB WILL PUT A SPECIFIC DATE HERE THAT’S 1 YEAR ISSUANCE HERE

PLACE OF EXPIRATION:	ISSUING BANK’S COUNTERS AT ITS ABOVE ADDRESS

DEAR SIR/MADAM:

AT THE REQUEST AND FOR THE ACCOUNT OF METAGENOMI, INC. (“APPLICANT”), WE HEREBY ESTABLISH OUR IRREVOCABLE STANDBY LETTER OF CREDIT NO. SVBSF IN YOUR FAVOR AVAILABLE BY PAYMENT AGAINST YOUR PRESENTATION TO US OF THE FOLLOWING DOCUMENT:

ALL THE DETAILS SET FORTH HEREIN IN THIS LETTER OF CREDIT DRAFT IS APPROVED BY APPLICANT. IF THERE IS ANY DISCREPANCY BETWEEN THE DETAILS OF THIS LETTER OF CREDIT DRAFT AND THE LETTER OF CREDIT APPLICATION, BETWEEN APPLICANT AND SILICON VALLEY BANK, THE DETAILS HEREOF SHALL PREVAIL.

AUTHORIZED SIGNATURE	DATE

1. BENEFICIARY’S SIGNED AND DATED STATEMENT STATING AS FOLLOWS:

“AN EVENT OF DEFAULT (AS DEFINED IN THE LEASE) HAS OCCURRED UNDER THAT CERTAIN LEASE AGREEMENT BETWEEN METAGENOMI, INC., AS TENANT, AND EPL HALLECK INVESTORS LLC, AS LANDLORD, AS AMENDED, SUPPLEMENTED OR OTHERWISE MODIFIED TO DATE. THE UNDERSIGNED HEREBY CERTIFIES THAT: (I) THE UNDERSIGNED IS AN AUTHORIZED REPRESENTATIVE OF LANDLORD; (II) LANDLORD IS THE BENEFICIARY OF LETTER OF CREDIT NO. SVBSF _____________ ISSUED BY SILICON VALLEY BANK; (III) LANDLORD HAS GIVEN WRITTEN NOTICE TO TENANT (IF REQUIRED UNDER THE LEASE) TO CURE THE DEFAULT PURSUANT TO THE TERMS OF THE LEASE; (IV) SUCH DEFAULT HAS NOT BEEN CURED UP TO THIS DATE OF DRAWING UNDER THE LETTER OF CREDIT; (V) LANDLORD IS AUTHORIZED TO DRAW DOWN ON THE LETTER OF CREDIT; AND (VI) LANDLORD WILL HOLD THE FUNDS DRAWN UNDER THE LETTER OF CREDIT AS SECURITY DEPOSIT FOR TENANT OR APPLY SAID FUNDS TO TENANT’S OBLIGATION UNDER THE LEASE. THE AMOUNT HEREBY DRAWN UNDER THE LETTER OF CREDIT IS US$ ______________, WITH PAYMENT TO BE MADE TO THE FOLLOWING ACCOUNT: [INSERT WIRE INSTRUCTIONS (TO INCLUDE NAME AND ACCOUNT NUMBER OF THE BENEFICIARY)].”

PARTIAL DRAWS AND MULTIPLE PRESENTATIONS ARE ALLOWED.

THIS LETTER OF CREDIT SHALL BE AUTOMATICALLY EXTENDED FOR ADDITIONAL PERIODS OF ONE YEAR, WITHOUT AMENDMENT, FROM THE PRESENT OR EACH FUTURE EXPIRATION DATE UNLESS AT LEAST SIXTY (60) DAYS PRIOR TO THE THEN CURRENT EXPIRATION DATE WE SEND TO YOU A NOTICE BY REGISTERED OR CERTIFIED MAIL OR OVERNIGHT COURIER SERVICE AT THE ABOVE ADDRESS (OR ANY OTHER ADDRESS INDICATED BY YOU, IN A WRITTEN NOTICE TO US THE RECEIPT OF WHICH WE HAVE ACKNOWLEDGED, AS THE ADDRESS TO WHICH WE SHOULD SEND SUCH NOTICE) THAT THIS LETTER OF CREDIT WILL NOT BE EXTENDED BEYOND THE THEN CURRENT EXPIRATION DATE. IN NO EVENT SHALL THIS LETTER OF CREDIT BE AUTOMATICALLY EXTENDED BEYOND MARCH 31, 2031. IN THE EVENT WE SEND SUCH NOTICE OF NON-EXTENSION, YOU MAY DRAW HEREUNDER BY YOUR PRESENTATION TO US OF YOUR SIGNED AND DATED STATEMENT STATING THAT YOU HAVE RECEIVED A NON-EXTENSION NOTICE FROM SILICON VALLEY BANK IN RESPECT OF LETTER OF CREDIT NO. SVBSF ______________, YOU ARE DRAWING ON SUCH LETTER OF CREDIT FOR US$ _____________, AND YOU HAVE NOT RECEIVED A REPLACEMENT LETTER OF CREDIT ACCEPTABLE TO YOU.

ALL DEMANDS FOR PAYMENT SHALL BE MADE BY PRESENTATION OF THE REQUIRED DOCUMENTS ON A BUSINESS DAY AT OUR OFFICE (THE “BANK’S OFFICE”) AT: SILICON VALLEY BANK, 3003 TASMAN DRIVE, MAIL SORT HF 210, SANTA CLARA, CA 95054, ATTENTION: GLOBAL TRADE FINANCE. AS USED IN THIS LETTER OF CREDIT, “BUSINESS DAY” SHALL MEAN ANY DAY OTHER THAN A SATURDAY, SUNDAY OR A DAY ON WHICH BANKING INSTITUTIONS IN THE STATE OF CALIFORNIA ARE AUTHORIZED OR REQUIRED BY LAW TO CLOSE.

ALL THE DETAILS SET FORTH HEREIN IN THIS LETTER OF CREDIT DRAFT IS APPROVED BY APPLICANT. IF THERE IS ANY DISCREPANCY BETWEEN THE DETAILS OF THIS LETTER OF CREDIT DRAFT AND THE LETTER OF CREDIT APPLICATION, BETWEEN APPLICANT AND SILICON VALLEY BANK, THE DETAILS HEREOF SHALL PREVAIL.

AUTHORIZED SIGNATURE	DATE

FACSIMILE PRESENTATIONS ARE ALSO PERMITTED. EACH FACSIMILE TRANSMISSION SHALL BE MADE AT: (408) 496-2418 OR (408) 969-6510; AND UNDER CONTEMPORANEOUS TELEPHONE ADVICE TO: (408) 450-5001 OR (408) 654-7176, ATTENTION: GLOBAL TRADE FINANCE. ABSENCE OF THE AFORESAID TELEPHONE ADVICE SHALL NOT AFFECT OUR OBLIGATION TO HONOR ANY DRAW REQUEST.

THIS LETTER OF CREDIT IS TRANSFERABLE IN WHOLE BUT NOT IN PART ONE OR MORE TIMES, BUT IN EACH INSTANCE ONLY TO A SINGLE BENEFICIARY AS TRANSFEREE AND FOR THE THEN AVAILABLE AMOUNT, ASSUMING SUCH TRANSFER TO SUCH TRANSFEREE WOULD BE IN COMPLIANCE WITH THEN APPLICABLE LAW AND REGULATION, INCLUDING BUT NOT LIMITED TO THE REGULATIONS OF THE U.S. DEPARTMENT OF TREASURY AND U.S. DEPARTMENT OF COMMERCE. AT THE TIME OF TRANSFER, THE ORIGINAL LETTER OF CREDIT AND ORIGINALS OR COPIES OF ALL AMENDMENTS, IF ANY, TO THIS LETTER OF CREDIT MUST BE SURRENDERED TO US AT OUR ADDRESS INDICATED IN THIS LETTER OF CREDIT TOGETHER WITH OUR TRANSFER FORM ATTACHED HERETO AS EXHIBIT A DULY EXECUTED. APPLICANT SHALL PAY OUR TRANSFER FEE OF 1⁄4 OF 1% OF THE TRANSFER AMOUNT (MINIMUM US$250.00) UNDER THIS LETTER OF CREDIT. EACH TRANSFER SHALL BE EVIDENCED BY EITHER (1) OUR ENDORSEMENT ON THE REVERSE OF THE LETTER OF CREDIT AND WE SHALL FORWARD THE ORIGINAL OF THE LETTER OF CREDIT SO ENDORSED TO THE TRANSFEREE OR (2) OUR ISSUING A REPLACEMENT LETTER OF CREDIT TO THE TRANSFEREE ON SUBSTANTIALLY THE SAME TERMS AND CONDITIONS AS THE TRANSFERRED LETTER OF CREDIT (IN WHICH EVENT THE TRANSFERRED LETTER OF CREDIT SHALL HAVE NO FURTHER EFFECT).

IF ANY INSTRUCTIONS ACCOMPANYING A DRAWING UNDER THIS LETTER OF CREDIT REQUEST THAT PAYMENT IS TO BE MADE BY TRANSFER TO YOUR ACCOUNT WITH ANOTHER BANK, WE WILL ONLY EFFECT SUCH PAYMENT BY FED WIRE TO A U.S. REGULATED BANK, AND WE AND/OR SUCH OTHER BANK MAY RELY ON AN ACCOUNT NUMBER SPECIFIED IN SUCH INSTRUCTIONS EVEN IF THE NUMBER IDENTIFIES A PERSON OR ENTITY DIFFERENT FROM THE INTENDED PAYEE.

THIS LETTER OF CREDIT IS SUBJECT TO THE INTERNATIONAL STANDBY PRACTICES (ISP98), INTERNATIONAL CHAMBER OF COMMERCE, PUBLICATION NO. 590.

ALL THE DETAILS SET FORTH HEREIN IN THIS LETTER OF CREDIT DRAFT IS APPROVED BY APPLICANT. IF THERE IS ANY DISCREPANCY BETWEEN THE DETAILS OF THIS LETTER OF CREDIT DRAFT AND THE LETTER OF CREDIT APPLICATION, BETWEEN APPLICANT AND SILICON VALLEY BANK, THE DETAILS HEREOF SHALL PREVAIL.

AUTHORIZED SIGNATURE	DATE

AUTHORIZED SIGNATURE	AUTHORIZED SIGNATURE

ALL THE DETAILS SET FORTH HEREIN IN THIS LETTER OF CREDIT DRAFT IS APPROVED BY APPLICANT. IF THERE IS ANY DISCREPANCY BETWEEN THE DETAILS OF THIS LETTER OF CREDIT DRAFT AND THE LETTER OF CREDIT APPLICATION, BETWEEN APPLICANT AND SILICON VALLEY BANK, THE DETAILS HEREOF SHALL PREVAIL.

AUTHORIZED SIGNATURE	DATE

IRREVOCABLE STANDBY LETTER OF CREDIT NUMBER ____________________

EXHIBIT A

FORM OF TRANSFER FORM

DATE:

TO: SILICON VALLEY BANK 3003 TASMAN DRIVE SANTA CLARA, CA 95054 ATTN: GLOBAL TRADE FINANCE STANDBY LETTERS OF CREDIT	RE: IRREVOCABLE STANDBY LETTER OF CREDIT NO. ____________ ISSUED BY SILICON VALLEY BANK, SANTA CLARA L/C AMOUNT: _________________

GENTLEMEN:

FOR VALUE RECEIVED, THE UNDERSIGNED BENEFICIARY HEREBY IRREVOCABLY TRANSFERS TO:

(NAME OF TRANSFEREE)

(ADDRESS)

ALL RIGHTS OF THE UNDERSIGNED BENEFICIARY TO DRAW UNDER THE ABOVE LETTER OF CREDIT UP TO ITS AVAILABLE AMOUNT AS SHOWN ABOVE AS OF THE DATE OF THIS TRANSFER.

BY THIS TRANSFER, ALL RIGHTS OF THE UNDERSIGNED BENEFICIARY IN SUCH LETTER OF CREDIT ARE TRANSFERRED TO THE TRANSFEREE. TRANSFEREE SHALL HAVE THE SOLE RIGHTS AS BENEFICIARY THEREOF, INCLUDING SOLE RIGHTS RELATING TO ANY AMENDMENTS, WHETHER INCREASES OR EXTENSIONS OR OTHER AMENDMENTS, AND WHETHER NOW EXISTING OR HEREAFTER MADE. ALL AMENDMENTS ARE TO BE ADVISED DIRECTLY TO THE TRANSFEREE WITHOUT NECESSITY OF ANY CONSENT OF OR NOTICE TO THE UNDERSIGNED BENEFICIARY.

ALL THE DETAILS SET FORTH HEREIN IN THIS LETTER OF CREDIT DRAFT IS APPROVED BY APPLICANT. IF THERE IS ANY DISCREPANCY BETWEEN THE DETAILS OF THIS LETTER OF CREDIT DRAFT AND THE LETTER OF CREDIT APPLICATION, BETWEEN APPLICANT AND SILICON VALLEY BANK, THE DETAILS HEREOF SHALL PREVAIL.

AUTHORIZED SIGNATURE	DATE

THE ORIGINAL OF SUCH LETTER OF CREDIT IS RETURNED HEREWITH, AND WE ASK YOU TO EITHER (1) ENDORSE THE TRANSFER ON THE REVERSE THEREOF, AND FORWARD IT DIRECTLY TO THE TRANSFEREE WITH YOUR CUSTOMARY NOTICE OF TRANSFER, OR (2) ISSUE A REPLACEMENT LETTER OF CREDIT TO THE TRANSFEREE ON SUBSTANTIALLY THE SAME TERMS AND CONDITIONS AS THE TRANSFERRED LETTER OF CREDIT (IN WHICH EVENT THE TRANSFERRED LETTER OF CREDIT SHALL HAVE NO FURTHER EFFECT).

SINCERELY, (BENEFICIARY’S NAME) (SIGNATURE OF BENEFICIARY) (NAME AND TITLE)

SIGNATURE AUTHENTICATED

The name(s), title(s), and signature(s) conform to that/those on file with us for the company and the signature(s) is/are authorized to execute this instrument.

(Name of Bank)

(Address of Bank)

(City, State, ZIP Code)

(Authorized Name and Title)

(Authorized Signature)

(Telephone number)

ALL THE DETAILS SET FORTH HEREIN IN THIS LETTER OF CREDIT DRAFT IS APPROVED BY APPLICANT. IF THERE IS ANY DISCREPANCY BETWEEN THE DETAILS OF THIS LETTER OF CREDIT DRAFT AND THE LETTER OF CREDIT APPLICATION, BETWEEN APPLICANT AND SILICON VALLEY BANK, THE DETAILS HEREOF SHALL PREVAIL.

AUTHORIZED SIGNATURE	DATE

SCHEDULE 2.20

LIST OF PUNCHLIST ITEMS

(to be completed by the Current Tenant)

1545 Park - Perfect Day Punch List 12/16/2020 Completion Due Date ASAP

Item	Floor	Location	Action Required	Responsible	Complete	Notes
1	1	Future Analytics Robotics room	Janitorial and final clean up	Franklin

16	1	Bike Storage rm. #2	Adjust sprinkler heads	Lyons

21	1	Bike Storage rm. 109	Final janitorial	Franklin

31	1	IT Closet/MPOE 111	Janitorial	Franklin

37	1	IT Cioset/MPOE 111	Patch/paint penetrations	Rossi/Performance

40	1	Electrical Room 112	Final janitorial	Franklin

48	1	Main Corridor 101	Janitorial	Franklin

53	1	Main Restrooms	Paint touch up	Proforma nee

57	1	Stairwell ill	Rework black base at second floor	East Bay Floor		In progress

58	1	Stairwell ill	Install rubber base	East Bay Floor

61	1	Hallway 108 (adjacent to main restrooms)	Janitorial	Franklin

73	1	Lobby 105	Janitorial	Franklin

82	1	Hallway (elevator)	Janitorial	Franklin

85	1	Cold Room/Pre Fab Components 130	Janitorial	Franklin

91	1	Powder Lab 133	Janitorial	Franklin

97	1	Gel Lab 1.132	Janitorial	Franklin

104	1	Spray Dry Lab 131	Janitorial	Franklin

108	1	Future Storage 134A	Janitorial	Franklin

112	1	Warehouse	Janitorial	Franklin

117	1	Shop 134B	Janitorial	Franklin

124	1	Pallet Storage 134	Janitorial	Franklin

128	1	Ramp 121	Janitorial	Franklin

131	1	HPLC139	Janitorial	Franklin

139	1	FPLCLabl41	Janitorial	Franklin

141	1	FPLCLabl41	Installdoorand hardware	Pacifc Door	yes -	Hardware - needs lock GRE

143	1	Analytics Equipment room 140	Paint touch up	Proforma nee

144	1	Analytics Equipment room 140	Door hardware	Pacifc Door	yes -	Needs lock GRE

145	1	Analytics Equipment room 140	Janitorial	Franklin

150	1	Analytics Lab 141	Janitorial	Franklin

158	1	Ferm Wet Lab 137	Janitorial	Franklin

168	1	Ferm & DSP Equipment room 143	Janitorial	Franklin

171	1	DSP	Complete all MEP installs	~~Western Allied/Mclure~~/Bellanti	yes-	sink stainer—Bellanti 12/16

173	1	DSP	Janitorial	Franklin

178	1	DSP Lab	Janitorial	Franklin

183	1	Ferm Equipment room 028	Janitorial	Franklin

188	1	Ferm Tank Lab 136	Janitorial	Franklin

191	1	Stairwell#2	NIC	NA

Schedule 2.20, Page 1

Item	Floor	Location	Action Required	Responsible	Complete	Notes
194	1	Future Pilot Plant 135	Janitorial	Franklin

209	1	Trash Room 122	Janitorial	Franklin

217	2	Multi-Purpose room 203	Open box above door: to blank	JCI		In progress

228	2	Break room 205	Stain column/door jamb	~~Proformance~~ Rossi

236	2	Kitchen	Trim sink/ disposal	Bellanti		Disposal after inspection final

285	2	IT room 219	Janitorial	Franklin

288	2	Open Staging	Base	East Bay Floor	yes-	Needs paint

291	2	Engineering 210 and hallway to roof	Paint touch up	Proformance

306	2	Equipment room 211	Paint touch up at duct work	Proforma nee	X

312	2	Equipment room 211	~~Emergency signag~~e ~~above door~~	~~JP Digital~~

314	2	Incubation room 212	Janitorial	Franklin

316	2	Incubation room 212	Paint touch up - steel beam	Proformance

318	2	Incubation room 212	~~Exit sign~~a~~ge above door~~	~~JP Digital~~

319	2	Incubation room 212	Open Penetration at wall (East elevation)	Giampolini	yes-	Needs paint

323	2	Incubation room 212	Damage at demising wall	Core		Core?

324	2	Incubation room 212	Paint touch up at trusses where seismic wires were removed by landlord	(Proformance	x

330	2	BSC Lab 213	Paint sprinkler	| Proforma nee

	3	BSC-Lab-213	~~Exit sign~~

341	2	GELS Lab 214	Paint touch up	| Proforma nee

357	2	Future Robotics Area 217	Paint touch up at walls and celling	|Proformance

359	2	Future Robotics Area 217	Missing bolts at truss system	Proformance

Schedule 2.20, Page 2